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As Filed with the Securities and Exchange Commission on November 22, 2002

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-4
REGISTRATION STATEMENT
Under
The Securities Act of 1933

JEFFERSON SMURFIT CORPORATION (U.S.)
(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)		36-2041256 (I.R.S. Employer Identification No.)
Delaware (State or other jurisdiction of incorporation or organization)	JSCE, INC. (Exact name of Registrant as specified in its charter)	37-1337160 (I.R.S. Employer Identification No.)

150 North Michigan Avenue
Chicago, Illinois 60601
(312) 346-6600

(Address, including zip code, and telephone number, including area code, of Registrants' principal executive office)

Craig A. Hunt, Esq.
Jefferson Smurfit Corporation (U.S.)
150 North Michigan Avenue
Chicago, Illinois 60601
(312) 346-6600

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Joseph A. Walsh, Jr.
Brian S. Hart
Winston & Strawn
35 West Wacker Drive
Chicago, Illinois 60601
(312) 558-5600

        Approximate date of commencement of proposed sale to public:    As soon as practicable after this Registration Statement becomes effective.

        If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: ☐

        If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:    ☐

        If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:    ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Security (1)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee

8 1/4% Senior Notes due 2012	$700,000,000	100%	$700,000,000	$64,400

Guarantee of the 8 1/4% Senior Notes due 2012	None(2)	None(2)	None(2)	None(2)

(1)
Estimated in accordance with Rule 457 under the Securities Act of 1993, as amended, solely for purpose of computing the registration fee.

(2)
Pursuant to Rule 457(n) under the Securities Act of 1933, no separate fee is payable for the guarantee.

        The Registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrants shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is declared effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Prospectus (Subject to Completion, Dated November 22, 2002)

Jefferson Smurfit Corporation (U.S.)

A subsidiary of Smurfit-Stone Container Corporation

Offer to Exchange

$700,000,000 of Our 8 1/4%
Senior Notes due 2012

  •
  The notes mature on October 1, 2012.

  •
  The notes are guaranteed by JSCE, Inc., our sole stockholder and a wholly-owned subsidiary of Smurfit-Stone Container Corporation.

  •
  The notes and the guarantee are (1) our and JSCE, Inc.'s senior, unsecured obligations, (2) rank equal in right of payment with all of our and JSCE, Inc.'s unsecured senior debt, and (3) rank junior to our and JSCE, Inc.'s secured debt.

  •
  The notes bear interest at the rate of 8 1/4% per year, payable April 1 and October 1 of each year.

  •
  The terms of the notes that we will issue in the exchange offer will be substantially identical to the outstanding notes, except that transfer restrictions and registration rights relating to the outstanding notes will not apply to the registered notes.

  •
  The exchange offer expires at 5:00 p.m., New York City time, on                            , 2003, unless we extend it.

  •
  All outstanding notes that are validly tendered in the exchange offer and not withdrawn will be exchanged.

  •
  Tenders of outstanding notes may be withdrawn at any time before the expiration of the exchange offer.

  •
  There is no public market for the registered notes.

  •
  We will not receive any proceeds from the exchange offer, and we will pay the expenses of the exchange offer.

        Before participating in this exchange offer, please refer to the section in this prospectus entitled "Risk Factors" beginning on page 12.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these notes or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                          , 2002.

        This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any note offered by this prospectus by any person in any jurisdiction in which it is unlawful for that person to make an offer or solicitation. Neither the delivery of this prospectus nor any sale made under this prospectus will under any circumstances imply that there has been no change in our affairs or that the information set forth in this prospectus is correct as of any date subsequent to the date of this prospectus.

INCORPORATION OF DOCUMENTS BY REFERENCE

        JSCE, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2001, Quarterly Reports on Form 10-Q for the periods ended March 31, 2002, June 30, 2002 and September 30, 2002, Current Reports on Form 8-K filed with the SEC on July 24, 2002, August 27, 2002, September 9, 2002, September 11, 2002 and September 26, 2002 and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 before the expiration of the exchange offer are incorporated in this prospectus by reference.

        Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus modifies or supersedes that statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

        We will provide without charge to each person, including any person to whom a prospectus is delivered, upon written or oral request of that person, a copy of any and all of the information that has been referenced in this prospectus other than exhibits to these documents. Requests for these copies should be directed to the Corporate Secretary, Jefferson Smurfit Corporation (U.S.), 150 North Michigan Avenue, Chicago, Illinois 60601, telephone number (312) 346-6600 and should be made no later than five business days before the expiration of the exchange offer.

i

SUMMARY

        This summary highlights information contained elsewhere in this prospectus. It does not contain all the information that you may consider important in making your decision to tender your outstanding notes in the exchange offer. Therefore, you should read the entire prospectus carefully, including in particular the "Risk Factors" section and the consolidated financial statements and the related notes appearing at the back of this prospectus. You should also carefully read our annual report on Form 10-K for the year ended December 31, 2001 and our quarterly report on Form 10-Q for the period ended September 30, 2002, which are incorporated by reference into this prospectus, before making your decision. In this prospectus, unless the context requires otherwise, "we," "us" and "our" refers to Jefferson Smurfit Corporation (U.S.), its parent, JSCE, Inc., and its other subsidiaries on a consolidated basis.

THE EXCHANGE OFFER

        The following summary is provided solely for your convenience. This summary is not intended to be complete. You should read the full text and more specific details contained elsewhere in this prospectus. For a more detailed description of the notes, see "Description of the Notes."

The Exchange Offer
We are offering to exchange up to $700,000,000 in aggregate principal amount of our 8 1/4% Senior Notes due 2012. We issued and sold the notes on September 26, 2002, in reliance on an exemption from registration under the Securities Act.

We believe that the registered notes may be offered for resale, resold and otherwise transferred by you without compliance with the registration or prospectus delivery provisions of the Securities Act if:
	•	you are acquiring the registered notes in the ordinary course of your business;
	•	you are not participating, do not intend to participate, and have no arrangement or understanding with any person to participate, in the distribution of the registered notes issued to you; and
	•	you are not an affiliate, under Rule 405 of the Securities Act, of ours.
Expiration Date
The exchange offer, once commenced, will remain open for at least 20 business days and will expire at 5:00 p.m., New York City time, on , 2003, unless we decide to extend the expiration date, but in no event will we extend the expiration date past March 25, 2003.
Conditions to the Exchange Offer	We may end or amend the exchange offer if:
	•	any legal proceeding, government action or other adverse development materially impairs our ability to complete the exchange offer;
	•	any SEC rule, regulation or interpretation materially impairs the exchange offer; or

• we have not obtained all necessary governmental approvals with respect to the exchange offer.

Please refer to the section in this prospectus entitled "The Exchange Offer—Conditions to the Exchange Offer" for a complete discussion of these conditions. We may waive any or all of these conditions. At this time, there are no adverse proceedings, actions or developments pending or, to our knowledge, threatened against us. Furthermore, no federal or state governmental approvals are necessary to complete the exchange offer.
Withdrawal Rights	You may withdraw the tender of your outstanding notes at any time before 5:00 p.m., New York City time, on the expiration date.
Procedures for Tendering Outstanding Notes	To participate in the exchange offer, you must:
• complete, sign and date the accompanying letter of transmittal, or a facsimile copy of the letter of transmittal; or
• tender outstanding notes following the procedures for book-entry transfer described on pages 38 to 40.
You must mail or otherwise deliver the documentation and your outstanding notes to The Bank of New York, as exchange agent, at one of the addresses listed on the letter of transmittal.
Special Procedures for Beneficial Owners
If you hold outstanding notes registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you should contact that person promptly if you wish to tender outstanding notes. Please refer to the section in this prospectus entitled, "The Exchange Offer—Procedures for Tendering Outstanding Notes" for more specific instructions on tendering your outstanding notes.
Guaranteed Delivery Procedures
If you wish to tender your outstanding notes and you cannot get required documents to the exchange agent on time, or you cannot complete the procedure for book-entry transfer on time, you may tender your outstanding notes according to the guaranteed delivery procedures described in this prospectus under the heading "The Exchange Offer—Procedures for Tendering Outstanding Notes."
Use of Proceeds	We will not receive any proceeds from the exchange offer.
Federal Income Tax Consequences
The exchange of notes will not be a taxable event to you for United States federal income tax purposes. Please refer to the section in this prospectus entitled "Certain United States Federal Tax Considerations" for a more complete discussion of the tax consequences of tendering your outstanding notes in the exchange offer.

Exchange Agent
The Bank of New York is serving as exchange agent in the exchange offer. Please refer to the section in this prospectus entitled "The Exchange Offer—Exchange Agent" for more information on the exchange agent.

THE REGISTERED NOTES

        We use the term "notes" when describing provisions that apply to both the outstanding notes and the registered notes. The registered notes will evidence the same debt as the outstanding notes. The same indenture will govern both the outstanding notes and the registered notes. Please refer to the section in this prospectus entitled "Description of the Notes" for a more complete description of the terms of the notes.

Issuer	Jefferson Smurfit Corporation (U.S.).
Securities Offered	$700,000,000 aggregate principal amount of senior notes due 2012.
Maturity	October 1, 2012.
Interest	8.250% per annum, payable semi-annually in arrears on April 1 and October 1, commencing on April 1, 2003.
Optional Redemption
We may redeem some or all of the notes beginning on October 1, 2007. The initial redemption price is 104.125% of the principal amount plus accrued interest. The redemption price will decline each year after 2007 and beginning on October 1, 2010 will be 100.000% of the principal amount, plus accrued and unpaid interest on the notes. In addition, before October 1, 2005, we may redeem up to 35% of the notes using the proceeds from sales of specified kinds of capital stock, as set forth in the section entitled "Description of the Notes—Optional Redemption."
Ranking
The notes will be unsecured and will rank equal in right of payment to all our senior debt. The notes will be junior to our secured debt and all existing and future liabilities, including trade payables, of our subsidiaries. At September 30, 2002, we had $2,947 million in total liabilities, including $1,674 million in debt (which includes $917 million in secured debt).
Change of Control
Upon a change of control, as defined under the section entitled "Description of the Notes," you will have the right, as a holder of notes, to require us to repurchase all or part of your notes at the repurchase price set forth in the section entitled "Description of the Notes," plus accrued and unpaid interest, if any, to the date of repurchase.
Guarantee
The notes will be guaranteed on a senior basis by our parent, JSCE, Inc. The guarantee will be a general, unsecured obligation of JSCE, and will be effectively junior to JSCE's senior secured debt. JSCE is a holding company with no material assets other than its ownership of 100% of our capital stock and the stock of certain liability management subsidiaries, which stock is pledged to the lenders under our bank credit agreement. See "Risk Factors—Risk Factors Related to the Registered Notes."
Covenants	We will issue the notes under an indenture between us and The Bank of New York, as trustee. Among other things, the indenture limits our ability to:
• incur more debt;

•	repurchase stock, repurchase subordinated debt and make certain investments;
•	pay dividends, make loans or transfer property or assets;
•	transfer or dispose of substantially all of our assets; and
•	engage in transactions with affiliates.

These covenants are subject to a number of important exceptions and qualifications that are described under the heading "Description of the Notes—Covenants," including specific exceptions to accommodate a merger or similar transaction with Smurfit-Stone or its other subsidiaries.

JEFFERSON SMURFIT CORPORATION (U.S.)

General

        Jefferson Smurfit Corporation (U.S.), a Delaware corporation, is an integrated producer of containerboard, corrugated containers and other packaging products. We have operations primarily in the United States. Our primary products include:

  •
  corrugated containers;

  •
  containerboard;

  •
  solid bleached sulfate;

  •
  folding cartons; and

  •
  coated recycled boxboard.

        As of September 30, 2002, we had 9 paper mills, 55 container plants, 31 consumer packaging plants, 23 reclamation plants and two wood products plants. Our plants are primarily located in the United States. In 2001, we had net sales of $3,344 million, EBITDA of $374 million and net income of $108 million.

        Our containerboard mills produce a full line of containerboard, which for 2001 included 803,000, 276,000 and 255,000 tons of unbleached kraft linerboard, white top linerboard and recycled medium, respectively. Our containerboard mills and corrugated container operations are highly integrated, with the majority of our containerboard used internally by our corrugated container operations or the corrugated container operations of our sister company, Stone Container Corporation. In 2001, our corrugated container plants consumed 1,620,000 tons of containerboard.

        We are a wholly-owned subsidiary of JSCE, Inc. JSCE, Inc. is a wholly-owned subsidiary of Smurfit-Stone Container Corporation and has no material operations other than its investment in us. Smurfit-Stone, a Delaware corporation, is an integrated producer of containerboard, corrugated containers and other packaging products. Smurfit-Stone is the industry's leading manufacturer of paperboard and paper-based packaging, including containerboard, corrugated containers, multiwall bags, and coated recycled boxboard, and is a leading producer of solid bleached sulfate, folding cartons and labels. Smurfit-Stone is the world's largest paper recycler.

Competitive Strengths

        We believe we have the following competitive strengths:

  Leading Market Position

        We are a leading manufacturer, supplier and converter of high quality, value-added paperboard products. Together with the affiliated companies of Smurfit-Stone, we are the largest North American producer of corrugated containers, containerboard, multiwall bags and coated recycled boxboard and the world's largest paper recycler.

  Improving Cost Position

        We seek to minimize our cost base through our strategy of consolidation with rationalization. Since the merger with Stone Container in November 1998, we have closed higher cost facilities, sold non-core assets, significantly reduced headcount and improved our procurement process. Smurfit-Stone rationalized its containerboard mill system, eliminating approximately 2.0 million tons of containerboard capacity and 400,000 tons of market pulp capacity. These efforts have improved our cost-competitive position and we believe our low cost manufacturing base is an important strategic advantage.

  Broad Product Line and Customer Base

        Our marketing strategy is to sell a broad range of paper-based packaging products to marketers of industrial and consumer products. Our converting plants focus on supplying both specialized packaging with high value graphics that enhance a product's market appeal and high-volume commodity products. We serve a broad customer base of thousands of customers from our plants.

  Geographical Reach

        Together with the affiliated operations of Smurfit-Stone, we provide broad geographic reach with approximately 300 U.S. and international facilities.

Smurfit-Stone's Strategy

        Smurfit-Stone's objective is to be the premier paper-based packaging company in North America. References in this "—Smurfit-Stone's Strategy" section to "we," "us" and "our" are references to Smurfit-Stone and its subsidiaries, on a consolidated basis. We will focus on the following strategic objectives in order to achieve our goal:

  Offer the Broadest Array of Higher Value-Added Paper-based Packaging Solutions

        We have one of the industry's broadest ranges of packaging substrates with the ability to produce a full range of containerboard weights from feather-weight medium grades used for mini-flute production to 90-pound heavy-weight linerboard. This enhances our flexibility to serve our customers and grow our business profitably. We intend to develop innovative ways to grow our business by using these substrates to provide higher margin, value-added packaging and graphics solutions for our customers.

  Increase North American Presence

        We believe there continues to be significant opportunities to acquire quality North American paper-based packaging assets at attractive prices. Our recent acquisition of the Stevenson, Alabama medium mill from MeadWestvaco Corporation solidifies our position in the containerboard marketplace and presents further rationalization opportunities within our system. Additionally, we are continuing to reposition and organically grow our product lines. We are refocusing our marketing effort with an evaluation of our local and national account business. Targeting new areas of growth and cultivating new sales from existing customers should enable us to grow profitably in both national and local account business.

  Manage Production to Meet Customer Demand

        Historically, the containerboard industry has operated to maximize utilization of its production facilities. We have strategically decided to depart from this traditional approach to instead produce products to meet customer demand. These and other operating decisions are designed to better serve our customers and improve profits.

  Continue to Improve Cost Structure

        We continue to seek additional opportunities to improve our cost structure. As we grow our business both organically and through acquisitions, we will continue to rationalize our existing capacity. Since the November 1998 merger with Stone Container, we have reduced our containerboard capacity by 2.0 million tons and pulp capacity by 400,000 tons through the closure of inefficient production facilities, and have undertaken measures to reduce our corporate overhead, thereby enhancing our competitive position from a cost perspective.

  Maintain Financial Flexibility

        Financial flexibility is critical to responding to industry opportunities and conditions. We will continue to manage our finances to maximize cash flow and apply free cash flow to pay down debt.

Recent Developments

  Distribution of Smurfit-Stone Common Stock by Jefferson Smurfit Group plc

        On September 3, 2002, Jefferson Smurfit Group plc, a publicly-traded company headquartered in Dublin, Ireland, completed the distribution to its shareholders of all of its 71,638,462 shares of Smurfit-Stone common stock, which represented approximately 29.3% of the outstanding Smurfit-Stone common stock. The distribution was a condition to the consummation of a cash offer by an affiliate of Madison Dearborn Partners, Inc. for the purchase of all the outstanding shares of capital stock of Jefferson Smurfit Group.

  Tender Offer for 9 3/4% Senior Notes due 2003

        On September 26, 2002, we completed (1) a tender offer repurchase of $473.7 million aggregate principal amount of our 9 3/4% Senior Notes due April 1, 2003 and (2) a solicitation of consents to certain proposed amendments to the indenture governing the 9 3/4% senior notes, which amendments eliminated substantially all of the restrictive covenants and related events of default from the indenture. We used a portion of the proceeds from the offering of the outstanding notes to repurchase the 9 3/4% senior notes. See "Use of Proceeds" for a more detailed discussion of the application of the proceeds from the offering of the outstanding notes.

  Stevenson Mill Acquisition

        In September 2002, we purchased a corrugating medium mill that has an annual capacity of 830,000 tons, seven corrugated container plants, one hardwood sawmill and approximately 82,000 acres of timberland from MeadWestvaco Corporation (we refer to this acquisition as the "Stevenson Mill Acquisition"). We paid $350 million for the assets (subject to a working capital adjustment) and will pay an additional $25 million within a twelve month period in connection with certain financing arrangements. In November 2002, we announced the closure of three of the corrugated container facilities acquired as part of the Stevenson Mill Acquisition.

  Sale of Tube and Core Manufacturing Facilities

        In September 2002, we sold our industrial packaging operations to a third party for approximately $80 million. We retained approximately $12 million of accounts receivable from this business. The assets included 17 tube and core manufacturing facilities, three fiber partition plants and three uncoated recycled boxboard mills. These operations employed approximately 700 hourly and 150 salaried employees. Net sales for the year ended December 31, 2001 for these operations were $122 million and EBITDA was approximately $9 million. We used the proceeds from the sale to reduce borrowings outstanding under the Jefferson Smurfit (U.S.) revolving credit facility.

  Amendments to Credit Agreement

        On August 23, 2002, we amended our credit agreement to permit the distribution of Smurfit-Stone common stock by Jefferson Smurfit Group to its shareholders, which otherwise would have constituted a change of control event of default. In addition, this amendment permitted us to refinance all or any portion of our 9 3/4% Senior Notes due 2003 and incur the indebtedness represented by the outstanding notes to the extent necessary for such refinancing.

        On September 26, 2002, we amended and restated our credit agreement to, among other things, permit (1) the incurrence of the indebtedness represented by the notes (with respect to the amount of indebtedness in excess of the indebtedness permitted to be incurred under the amendment to our credit agreement of August 23, 2002 as described above) and (2) the use of a portion of the proceeds from the sale of the outstanding notes to fund the Stevenson Mill Acquisition. In addition, the amended and restated credit agreement permits us to obtain an incremental loan facility of up to $140 million, subject to lender syndication, to be used for the issuance of letters of credit to support environmental improvement revenue bonds that are expected to be assumed by us within one year of the Stevenson Mill Acquisition. The amended and restated credit agreement also permits the merger of Stone Container Corporation and Jefferson Smurfit (U.S.) under certain circumstances.

Corporate Structure

        Smurfit-Stone is a holding company with no business operations of its own. Smurfit-Stone conducts its business operations through two wholly-owned subsidiaries: JSCE, Inc. and Stone Container Corporation. Smurfit-Stone is not guaranteeing the notes.

        Our principal executive offices are located at 150 N. Michigan Avenue, Chicago, Illinois 60601, telephone: (312) 346-6600.

RISK FACTORS

        See "Risk Factors" immediately following this summary for a discussion of risks relating to us, our business and participating in the exchange offer.

SUMMARY FINANCIAL DATA

        The consolidated financial data presented below as of and for each of the periods indicated through December 31, 2001 was derived from the audited consolidated financial statements of JSCE, Inc. Certain prior year amounts have been restated to conform to current year presentation. The unaudited consolidated financial data for the nine-month periods ended September 30, 2001 and 2002 was derived from our unaudited consolidated financial statements. The unaudited consolidated financial data reflect all normal recurring adjustments necessary for a fair presentation of these results. Our results of operations for the nine-month period ended September 30, 2002 are not necessarily indicative of the results which may be expected for the full fiscal year 2002. This information is only a summary and should be read in conjunction with our consolidated historical financial statements appearing at the back of this prospectus.

	Year Ended December 31,								Nine Months Ended September 30,
	1997	1998	1999		2000		2001		2001		2002
	(In millions, except ratios)
									(Unaudited)
Consolidated Statement of Operations Data:(a)
Net sales	$2,948	$3,036	$3,293		$3,739		$3,344		$2,537		$2,532
Income (loss) from continuing operations(b)(c)	157	(97)	619		333		236		175		130
Interest income from Smurfit-Stone		6	48		53		65		48		54
Interest expense	196	202	223		156		125		99		69
Income (loss) from continuing operations before extraordinary item and cumulative effect of accounting change	(31)	(183)	267		138		106		75		69
Net income (loss)	1	(160)	272		151		108		77		84
Other Financial Data:
EBITDA (unaudited)(d)	$301	$331	$399		$464		$374		$273		$223
Income (loss) from continuing operations before extraordinary item and cumulative effect of accounting change, adjusted to exclude goodwill amortization(e)	(24)	(176)	274		145		113		80
Net income (loss), adjusted to exclude goodwill amortization(e)	8	(153)	279		158		115		82
Expenditures for property, plant and equipment	191	265	69		116		86		60		61
Ratio of earnings to fixed charges (unaudited)(f)			2.89	x	2.38	x	2.31	x	2.12	x	2.44	x
Consolidated Balance Sheet Data:
Total assets	$2,771	$3,174	$2,736		$2,667		$2,544		$2,643		$2,986
Total debt	2,040	2,570	1,636		1,529		1,427		1,466		1,674
Stockholder's equity (deficit)	(374)	(538)	(235)		(84)		(44)		(19)		39

(a)
In September 2002, we sold our industrial packaging division to a third party. The sale resulted in a gain on disposition of discontinued operations of $22 million, net of tax of $17 million. The results of operations of the industrial packaging division have been reclassified as discontinued operations for all periods presented.

(b)
We recorded a gain of $407 million on the sale of our timberlands in 1999.

(c)
In connection with the November 1998 Stone Container merger, we recorded charges of $310 million in the fourth quarter of 1998, including $257 million of restructuring charges, $30 million for settlement of our Cladwood® litigation and $23 million of merger-related costs. We recorded additional restructuring charges of $9 million and $4 million in 1999 and 2001, respectively, and $4 million and $4 million in the nine months ended September 30, 2001 and 2002, respectively.

(d)
EBITDA is defined as income (loss) from continuing operations before income taxes and extraordinary item, interest expense, interest income, depreciation and amortization, equity in income (loss) of affiliates, restructuring charges, merger related costs, and gains (losses) on sale or writedown of assets and investments. EBITDA is presented in order to provide an indication of our ability to service debt and is an important measurement to us because of our highly leveraged position. It is presented to enhance an understanding of our operating results and is not intended to represent cash flow or results of operations for the periods presented. EBITDA is not a measurement under accounting principles generally accepted in the United States and may not be similar to EBITDA measures of other companies.

(e)
Effective January 1, 2002, we adopted Statement of Financial Accounting Standards (SFAS) No. 142, "Goodwill and Other Intangible Assets." SFAS No. 142 requires that goodwill no longer be amortized, but instead be tested for impairment at least annually.

(f)
For purposes of calculating the ratio of earnings to fixed charges, earnings include income (loss) from continuing operations before income taxes and extraordinary items, plus fixed charges. Fixed charges consist of interest on indebtedness, amortization of deferred debt issuance costs and that portion of lease rental expense considered to be representative of the interest factors therein. Earnings were inadequate to cover fixed charges for the years ended December 31, 1997 and 1998 by $27 million and $281 million, respectively.

RISK FACTORS

        You should carefully consider the specific factors listed below, as well as the other information included in this prospectus, before deciding to tender your outstanding notes in the exchange offer.

Risk Factors Related to Our Business

The cyclicality of our industry could negatively impact our sales volume and revenues and our ability to respond to competition or take advantage of business opportunities.

        Our operating results reflect the industry's general cyclical pattern. The majority of our products are commodities subject to extreme price competition. The industry in which we compete has had substantial overcapacity for several years. Production overcapacity and weak demand for products causes companies in the paper industry to take downtime periodically to reduce inventory levels. In addition, the industry is capital intensive, which leads to high fixed costs and generally results in continued production as long as prices are sufficient to cover marginal costs. These conditions have contributed to substantial price competition and volatility in the industry. In the event of a recession, demand and prices are likely to drop substantially. Increased production by our competitors will also depress prices for our products. From time to time, we have closed certain of our facilities or have taken downtime based on prevailing market demand for our products and may continue to do so. Certain of our competitors have also temporarily closed or reduced production at their facilities, but can reopen and/or increase production capacity at any time.

        Our sales and profitability have historically been more sensitive to price changes than changes in volume. Future decreases in prices for our products would adversely affect our operating results. These factors, coupled with our highly leveraged financial position, may adversely impact our ability to respond to competition and to other market conditions or to otherwise take advantage of business opportunities.

Our industry is highly competitive and price fluctuations could diminish our sales volume and revenues.

        The paperboard and packaging products industries are highly competitive, and no single company is dominant. Our competitors include large, vertically integrated paperboard and packaging products companies and numerous smaller companies. Because these products are globally traded commodities, the industries in which we compete are particularly sensitive to price fluctuations as well as other factors including innovation, design, quality and service, with varying emphasis on these factors depending on the product line. To the extent that one or more of our competitors become more successful with respect to any key competitive factor, our ability to attract and retain customers could be materially adversely affected.

        Many of our competitors are less leveraged and have financial and other resources greater than ours and are able to better withstand the adverse nature of the business cycle. If our facilities are not as cost efficient as those of our competitors, we may need to temporarily or permanently close such facilities and suffer a consequent reduction in our revenues.

        If we are unable to maintain all or a substantial majority of the sales volume to our customers, due in part to the tendency of certain customers to diversify their suppliers, our sales volume and revenues could diminish.

Price fluctuations in raw materials and energy costs could adversely affect our ability to obtain the materials needed to manufacture our products and could adversely affect our manufacturing costs.

        Wood fiber and recycled fiber, the principal raw materials used in the manufacture of our products, are purchased in highly competitive, price sensitive markets. These raw materials have historically exhibited price and demand cyclicality. In particular, the supply and price of wood fiber depends on a variety of factors over which we have no control, including environmental and conservation regulations, natural disasters and weather. A decrease in the supply of wood fiber has caused, and likely will continue to cause, higher wood fiber costs in some of the regions in which we procure wood. In addition, the increase in demand of products manufactured, in whole or in part, from recycled fiber has caused an occasional tightness in the supply of recycled fiber. It may also cause a significant increase in the cost of such fiber used in the manufacture of recycled containerboard and related products. Recycled fiber supplies, primarily old corrugated containers, tightened during the second quarter of 2002. For the nine months ended September 30, 2002, the average price of OCC was higher than last year by approximately $35 per ton. Markets eased somewhat in July and August due to lower export demand and prices have declined. Such costs are likely to continue to fluctuate based upon demand/supply characteristics.

        The cost of producing our products is sensitive to the price of energy. Energy prices, in particular oil and natural gas, have experienced significant volatility in recent years, with a corresponding effect on our production costs. In January 2001, natural gas prices reached a high of nearly $10.00 per million British thermal units ("mmBtu"), compared to a historical ten-year average of $2.61/mmBtu. Though natural gas prices normalized in the second half of 2001, energy prices may not remain at current rates and may rise to higher levels, in which case our production costs, competitive position and results of operations could be adversely affected thereby.

We may encounter difficulties arising from integrating acquisitions, restructuring our operations or closing or disposing of facilities.

        We have completed acquisitions, closed higher cost facilities, sold non-core assets, and otherwise restructured our operations to improve our cost competitiveness. Some of these activities are ongoing, and may divert the attention of management or disrupt our ordinary operations or those of our subsidiaries. Moreover, our production capacity or the actual amount of products we produce may be reduced as a result of these activities.

        On September 30, 2002, we completed the Stevenson Mill Acquisition. We expect to achieve certain synergies from this acquisition, but these synergies and other expected benefits may not be realized or may be lower than expected. In addition, this acquisition may pose integration risks.

Our substantial leverage may require us to seek additional sources of capital to satisfy our capital needs.

        We have a highly leveraged capital structure. As of September 30, 2002, we had approximately $1,674 million of outstanding debt.

        Our level of debt could have significant consequences for us, including the following:

  •
  we may be required to seek additional sources of capital, including additional borrowings under our existing credit facilities, other private or public debt or equity financings to service or refinance our indebtedness, which borrowings may not be available on favorable terms;

  •
  a substantial portion of our cash flow from operations will be necessary to meet the payment of principal and interest on our indebtedness and other obligations and will not be available for our working capital, capital expenditures and other general corporate purposes;

  •
  our level of debt makes us more vulnerable to economic downturns, and reduces our operational and business flexibility in responding to changing business and economic conditions and opportunities; and

  •
  we will be more highly leveraged than some of our competitors, which may place us at a competitive disadvantage.

        In addition, borrowings under our bank credit agreement are at variable rates of interest, which expose us to the risk of increased interest rates.

Factors beyond our control could hinder our ability to service our debt and meet our operating requirements.

        As of September 30, 2002, we had scheduled principal payments on our debt of approximately $2 million in the remainder of 2002, $300 million in 2003 and $78 million in 2004. We will continue to have substantial interest expense during these periods.

        Our ability to meet our obligations and to comply with the financial covenants contained in our debt instruments will largely depend on our future performance. Our performance will be subject to financial, business and other factors affecting us. Many of these factors will be beyond our control, such as:

  •
  the state of the economy;

  •
  the financial markets;

  •
  demand for and selling prices of our products;

  •
  costs of raw materials and energy; and

  •
  legislation and other factors relating to the paperboard and packaging products industries generally or to specific competitors.

        If the net proceeds from operating cash flows and financing activities such as borrowings and any divestitures and amounts from other financing sources do not provide us with sufficient liquidity to meet our operating and debt service requirements, we will be required to pursue other alternatives to repay debt and improve liquidity. Such alternatives may include:

  •
  sales of assets;

  •
  cost reductions;

  •
  deferral of certain discretionary capital expenditures; and

  •
  seeking amendments or waivers to our debt instruments.

        Such measures may not be successfully completed or may not generate the liquidity required by us to operate our business and service our obligations. If we

  •
  are not able to generate sufficient cash flow or otherwise obtain funds necessary to make required debt payments, or

  •
  fail to comply with the various covenants in our various debt instruments,

we would be in default under the terms of our various debt instruments, which would permit our debtholders to accelerate the maturity of such debt and would cause defaults under our other debt.

Restrictive covenants in our debt could limit our corporate activity.

        Our ability to incur additional debt, and in certain cases refinance outstanding debt, is significantly limited or restricted under the agreements relating to our existing debt. The agreements contain covenants that restrict, among other things, our ability to:

  •
  incur debt;

  •
  pay dividends;

  •
  repurchase or redeem capital stock;

  •
  engage in transactions with affiliates;

  •
  issue capital stock;

  •
  create liens;

  •
  sell assets;

  •
  engage in mergers and consolidations; and

  •
  make investments in unrestricted subsidiaries.

        In addition, we are limited in our ability to move capital freely among us, JSCE, Smurfit-Stone and our subsidiaries and affiliates. The limitations contained in such agreements, together with our and our affiliates' highly leveraged capital structure, could limit our ability to effect future debt or equity financings. These limitations also may otherwise restrict our corporate activities, including our ability to avoid defaults, provide for capital expenditures, take advantage of business opportunities or respond to market conditions.

We are subject to environmental regulations and liabilities that could weaken our operating results.

        Federal, state, provincial, foreign and local environmental requirements, particularly those relating to air and water quality, are a significant factor in our business. In the past we have had, and in the future may face, environmental liability for the costs of remediating soil or groundwater that is or was contaminated by us or a third party at various sites which are now or were previously owned or operated by us. We are also engaged in legal proceedings with federal and state authorities concerning alleged violations of various discharge and emission standards. These proceedings may result in the imposition of fines or penalties as well as mandated remediation programs that require substantial, and in some instances, unplanned capital expenditures. There also may be similar liability at sites with respect to which either we have received, or in the future may receive, notice that we may be a potentially responsible party and which are the subject of cleanup activity under the Comprehensive Environmental Response, Compensation and Liability Act, analogous state laws and other laws concerning hazardous substance contamination.

        We have incurred in the past, and may incur in the future, civil and criminal fines and penalties relating to environmental matters and costs relating to the damage of natural resources, lost property values and toxic tort claims. We have made significant expenditures to comply with environmental regulations and expect to make significant expenditures in the future. As of September 30, 2002, we had approximately $14 million reserved for environmental liabilities. However, we could incur additional significant expenditures due to changes in law or the discovery of new information, and those expenditures could have a material adverse effect on our operating results. In addition, we are required to make significant environmental capital expenditures on an annual basis. We expect those expenditures to increase significantly in the next several years.

        The United States Environmental Protection Agency has finalized significant portions of its comprehensive rule governing the pulp, paper and paperboard industry, known as the "Cluster Rule". Phase I of the Cluster Rule required us to convert our bleached linerboard mill at Brewton, Alabama to an elemental chlorine free bleaching process, to install systems at several of our mills for the collection and destruction of low volume, high concentration gases and to implement best management practices, such as spill controls. These projects were substantially completed at a cost of approximately $85 million as of September 30, 2002 (of which approximately $7 million was spent in 2002). Phase II of the Cluster Rule will require the implementation of systems to collect high volume, low concentration gases at various mills and has a compliance date of 2006. Phase III of the Cluster Rule will require control of particulate from recovery boilers, smelt tanks and lime kilns and has a compliance date of 2005. We continue to study possible means of compliance with Phases II and III of the Cluster Rule. Based on currently available information, we estimate that the compliance cost of Phases II and III of the Cluster Rule is likely to be in the range of $30 million to $35 million and that such cost will be incurred over the next five years.

Risk Factors Related to the Exchange Offer

If you do not exchange your outstanding notes for registered notes, your notes will continue to have restrictions on transfer.

        If you do not exchange your outstanding notes for registered notes in the exchange offer, or if your outstanding notes are tendered but not accepted, your notes will continue to have restrictions on transfer. In general, you may offer or sell any outstanding notes only if the notes are registered under the Securities Act and applicable state laws, or resold under an exemption from these laws. We do not intend to register the outstanding notes under the Securities Act, other than in the limited circumstances in the registration rights agreement discussed in the section "Description of the Notes—Registration Rights."

The issuance of the registered notes may adversely affect the market for outstanding notes.

        If outstanding notes are tendered for exchange, the trading market for untendered and tendered but unaccepted outstanding notes could be adversely affected. Please refer to the section in this prospectus entitled "The Exchange Offer—Consequences of Failure to Exchange."

Risk Factors Related to the Registered Notes

You may find it difficult to sell your registered notes because no public trading market for the registered notes exists.

        The registered notes are a new issue of securities for which there is currently no active trading market. The registered notes will be registered under the Securities Act, but will constitute a new issue of securities with no established trading market. We do not intend to list the registered notes on any national securities exchange or to seek the admission of the registered notes for quotation through the Nasdaq Stock Market, Inc. In addition, the registered notes will not be eligible for trading on the Private Offerings, Resales, and Trading through Automatic Linkages Market, also known as the PORTAL Market. PORTAL is a computerized communications facility for primary offering and secondary trading of securities that are eligible for resale pursuant to Rule 144A and that are (1) restricted securities, as defined in Rule 144(a)(3), or (2) contractually required to be resold only in compliance with Rule 144, Rule 144A, Regulation S or in secondary private placements. If the registered notes are traded after their initial issuance, they may trade at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities and other factors, including general economic conditions and our financial condition, performance and prospects.

        Accordingly,

  •
  a market for the registered notes may not develop;

  •
  you may not be able to sell your registered notes; and

  •
  you may not be able to sell your registered notes at any particular price.

We have substantial debt outstanding that could negatively impact our business and prevent us from fulfilling our obligations under the registered notes.

        After we completed the offering of the outstanding notes, we had significant debt outstanding. As of September 30, 2002, we had total consolidated debt outstanding of $1,674 million.

        Our high level of debt could:

  •
  make it difficult for us to satisfy our obligations, including making interest payments under the registered notes and our other debt obligations;

  •
  limit our ability to obtain additional financing to operate our business;

  •
  limit our financial flexibility in planning for and reacting to industry changes;

  •
  place us at a competitive disadvantage as compared to less leveraged companies;

  •
  increase our vulnerability to general adverse economic and industry conditions, including changes in interest rates; and

  •
  require us to dedicate a substantial portion of our cash flow to payments on our debt, reducing the availability of our cash flow for other purposes.

        We may borrow additional amounts to fund our capital expenditures and working capital needs. We also may incur additional debt to finance future acquisitions. The incurrence of additional debt could make it more likely that we will experience some or all of the risks described above.

Because the registered notes effectively rank junior to our secured debt and all liabilities of our subsidiaries, if we are in default on these obligations you may not receive full payment on your registered notes.

        Because the registered notes effectively rank junior to our secured debt and all existing and future liabilities, including trade payables, of our subsidiaries and affiliates, if we are in default on these obligations, you may not receive principal and/or interest payments in respect of the registered notes. At September 30, 2002, we had $2,947 million in total liabilities, including $1,674 million in debt (which includes $917 million in secured indebtedness.

        The obligations under our bank credit agreement are guaranteed by Smurfit-Stone, JSCE and our material subsidiaries. The obligations under our bank credit agreement are secured by a security interest in substantially all of our assets and the assets of our material subsidiaries (with the exception of certain trade receivables and proceeds thereof), a pledge of all of the capital stock of JSCE, Jefferson Smurfit (U.S.) and the material U.S. subsidiaries of Jefferson Smurfit (U.S.) and a pledge of 65% of the capital stock of certain foreign subsidiaries of Jefferson Smurfit (U.S.).

Federal and state statutes allow courts, under specific circumstances, to void indebtedness and guarantees thereof and require noteholders to return payments received from debtors and guarantors.

        Under federal bankruptcy and comparable provisions of state fraudulent transfer laws, the registered notes and the guarantee could be voided or subordinated if, at the time the indebtedness under the registered notes and the guarantee were incurred, among other things, we or JSCE, as the case may be:

  •
  were insolvent or were rendered insolvent by reason of the indebtedness incurred and payments made in connection herewith;

  •
  were engaged in a business or transaction for which our remaining assets constituted unreasonably small capital; or

  •
  intended to, or believed that we would, incur debts beyond our ability to pay such debts as they matured.

        The measure of insolvency for purposes of the fraudulent transfer laws vary depending upon the law of the jurisdiction being applied. Generally, however, a company would be considered insolvent if:

  •
  the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all of its assets;

  •
  if the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

  •
  it could not pay its debts as they become due.

        On the basis of historical financial information, recent operating history and other factors, we believe that the issuance of the registered notes and the guarantee will not constitute fraudulent transfers. However, we cannot assure you that a court passing on such issue would agree with our conclusions.

        In addition, JSCE is a holding company with no material assets other than 100% of our capital stock and certain liability management subsidiaries, which stock is pledged to the lenders under our bank credit agreement. In the event of a default, holders may be unable to recover from JSCE their investment in the registered notes.

If we do not generate positive cash flows, we may be unable to service our debt.

        Our ability to pay principal and interest on the registered notes and on our other debt depends on our future operating performance. Future operating performance is subject to market conditions and business factors that are beyond our control. Consequently, we cannot assure you that we will have sufficient cash flows to pay the principal, premium, if any, and interest on our debt.

        If our cash flows and capital resources are insufficient to allow us to make scheduled payments on our debt, we may have to reduce or delay capital expenditures, sell assets, seek additional capital or restructure or refinance our debt. We cannot assure you that the terms of our debt will allow these alternative measures or that such measures would satisfy our scheduled debt service obligations.

        If we cannot make scheduled payments on our debt, we will be in default and, as a result:

  •
  our debtholders could declare all outstanding principal and interest to be due and payable;

  •
  our senior debt lenders could terminate their commitments and commence foreclosure proceedings against our assets; and

  •
  we could be forced into bankruptcy or liquidation.

The terms of our debt may severely limit our ability to plan for or respond to changes in our business.

        Our ability to incur additional debt, and in certain cases refinance outstanding debt, is significantly limited or restricted under the agreements relating to our existing debt. Our bank credit agreement and the indenture governing the outstanding notes restrict, among other things, our ability to take specific actions, even if such actions may be in our best interest. These restrictions limit our ability to:

  •
  incur liens or make negative pledges on our assets;

  •
  merge, consolidate or sell our assets;

  •
  issue additional debt;

  •
  pay dividends or repurchase or redeem capital stock and prepay other debt;

  •
  make investments and acquisitions;

  •
  enter into transactions with affiliates;

  •
  make capital expenditures;

  •
  materially change our business;

  •
  amend our debt and other material agreements;

  •
  issue and sell capital stock;

  •
  make investments in unrestricted subsidiaries; or

  •
  allow distributions from our subsidiaries.

        Our bank credit agreement requires us to maintain specified financial ratios and meet specific financial tests. Our failure to comply with these covenants could result in an event of default that, if not cured or waived, could result in us being required to repay these borrowings before their due date. If we were unable to make this repayment or otherwise refinance these borrowings, our lenders could foreclose on our assets. If we were unable to refinance these borrowings on favorable terms, our costs of borrowing could increase significantly.

        In addition, we are limited in our ability to move capital freely among us, JSCE, Smurfit-Stone and their subsidiaries. The limitations contained in such agreements, together with our highly leveraged capital structure, could limit our ability to effect future debt or equity financings. These limitations also may otherwise restrict our corporate activities, including our ability to avoid defaults, provide for capital expenditures, take advantage of business opportunities or respond to market conditions.

        Furthermore, our senior debt bears interest at fixed and floating rates. As of September 30, 2002, approximately $902 million, or 54% of our total debt, bears interest at floating rates. Our floating interest rates currently are not capped at a maximum interest rate. If interest rates rise, our senior debt interest payments also will increase. Although we may enter into agreements to hedge our interest rate risk, these agreements may be inadequate to protect us fully against our interest rate risk.

USE OF PROCEEDS

        We will not receive any proceeds from the exchange offer. In consideration for issuing the registered notes, we will receive in exchange outstanding notes of like principal amount, the terms of which are substantially identical in all material respects to the registered notes. The outstanding notes surrendered in exchange for registered notes will be retired and canceled and cannot be reissued. Accordingly, issuance of the registered notes will not result in any increase in our indebtedness. We have agreed to bear the expenses of the exchange offer. No underwriter is being used in connection with the exchange offer.

        The net proceeds we received from the sale of the outstanding notes (after deduction of discounts and commissions, fees and other expenses associated with the sale of the notes) were approximately $688 million. We used

  •
  approximately $492 million of the net proceeds to repurchase $473.7 million aggregate principal amount of our 9 3/4% Senior Notes due 2003 and pay related tender fees and premiums (including consent payments) and

  •
  the remaining proceeds of $196 million to fund a portion of the purchase price relating to the Stevenson Mill Acquisition.

CAPITALIZATION

        The following table sets forth our consolidated cash and cash equivalents, current portion of long-term debt and capitalization as of September 30, 2002 on a historical basis, which includes the September 26, 2002 offering of the outstanding notes.

As of September 30, 2002
(Unaudited) (In millions)
Cash and cash equivalents	$18

Current portion of long-term debt	$85

Long-term debt, net of current portion:
Bank credit facilities	$636
Senior notes	700
Accounts receivable securitization program	213
Other	40

Long-term debt, net of current portion	1,589

Stockholder's equity (deficit):
Common stock and additional paid-in capital	1,130
Retained earnings (deficit)	(1,035)
Accumulated other comprehensive income (loss)	(56)

Total stockholder's equity (deficit)	39

Total capitalization	$1,628

SELECTED CONSOLIDATED FINANCIAL DATA

        The following financial data (not including statistical data) as of and for the periods indicated (other than the nine month periods) was derived from our audited consolidated financial statements. Certain prior year accounts have been restated to conform to current year presentation. The following financial data (not including statistical data) as of and for each of the nine-month periods ended September 30, 2002 and September 30, 2001 was derived from our unaudited consolidated financial statements. The financial data as of and for the nine months ended September 30, 2002 and September 30, 2001, includes all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the information included therein. You should not regard the results of operations for the nine months ended September 30, 2002 as indicative of the results that may be expected for the full year.

        You should read all of this information in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements for the year ended December 31, 2001 and for the nine months ended September 30, 2002, contained elsewhere in this prospectus.

	Year Ended December 31,					Nine Months Ended September 30,
	1997	1998	1999	2000	2001	2001	2002
						(Unaudited)
	(In millions, except statistical data)
Summary of Operations
Net sales	$2,948	$3,036	$3,293	$3,739	$3,344	$2,537		$2,532
Income (loss) from continuing operations(a)(b)	157	(97)	619	333	236	175		130
Interest income from Smurfit-Stone		6	48	53	65	48		54
Interest expense	196	202	223	156	125	99		69
Income (loss) from continuing operations before extraordinary item and cumulative effect of accounting change	(31)	(183)	267	138	106	75		69
Discontinued operations, net of income tax provision(c)	32	39	15	8	4	4		27
Net income (loss)	1	(160)	272	151	108	77		84
Other Financial Data
Income (loss) from continuing operations before extraordinary item and cumulative effect of accounting change, adjusted to exclude goodwill amortization(d)	$(24)	$(176)	$274	$145	$113	$80	$
Net income (loss), adjusted to exclude goodwill amortization(d)	8	(153)	279	158	115	82
Net cash provided by operating activities	88	117	103	247	183	109		122
Net cash provided by (used for) investing activities	(175)	(595)	829	(129)	(75)	(51)		(326)
Net cash provided by (used for) financing activities	87	484	(939)	(108)	(118)	(73)		211
Depreciation, depletion and amortization	127	134	134	120	124	92		89
Expenditures for property, plant and equipment	191	265	69	116	86	60		61
Working capital, net	71	145	41	104	(12)	(1)		129
Property, plant, equipment and timberland, net	1,788	1,760	1,309	1,262	1,223	1,231		1,459
Total assets	2,771	3,174	2,736	2,667	2,544	2,643		2,986
Total debt	2,040	2,570	1,636	1,529	1,427	1,466		1,674
Stockholder's equity (deficit)	(374)	(538)	(235)	(84)	(44)	(19)		39
Statistical Data (tons in thousands)
Containerboard production (tons)	2,024	1,978	1,592	1,433	1,334	1,001		989
Solid bleached sulfate production (tons)	190	185	189	190	187	143		138
Coated boxboard production (tons)	585	582	581	590	569	427		438
Corrugated containers sold (billion sq. ft.)	31.7	29.9	29.1	28.7	27.1	20.4		21.0
Folding cartons sold (tons)	463	507	549	561	523	399		380
Fiber reclaimed and brokered (tons)	4,832	5,155	6,560	6,768	6,714	5,025		4,945
Number of employees	15,800	15,000	14,400	14,100	13,800	13,800		12,800

(a)
We recorded a gain of $407 million on the sale of our timberlands in 1999.

(b)
In connection with the Stone Container merger, we recorded charges of $310 million in the fourth quarter of 1998, including $257 million of restructuring charges, $30 million for settlement of our Cladwood® litigation and $23 million of merger-related costs. We recorded additional restructuring charges of $9 million and $4 million in 1999 and 2001, respectively, and $4 million and $4 million in the nine months ended September 30, 2001 and 2002, respectively.

(c)
In September 2002, we sold our industrial packaging division to a third party. The sale resulted in a gain on disposition of discontinued operations of $22 million, net of tax of $17 million. The results of operations of the industrial packaging division have been reclassified as discontinued operations for all periods presented. Our subsidiary, Smurfit Newsprint, completed its exit from the newsprint business in May 2000. Accordingly, the newsprint operations are presented as a discontinued operation.

(d)
Effective January 1, 2002, we adopted SFAS No. 142, "Goodwill and Other Intangible Assets." SFAS No. 142 requires that goodwill no longer be amortized, but instead be tested for impairment at least annually.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

General

        Market conditions and demand for containerboard and corrugated containers, our primary products, have historically been subject to cyclical changes in the economy and changes in industry capacity, both of which can significantly impact selling prices and our profitability.

        Market conditions were generally strong in 1999 and the first half of 2000. Linerboard prices increased to $480 per ton during this period and held through the end of 2000. Corrugated container shipments for the industry in 1999 increased approximately 2% compared to 1998. Domestic economic growth began to slow in the second half of 2000, however, and corrugated container shipments for the industry in 2000 declined 1% compared to 1999. Market conditions continued to deteriorate in 2001 and industry demand for corrugated containers declined 6% compared to 2000, the worst performance since 1975. The slowdown in the U.S. economy, in addition to weak export markets, exerted downward pressure on containerboard demand. In order to maintain a balance between supply and demand, we and other companies in the containerboard industry took extensive market related downtime in 2000 and 2001. Linerboard prices decreased $55 per ton (11%) in 2001 and an additional $5 per ton in the first quarter of 2002. Markets have gradually improved in 2002, however, and prices have increased. We implemented a $25 per ton price increase for linerboard effective July 1, 2002 and began implementing a corresponding price increase for corrugated containers. We do not expect a sustained recovery in demand for corrugated containers until the U.S. economy strengthens.

        Market conditions in the folding carton and recycled boxboard mill industry were strong in 1999 and 2000 and sales price increases were implemented in the fourth quarter of 1999 and the second quarter of 2000. For 2000, coated recycled boxboard prices were higher than 1999 by $40 per ton. Industry shipments of folding cartons increased 3% in 2000. Recycled boxboard mill operating rates were lower, however, and production of recycled folding grades decreased 1% compared to 1999. Markets were steady in the first half of 2001, but weakened in the second half. Industry prices for folding cartons were higher in 2001 by 1%. Industry shipments of folding cartons declined by 1% and recycled boxboard mill production declined by 5% in 2001. Industry shipments of folding cartons and production at recycled boxboard mills for the nine months ended September 30, 2002 were flat compared to the same period in 2001.

        Wood fiber and reclaimed fiber are the principal raw materials used in the manufacture of our products. Demand for reclaimed fiber was strong in 1999 primarily as a result of strong export demand. As demand weakened in the second half of 2000, we and other companies in the containerboard industry took extensive market related downtime. Prices declined in 2000 and continued to be depressed throughout 2001 as more paper mills took downtime to manage their inventories. The average price of old corrugated containers, commonly known as OCC, the principal grade used in recycled containerboard mills, was $51 per ton in 2001, or 40% lower than the average for 2000. Demand for OCC tightened in the second quarter of 2002 and prices increased, averaging $113 per ton for the third quarter. Markets eased in July and August due primarily to lower export demand and prices have declined. The average price for September was $83 per ton. Wood fiber prices, in areas where we procure wood, increased 1% in 2001 compared to 2000, but have declined in 2002 by 6% compared to 2001.

Recent Developments

  Stevenson Mill Acquisition

        In September 2002, we purchased a corrugating medium mill that has an annual capacity of 830,000 tons, seven corrugated container plants, one hardwood sawmill and approximately 82,000 acres of timberland from MeadWestvaco Corporation (we refer to this acquisition as the "Stevenson Mill Acquisition"). We paid $350 million for the assets (subject to a working capital adjustment) and will pay an additional $25 million within a twelve month period in connection with certain financing arrangements. In November 2002, we announced the closure of three of the corrugated container facilities acquired as part of the Stevenson Mill Acquisition.

  Sale of Tube and Core Manufacturing Facilities

        In September 2002, we sold our industrial packaging operations to a third party for approximately $80 million. We retained approximately $12 million of accounts receivable from this business. The assets included 17 tube and core manufacturing facilities, three fiber partition plants and three uncoated recycled boxboard mills. These operations employed approximately 700 hourly and 150 salaried employees. Net sales for the year ended December 31, 2001 for these operations were $122 million and EBITDA was approximately $9 million. We used the proceeds from the sale to reduce borrowings outstanding under our revolving credit facility.

Results of Operations for the Nine Months ended September 30, 2002 and September 30, 2001

Segment Data

	Nine months ended September 30,
	2002		2001
	Net Sales	Profit/ (Loss)	Net Sales	Profit/ (Loss)
	(In millions)
Containerboard and corrugated containers	$1,396	$88	$1,447	$119
Consumer packaging	767	59	792	68
Reclamation	359	15	285	3
Other operations	10		13	2

Total operations	$2,532	162	$2,537	192

Restructuring charges		(4)		(4)
Gain on sale of assets		1
Goodwill amortization				(5)
Interest income from SSCC		54		48
Interest expense		(69)		(99)
Corporate expenses and other		(28)		(6)

Income from continuing operations before income taxes and extraordinary item		$116		$126

        Consolidated net sales of $2,532 million in 2002 were comparable to 2001. The higher pricing for reclaimed fiber products and the higher shipments of containerboard and corrugated containers offset the declines due to lower pricing in our major product lines. Income from continuing operations before income taxes and extraordinary item in 2002 was $116 million, a decrease of $10 million compared to 2001. The decrease was due primarily to the decline in earnings of our operating segments, particularly in the Containerboard and Corrugated Containers segment. Lower interest expense and the elimination of goodwill amortization in 2002 partially offset the decline in earnings of our segments.

        The increase (decrease) in net sales for each of our segments is summarized in the chart below:

	Container- board & Corrugated Containers	Consumer Packaging	Reclamation	Other Operations		Total
	(In millions)
Sales prices and product mix	$(90)	$(10)	$81	$		$(19)
Sales volume	41	(15)	(5)			21
Closed or sold facilities	(2)		(2)		(3)	(7)

Total	$(51)	$(25)	$74		$(3)	$(5)

        Consolidated cost of goods sold increased due primarily to the higher cost of reclaimed fiber ($70 million). Cost of goods sold was favorably impacted by lower energy cost ($21 million) and the elimination of goodwill amortization ($5 million). Cost of goods sold as a percent of net sales in 2002 was 87% compared to 85% in 2001 due primarily to the lower average sales prices.

        Selling and administrative expenses increased by 1% compared to last year. Selling and administrative expense as a percent of net sales was 8% in 2002, comparable to 2001.

        During 2002, we recorded restructuring charges of $4 million related to the disposition of our Cladwood® operations.

        Interest expense declined $30 million due to the favorable impacts from lower overall average interest rates ($21 million) and from lower average borrowings ($9 million). The overall average effective interest rate in 2002 was lower than 2001 by approximately 200 basis points. Interest income for 2002 increased by $6 million due to accrued interest on our intercompany notes receivable from Smurfit-Stone.

        The effective income tax rate for 2002 was 41%, comparable to 2001. Provision for income taxes in 2002 differed from the federal statutory tax rate due primarily to state income taxes.

Containerboard and Corrugated Containers Segment

        Net sales decreased by 4% due primarily to lower average sales prices. On average, corrugated container sales prices decreased by 6% and linerboard sales prices were lower by 6%. Shipments of corrugated containers increased 3%. Containerboard production decreased 1% compared to last year. We continued to take market related downtime in order to maintain a lower level of inventory. We incurred approximately 160,000 tons of containerboard market related downtime in 2002. For solid bleached sulfate, the average sales price decreased 6% and production was lower by 3%.

        Profits decreased by $31 million due primarily to the lower average sales prices. Profits were favorably impacted by lower energy cost compared to 2001. Cost of goods sold as a percent of net sales increased to 88% in 2002 compared to 85% in 2001 due to the lower average sales prices.

Consumer Packaging Segment

        Net sales decreased by 3% due primarily to lower sales volumes and lower average sales prices. Folding carton shipments decreased 5%. Sales prices of flexible packaging products were lower than last year by approximately 22%. On average, folding carton and coated boxboard sales prices were comparable to 2001. Production of coated boxboard in 2002 was 3% higher compared to 2001.

        Profits decreased by $9 million due primarily to the lower average sales prices and higher reclaimed fiber cost. Reclaimed fiber cost was higher than last year by approximately $7 million. Profits were favorably impacted by lower energy cost. Cost of goods sold as a percent of net sales in 2002 increased to 84% compared to 83% in 2001 due primarily to the lower average sales prices.

Reclamation Segment

        Net sales in 2002 increased by 26% compared to 2001 due primarily to higher average sales prices. The average price of OCC in 2002 increased approximately $35 per ton compared to 2001 and the average price of old newsprint was higher by approximately $5 per ton. Total tons of fiber reclaimed and brokered decreased 2%. Reclamation profits increased $12 million compared to last year due to the higher average sales prices. Cost of goods sold as a percent of net sales decreased from 92% in 2001 to 91% in 2002 due primarily to the higher average sales prices.

Results of Operations for the Years Ended December 31, 2001, 2000 and 1999

Segment Data

        In September 2002, we sold our industrial packaging division to a third party. The results of operations of the industrial packaging division, which were formerly included in the Consumer Packaging segment, have been reclassified as discontinued operations for all periods presented below.

	2001		2000		1999
	Net Sales	Profit/ (Loss)	Net Sales	Profit/ (Loss)	Net Sales	Profit/ (Loss)
	(In millions)
Containerboard and corrugated containers	$1,905	$156	$2,033	$220	$1,818	$195
Consumer packaging	1,047	92	1,085	100	1,002	91
Reclamation	375	6	605	26	452	17
Other operations	17	1	16		21	2

Total operations	$3,344	255	$3,739	346	$3,293	305

Restructuring charges		(4)				(9)
Gain on sale of assets		1		4		407
Interest income from Smurfit-Stone		65		53		48
Interest expense, net		(125)		(156)		(223)
Corporate expenses and other		(13)		(15)		(80)

Income from continuing operations before income taxes and extraordinary item		$179		$232		$448

        Corporate expenses and other include corporate expenses, intracompany profit elimination and LIFO expense, goodwill amortization, corporate charges to segments for working capital interest and other expenses not allocated to segments. The effects of lower intracompany profit elimination and LIFO expense favorably impacted corporate expenses and other in 2000 and 2001.

Year Ended December 31, 2001 Compared to Year Ended December 31, 2000

        Poor market conditions for our major products led to a 11% decline in our consolidated net sales in 2001. Lower sales prices for containerboard, corrugated containers and reclamation products, and reduced shipments of containerboard, corrugated containers and folding cartons were the major reasons for the decline. In addition, the shutdown of a paper machine, the closure of a trucking operation and the sale of three reclamation facilities negatively impacted net sales by $33 million. The decrease in net sales for each of our segments is summarized in the chart below.

	Container- board & Corrugated Containers	Consumer Packaging	Reclamation	Other Operations		Total
	(In millions)
Sales prices and product mix	$(45)	$19	$(236)	$		$(262)
Sales volume	(78)	(57)	34		1	(100)
Closed or sold facilities	(5)		(28)			(33)

Total	$(128)	$(38)	$(230)		$1	$(395)

        Income from continuing operations before income taxes and extraordinary item was $179 million, a decrease of $53 million compared to 2000. The decrease was due primarily to the decline in earnings of our operating segments, particularly in the Containerboard and Corrugated Containers segment. Interest expense, net was lower compared to 2000, partially offsetting the declines in segment earnings. Net income was $108 million in 2001 compared to $151 million in 2000.

Costs and Expenses

        Consolidated cost of goods sold decreased due primarily to lower reclaimed fiber cost and lower sales volumes. Reclaimed fiber cost was lower by approximately $245 million. Cost of goods sold was unfavorably impacted by higher energy cost of $26 million. Cost of goods sold as a percent of net sales increased to 85% compared to 84% in 2000 due primarily to the effects of our lower average sales prices. Selling and administrative expense as a percent of net sales was 8% compared to 7% in 2000 due to our lower average sales prices.

        During 2001, we recorded a restructuring charge of $4 million related to the shutdown of a paper machine and the closures of a related operation that produced approximately 50,000 tons of uncoated recycled boxboard annually and a trucking operation.

        Interest expense declined $31 million due to the favorable impacts from lower overall average interest rates ($21 million) and from lower average borrowings ($10 million). The overall average effective interest rate in 2001 was 150 basis points lower than in 2000.

        Interest income from Smurfit-Stone of $65 million for 2001 increased by $12 million compared to 2000 due to the higher level of accrued interest on our inter-company notes receivable.

        Other, net in our Consolidated Statements of Operation was comparable to 2000.

        Provision for income taxes in 2001 differed from the federal statutory tax rate due to several factors, the most significant of which was state income taxes. For information concerning income taxes, see Liquidity and Capital Resources and Note 8 of the Notes to Consolidated Financial Statements.

Containerboard and Corrugated Containers Segment

        Net sales decreased by 6% due primarily to lower average sales prices and lower sales volume for containerboard and corrugated containers. The weak market conditions during 2001 resulted in excessive supplies of containerboard and prices declined. We took market related downtime in order to maintain a lower level of inventory. On average, corrugated container prices declined 1% and linerboard prices were lower by 5%. Solid bleached sulfate prices were 2% lower.

        Production of containerboard declined 7% in 2001 because we curtailed production to meet demand. We took approximately 284,000 tons of containerboard market related downtime in 2001 compared to 181,000 tons in 2000. Corrugated container sales volume decreased 6%. Solid bleached sulfate production decreased 2%.

        Profits decreased by $64 million due primarily to our lower average sales prices. The higher level of market related downtime taken in 2001 and higher energy cost also had a negative impact on profits. Profits were favorably impacted by lower fiber cost. Cost of goods sold as a percent of net sales increased from 83% in 2000 to 86% in 2001 due primarily to our lower average sales prices.

Consumer Packaging Segment

        Net sales decreased by 4% due primarily to lower sales volume for folding cartons. Sales of laminated products and recycled boxboard were also lower. On average, folding carton sales prices were 3% higher than last year, but coated boxboard sales prices were 3% lower. Sales volume of folding cartons decreased 7% due to overall economic conditions, an industry-wide decline in the soap powder business and the expiration of certain customer contracts. Production of coated boxboard decreased 4%.

        Profits declined 8% due primarily to lower sales volume for folding cartons, higher converting cost and higher energy cost. Profits were favorably impacted by lower reclaimed fiber cost. Cost of goods sold as a percent of net sales was 83% in 2001, unchanged from 2000.

Reclamation Segment

        Net sales decreased 38% due primarily to lower average sales prices and the sale of three facilities. Demand for OCC was weak as a result of the significant amount of market related downtime taken by domestic containerboard paper mills. Export markets were strong in 2001. On average, OCC prices decreased 40% and old newsprint prices decreased 34%. Profits decreased $20 million (77%) due primarily to our lower average sales prices. Cost of goods sold as a percent of net sales was 91% in 2001, unchanged from 2000.

Year Ended December 31, 2000 Compared to Year Ended December 31, 1999

        Improvements in containerboard and other markets in 2000 were the primary reasons for the increase in net sales. Consolidated net sales increased 13% compared to 1999. The increase in net sales for each of our segments is summarized in the chart below.

	Container- board & Corrugated Containers	Consumer Packaging	Reclamation	Other Operations		Total
	(In millions)
Sales prices and product mix	$263	$58	$104	$		$425
Sales volume	18	29	70		(5)	112
Closed facilities	(66)	(4)	(21)			(91)

Total	$215	$83	$153		$(5)	$446

Costs and Expenses

        Consolidated cost of goods sold increased compared to 1999 due primarily to higher reclaimed fiber cost and higher sales volume. Reclaimed fiber cost was higher by approximately $130 million. Energy cost was higher by $22 million. Cost of goods sold as a percent of net sales was 84%, comparable to 1999.

        Selling and administrative expenses declined compared to 2000 as a result of $26 million of expense in 1999 related to the cashless exercise of Smurfit-Stone stock options under the Jefferson

Smurfit Corporation stock option plan. Selling and administrative expense as a percent of net sales declined from 9% in 1999 to 7% in 2000, primarily as a result of the higher sales prices in 2000.

        Gain on sale of assets in our Consolidated Statements of Operations for 2000 declined $403 million due primarily to a gain of $407 million recorded in 1999 on the sale of our timberlands.

        Interest expense declined $67 million due principally to lower average borrowings ($74 million), which was partially offset by the unfavorable impact of higher average interest rates ($7 million). Our overall average effective interest rate in 2000 was 50 basis points higher than in 1999.

        Interest income from Smurfit-Stone of $53 million for 2000 increased by $5 million compared to 1999 due to the higher level of accrued interest on our inter-company notes receivable.

        The effective income tax rate in 2000 differed from the federal statutory tax rate due to several factors, the most significant of which was state income taxes. For information concerning income taxes, see Liquidity and Capital Resources and Note 8 of the Notes to Consolidated Financial Statements.

Containerboard and Corrugated Containers Segment

        Net sales increased by 12% and profits improved by $25 million (13%) to $220 million. Market conditions were stronger in the first half of the year, enabling us to implement a linerboard price increase on February 1, followed by corresponding price increases for corrugated containers. Although shipments grew weaker as the year progressed, we were able to maintain the price increases achieved earlier in the year. On average, corrugated container prices improved 16% and linerboard prices were higher by 17%. Solid bleached sulfate prices also increased during the year and, on average, were 6% higher.

        Production of containerboard declined 10% and corrugated container shipments declined 1%. Containerboard volume declined as a result of higher levels of market related downtime. Corrugated container sales volume decreased as a result of plant closures and weaker demand in the second half of 2000. Solid bleached sulfate production increased 1%.

        Profits increased due to the higher average sales prices, although market related downtime and higher cost of energy and fiber partially offset the sales price improvements. Cost of goods sold as a percent of net sales increased from 82% in 1999 to 83% in 2000 due primarily to the increased market related downtime and the sale of our timberland operations.

Consumer Packaging Segment

        Net sales for 2000 increased by 8% due to higher sales prices and an increase in shipments. Average coated boxboard sales prices were 8% higher and folding carton sales prices were 6% higher. Sales volume of folding cartons increased 2%. Production of coated boxboard increased 2%.

        Profits improved 10% due primarily to the improvement in sales prices. An increase in reclaimed fiber cost and higher energy cost partially offset the improvement in pricing. Profits in the label operations declined due to competitive pricing and increases in raw material cost. Cost of goods sold as a percent of net sales was 83% in 2000, unchanged from 1999.

Reclamation Segment

        Net sales increased 34% due to higher sales prices and an increase in third party shipments. Demand for OCC was strong in the first half of 2000, but weakened in the second half as more paper mills took downtime to manage their inventories. Sales prices were higher in the first half of the year as a result of the strong demand. On average for 2000, OCC sales prices increased 8% and old newsprint prices increased 47%. An increase in the cost of reclaimed fiber partially offset the improvement in sales price. Profits increased $9 million due primarily to higher average sales prices and volume and lower employee compensation cost. Cost of goods sold as a percent of net sales increased from 89% in 1999 to 91% in 2000 due primarily to the higher cost of reclaimed fiber.

Discontinued Operations

        In September 2002, we sold our industrial packaging division to a third party. The sale resulted in a gain on disposition of discontinued operations of $22 million, net of tax of $17 million. The assets sold include 17 tube and core manufacturing facilities, three fiber partition plants and three uncoated recycled boxboard mills. The results of operations of the industrial packaging facilities, formerly included in the Consumer Packaging segment, have been reclassified as discontinued operations for all periods presented.

        In February 1999, we adopted a formal plan to sell the operating assets of our subsidiary, Smurfit Newsprint. Accordingly, the newsprint operations of Smurfit Newsprint were accounted for as a discontinued operation. In November 1999, we sold our Newberg, Oregon newsprint mill for approximately $211 million. In May 2000, we transferred ownership of the Oregon City, Oregon newsprint mill to a third party, thereby completing our exit from the newsprint business. We received no proceeds from the transfer. The 1999 results of discontinued operations included the realized gain on the sale of the Newberg mill, an expected loss on the transfer of the Oregon City mill, the actual results from the measurement date through December 31, 1999 and the estimated losses on the Oregon City mill through the expected disposition date. In 2000, we recorded a $6 million after-tax gain to reflect adjustments to estimates made in 1999 on disposition of discontinued operations.

Restructurings and Exit Liabilities

        We recorded restructuring charges of $4 million in 2002 for the disposition of our Cladwood® facilities in Oregon. The assets of these operations were adjusted to estimated fair value less cost to sell resulting in a $3 million non-cash write-down. Approximately 110 employees were terminated.

        As of December 31, 2001, we had $20 million of exit liabilities related to the Smurfit-Stone merger and from our restructuring activities. During the nine months ended September 30, 2002, we incurred cash expenditures of approximately $2 million for exit liabilities. Through September 30, 2002, we have incurred approximately $55 million (74%) of the planned cash expenditures to close facilities, pay severance and pay other exit liabilities. The remaining cash expenditures in connection with our restructuring activities will continue to be funded through operations as originally planned.

        In addition, in November 2002, we announced the closure of three of the corrugated container facilities acquired as part of the Stevenson Mill Acquisition. The final purchase price allocation for the Stevenson Mill Acquisition will include an adjustment to fair value of property, plant and equipment associated with the shutdown of the three corrugated container plants, liabilities for the termination of certain employees and other commitments.

Liquidity and Capital Resources

General

        For the nine month period ended September 30, 2002, net cash provided by operating activities of $122 million, net borrowings of $713 million, proceeds of $80 million from the sale of a business and proceeds from notes receivable from Smurfit-Stone of $5 million were used to fund net debt payments of $465 million, payments on acquisitions of $350 million, expenditures for property, plant and equipment of $61 million, debt repurchase premiums of $18 million, financing fees of $13 million and dividends to Smurfit-Stone of $6 million.

        We expect internally generated cash flows, available borrowing capacity under our revolving credit facility and future financing activities will be sufficient for the next two years to meet our obligations, including debt service, expenditures related to environmental compliance and other capital expenditures. Scheduled debt payments for the remainder of 2002 and for 2003 total $2 million and $300 million, respectively, with varying amounts thereafter. We are exploring a number of options to repay or refinance these debt maturities, particularly our accounts receivable securitization program. We have historically had good access to the capital markets and expect to be able to repay or refinance these debt maturities before their maturity dates. Although we believe we will have access to the capital markets in the future, these markets are volatile and we cannot predict the condition of the markets or the timing of any related transactions. Access to the capital markets may be limited or unavailable due to an unpredictable material adverse event unrelated to our operational or financial performance. In such event, we would explore additional options, including, but not limited to, the sale or monetization of assets.

        We intend to hold capital expenditures for 2002 significantly below our anticipated annual depreciation level of $114 million. As of September 30, 2002, we had authorized commitments for capital expenditures of $65 million, including $5 million for environmental projects, $10 million to maintain competitiveness and $50 million for upgrades, modernization and expansion.

        In September 2002, we sold our industrial packaging operations to a third party for approximately $80 million. We retained approximately $12 million of receivables from the business. Proceeds from the sale were used to reduce borrowings outstanding under our revolving credit agreement.

        In September 2002, we completed the Stevenson Mill Acquisition. We paid $350 million (subject to a working capital adjustment) for the assets in September and will pay an additional $25 million over the next twelve months related to benefits obtained by us under certain financing arrangements. The cost to acquire these plants has been preliminarily allocated to the assets acquired and liabilities assumed according to estimated fair values and is subject to adjustment when asset and liability valuations are finalized. We did not record any goodwill related to this transaction. We funded the acquisition using a portion of the proceeds from the sale of $700 million of our 8.25% Senior Notes (see Financing Activities) and with additional borrowings under existing bank credit facilities. Smurfit-Stone has targeted synergy savings of $40 million from the Stevenson Mill Acquisition by the end of 2003. These synergies will be achieved through a combination of administrative cost reductions, system optimization and purchasing savings.

        We expect to use any excess cash flows provided by operations to make further debt reductions. As of September 30, 2002, we had $268 million of unused borrowing capacity under our revolving credit facility and $1 million of unused borrowing capacity under the $214 million accounts receivable securitization program, subject to our level of eligible accounts receivable.

Financing Activities

        In January 2002, we obtained a waiver and an amendment from the lender group under our credit agreement as of December 31, 2001. The amendment eased certain quarterly financial covenant requirements as of December 31, 2001 and for future periods.

        In May 2002, we repaid our $100 million 10.75% Unsecured Senior Notes at maturity with borrowings under our revolving credit facility.

        In August 2002, we amended our credit agreement to permit the distribution of Smurfit-Stone common stock by Jefferson Smurfit Group plc to its stockholders, which otherwise would have constituted a change of control event of default, and to permit the refinancing of all or any portion of the 9.75% senior notes due 2003 (the "9.75% Senior Notes") with the 8.25% Senior Notes.

        In September 2002, we amended and restated our credit agreement to permit the incurrence of indebtedness represented by the 8.25% Senior Notes in excess of the amount necessary for the refinancing of the 9.75% Senior Notes and the use of a portion of the proceeds from the issuance of the 8.25% Senior Notes to fund the Stevenson Mill Acquisition. In addition, the amended and restated credit agreement permits us to obtain an incremental loan facility of up to $140 million, subject to lender syndication, to be used for the issuance of letters of credit to support environmental improvement revenue bonds that are expected to be assumed by us within one year of the Stevenson Mill Acquisition. The amended and restated credit agreement also permits the merger of Stone Container and Jefferson Smurfit (U.S.) under certain circumstances.

        In September 2002, we issued $700 million of 8.25% senior notes due 2012 (the "8.25% Senior Notes" or the "outstanding notes"). We used a portion of the proceeds of this issuance to repurchase $474 million of the 9.75% Senior Notes, pay $18 million of related call premiums and pay $12 million of issuance costs. We subsequently used the remaining portion of the proceeds from the sale of the 8.25% Senior Notes to fund a portion of the purchase price of the Stevenson Mill Acquisition. The 8.25% Senior Notes have not been registered under the Securities Act of 1933 and are subject to certain transfer restrictions. If, by March 25, 2003, we do not consummate the exchange offer described in this prospectus or cause a shelf registration with respect to resale of such series of notes to be declared effective, the interest rate on the outstanding notes will be increased by 50 basis points per annum until the consummation of a registered exchange offer or the effectiveness of a shelf registration statement.

        The obligations under our credit agreement are unconditionally guaranteed by Smurfit-Stone, JSCE and our material subsidiaries. The obligations under our credit agreement are secured by a security interest in substantially all of our assets and the assets of our material subsidiaries, a pledge of all of the capital stock of JSCE, Jefferson Smurfit (U.S.) and the material U.S. subsidiaries of Jefferson Smurfit (U.S.) and a pledge of 65% of the capital stock of certain foreign subsidiaries of Jefferson Smurfit (U.S.). The security interest under our credit agreement excludes certain trade receivables and proceeds thereof.

        Our credit agreement contains various covenants and restrictions including, among other things, (i) limitations on dividends, redemptions and repurchases of capital stock, (ii) limitations on the incurrence of indebtedness, liens, leases and sale-leaseback transactions, (iii) limitations on capital expenditures and (iv) maintenance of certain financial covenants. Our credit agreement also requires prepayments of the term loans from excess cash flows, as defined, and proceeds from certain asset sales, insurance and incurrence of certain indebtedness. As a result of excess cash flow in 2000, we were required to make a $59 million prepayment on the Tranche A term loan before March 31, 2001. On March 28, 2001, we received approval of an amendment to our credit agreement that waived the mandatory excess cash flow payment. Such restrictions, together with our highly leveraged position, could restrict our corporate activities, including our ability to respond to market conditions, to provide for unanticipated capital expenditures or to take advantage of business opportunities. We believe the likelihood of our breaching our debt covenants in 2002 is remote absent any material adverse event affecting the U.S. economy as a whole. However, our expectations of future operating results and continued compliance with our debt covenants cannot be assured and we cannot control our lenders' actions. If our debt is placed in default, we would experience a material adverse impact on our financial condition.

Pension Obligation

        Our pension obligations exceeded the fair value of pension plan assets by $132 million as of December 31, 2001. For the nine months ended September 30, 2002, the actual loss on our pension plan assets of approximately $110 million was less than the expected return due to the poor performance of the equity markets. In addition, interest rates have declined, which may require us to decrease the discount rate assumption at the end of 2002. A decrease in the rate by 0.25% would increase our pension obligations by approximately $25 million. We expect the under funded status of our plans will increase and we will be required to record an additional minimum pension liability adjustment to stockholder's equity at December 31, 2002.

Environmental Matters

        Phase I of the Cluster Rule required us to convert our bleached linerboard mill at Brewton, Alabama to an elemental chlorine-free bleaching process, to install systems at several of our mills for the collection and destruction of low volume, high concentration gases and to implement best management practices, such as spill controls. These projects were substantially completed at a cost of approximately $85 million as of September 30, 2002 (of which approximately $7 million was spent in 2002). Phase II of the Cluster Rule will require the implementation of systems to collect high volume, low concentration gases at various mills and has a compliance date of 2006. Phase III of the Cluster Rule will require control of particulate from recovery boilers, smelt tanks and lime kilns and has a compliance date of 2005. We continue to study possible means of compliance with Phases II and III of the Cluster Rule. Based on currently available information, we estimate that the aggregate compliance cost of Phases II and III of the Cluster Rule is likely to be in the range of $30 million to $35 million and that such cost will be incurred over the next five years.

        In addition to Cluster Rule compliance, we anticipate additional capital expenditures related to environmental compliance. Excluding the spending on Cluster Rule projects described above, for the past three years we have spent an average of approximately $2 million annually on capital expenditures for environmental purposes. We anticipate that environmental capital expenditures will be approximately $3 million in 2002.

Transfer of Financial Assets

        At December 31, 2001, we had one off-balance sheet financing arrangement. We sold 980,000 acres of owned and leased timberland in October 1999. The final purchase price, after adjustments, was $710 million. We received $225 million in cash and $485 million in the form of installment notes. Under our program to monetize the installment notes receivable, the notes were sold, without recourse, to Timber Note Holdings LLC ("TNH"), our wholly-owned subsidiary and a qualified special purpose entity under the provisions of SFAS No. 140, for $430 million cash proceeds and a residual interest in the notes. The residual interest included in other assets in the accompanying consolidated balance sheet was $41 million at September 30, 2002. TNH and its creditors have no recourse to us in the event of default on the installment notes.

Effects of Inflation

        Although inflation has slowed in recent years, it is still a factor in the economy and we continue to seek ways to mitigate its impact. In 2000, energy resources were tight in certain areas of the United States and prices of natural gas and purchased electricity escalated dramatically. Our paper mills are large users of energy and we attempt to mitigate cost increases through hedging programs and supply contracts. Natural gas prices increased significantly in 2000 and held through the second quarter of 2001. Prices began to decrease in the third quarter and, by the end of 2001, had returned to more traditional levels. With the exception of energy costs, inflationary increases in operating costs have been moderate during the last three years and have not had a material impact on our financial position or operating results.

        We use the last-in, first-out method of accounting for approximately 82% of our inventories. Under this method, the cost of goods sold reported in the financial statements approximates current cost and thus provides a closer matching of revenue and expenses in periods of increasing costs. On the other hand, depreciation charges represent the allocation of historical costs incurred over past years and are significantly less than if they were based on the current cost of productive capacity being consumed.

Critical Accounting Policies

        Certain accounting issues require management estimates and judgments for the preparation of financial statements. Our most significant policies requiring the use of estimates and judgments are listed below.

Mill Shutdowns

        As a result of excess capacity in Smurfit-Stone's containerboard system and its policy of producing to meet demand, Smurfit-Stone temporarily shut down four of its paper machines in 2001. Two of the machines, located at Fernandina Beach, Florida and Carthage, Indiana, are owned by us and are included in our Containerboard and Corrugated Containers segment. The Carthage machine was subsequently restarted. The Fernandina No. 2 paper machine remained closed during the first ten months of 2002.

        In light of the Stevenson Mill Acquisition, Smurfit-Stone performed an evaluation of its overall containerboard requirements. As a result, Stone Container announced the permanent closure of one of its paper machines in November 2002. The Fernandina No. 2 machine, which produces lightweight linerboard and has a net book value of approximately $140 million, continues to be temporarily shut down. No decision has been made to permanently shut down this machine, as it may be restarted, subject to future demand for linerboard and industry conditions.

Pension

        Our defined benefit pension plans, which cover substantially all of our employees, are accounted for in accordance with SFAS No. 87, "Employers' Accounting for Pensions." The most significant elements in determining pension expense in accordance with SFAS No. 87 are the expected return on plan assets and the discount rate used to discount plan liabilities. Currently, our expected return on plan assets is generally 9.5%. We periodically evaluate the expected return on plan assets and discount rate in light of market conditions, and make adjustments as warranted. Although the plan assets experienced losses over the past two years, our pension plan assets have earned in excess of the expected rate over the long term. Our discount rate assumption is developed using the Moody's Average Aa-Rated Corporate Bonds index as a benchmark. At December 31, 2001, the discount rate that we used was 7.25%. See Note 9 of the Notes to the Audited Consolidated Financial Statements.

Allowances for Doubtful Accounts

        We evaluate the collectibility of our accounts receivable on a case-by-case basis, and make adjustments to the bad debt reserve for expected losses. We consider such things as ability to pay, bankruptcy, credit ratings and payment history. For all other accounts, we estimate reserves for bad debt based on historical experience and past due status of the accounts. Our write-offs in 2001 and 2000 were $2 million and $6 million, respectively. For the nine months ended September 30, 2002, our write-off was $2 million.

Income Tax Matters

        We frequently face challenges from domestic and foreign tax authorities regarding the amount of taxes due. These challenges include questions regarding the timing and amount of deductions and the allocation of income among various tax jurisdictions. In evaluating the exposure associated with our various filing positions, we record reserves for probable exposures. Based on our evaluation of our tax positions, we believe we have appropriately accrued for probable exposures. To the extent we were to prevail in matters for which accruals have been established or be required to pay amounts in excess of our reserves, our effective tax rate in a given financial statement period may be materially impacted.

        In the fourth quarter of 2002, we resolved the tax examination for years 1989 to 1991, resulting in a payment to be made of approximately $16 million, which is adequately reserved.

Environmental Liabilities

        We accrue environmental expenditures related to existing conditions, resulting from past or current operations, when they become probable and estimable. Our estimates are based on our knowledge of the particular site, environmental regulations or the potential enforcement matter. Based on current information, we believe the probable costs of the potential environmental enforcement matters, response costs under CERCLA and similar state laws, and the remediation of owned property discussed in "Business—Environmental Compliance" and "—Environmental Matters" will not have a material adverse effect on our financial condition or results of operations. As of September 30, 2002, we had approximately $14 million reserved for environmental liabilities. We believe that our liability for these matters was adequately reserved at September 30, 2002.

Prospective Accounting Standards

        In June 2001, the Financial Accounting Standards Board ("FASB") issued SFAS No. 143, "Accounting for Assets Retirement Obligations." SFAS No. 143 establishes accounting standards for the recognition and measurement of an asset retirement obligation and its associated asset retirement cost. It also provides accounting guidance for legal obligations associated with the retirement of tangible long-lived assets. This statement is effective for fiscal years beginning after June 15, 2002. We are currently assessing the impact of this new standard.

        In April 2002, the FASB issued SFAS No. 145 "Rescission of FASB Statements No. 4, 44 and 62, Amendment of FASB Statement No. 13, and Technical Corrections." SFAS No. 145 requires, in most cases, gains and losses on extinguishments of debt to be classified as income or loss from continuing operations, rather than as extraordinary items. The statement is effective for fiscal years beginning after May 15, 2002. Upon adoption of SFAS No. 145, we expect to reclassify previously recognized extraordinary gains and losses from the early extinguishment of debt.

        In July 2002, the FASB issued SFAS No. 146 "Accounting for Costs Associated with Exit or Disposal Activities." SFAS 146 requires companies to recognize costs associated with exit or disposal activities when they are incurred rather than at the date of a commitment to an exit or disposal plan. SFAS No. 146 replaces EITF Issue No. 94-3 "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)." SFAS No. 146 is to be applied prospectively to exit or disposal activities initiated after December 31, 2002.

Quantitative and Qualitative Disclosures About Market Risk

        We are exposed to various market risks, including interest rate risk and commodity price risk. To manage the volatility related to these risks, we enter into various derivative contracts. We do not use derivatives for speculative or trading purposes.

Interest Rate Risk

        Our earnings and cash flows are significantly affected by the amount of interest on our indebtedness. Our financing arrangements include both fixed and variable rate debt in which changes in interest rates will impact the fixed and variable rate debt differently. A change in the interest rate of fixed rate debt will impact the fair value of the debt, whereas a change in the interest rate on variable rate debt will impact interest expense and cash flows. Our objective is to protect JSCE from interest rate volatility and reduce or cap interest expense within acceptable levels of market risk. We may periodically enter into interest rate swaps, caps or options to hedge interest rate exposure and manage risk within company policy. We do not utilize derivatives for speculative or trading purposes. Any derivative would be specific to the debt instrument, contract or transaction, which would determine the specifics of the hedge. There were no interest rate derivative contracts outstanding at September 30, 2002.

        The table below presents principal amounts by year of anticipated maturity for our debt obligations and related average interest rates based on the weighted average interest rates at the end of the period. Variable interest rates disclosed do not attempt to project future interest rates. This information should be read in conjunction with Note 5 of the Notes to the Audited Consolidated Financial Statements.

	Short and Long-Term Debt Outstanding as of December 31, 2001
	2002	2003	2004	2005	2006	There- after	Total	Fair Value
	(in millions)
Bank term loans and revolver—4.00% average interest rate (variable)	$26	$52	$77	$150	$134	$134	$573	$567
Accounts receivable securitization—2.17% average interest rate (variable)	15	186					201	201
Senior notes—9.92% average interest rate (fixed)	100	500					600	603
Industrial revenue bonds—7.35% average interest rate (fixed)		4			9	15	28	28
Other	9	4	1	1	3	7	25	25

Total debt	$150	$746	$78	$151	$146	$156	$1,427	$1,424

        As of September 30, 2002, after giving effect to the offering of the outstanding notes and the application of the net proceeds therefrom, pro forma scheduled principal payments on our debt would be approximately $2 million in the remainder of 2002 and $300 million in 2003. If we had given effect to the offering of the outstanding notes and the application of the proceeds therefrom as of the beginning of each period, our net interest expense would have increased by $17 million for 2001 and $11 million for the nine month period ended September 30, 2002.

Commodity Price Risk

        We periodically enter into exchange traded futures contracts to manage fluctuations in cash flows resulting from commodity price risk in the procurement of natural gas. As of September 30, 2002, we had futures contracts to hedge approximately 6% of our expected natural gas requirements for the month of October 2002 and approximately 11% of our requirements for January through December 2003. Our objective is to fix the price of a portion of our forecasted purchases of natural gas used in the manufacturing process. The change in energy cost discussed in this "Management's Discussion and Analysis of Financial Condition and Results of Operations" includes the impact of the natural gas futures contracts. See Note 7 of the Notes to Consolidated Financial Statements.

THE EXCHANGE OFFER

General

        We are offering to exchange up to $700,000,000 in aggregate principal amount of registered 8 1/4% senior notes for the same aggregate principal amount of outstanding 8 1/4% senior notes, properly tendered before the expiration date and not withdrawn. We are making the exchange offer for all of the outstanding notes. Your participation in the exchange offer is voluntary and you should carefully consider whether to accept this offer.

        On the date of this prospectus, $700,000,000 in aggregate principal amount of our 8 1/4% senior notes is outstanding. We are sending this prospectus, together with the letter of transmittal, on approximately                        , 2002, to all holders of outstanding notes that we are aware of. Our obligation to accept outstanding notes for exchange pursuant to the exchange offer is limited by the conditions listed under "—Conditions to the Exchange Offer" below.

        We currently expect that each of the conditions will be satisfied and that no waivers will be necessary.

Purpose of the Exchange Offer

        We issued and sold $700,000,000 in aggregate principal amount of the outstanding 8 1/4% senior notes on September 26, 2002 in a transaction exempt from the registration requirements of the Securities Act. Because the transaction was exempt under the Securities Act, you may re-offer, resell, or otherwise transfer the outstanding notes only if registered under the Securities Act or if an applicable exemption from the registration and prospectus delivery requirements of the Securities Act is available.

        In connection with the issuance and sale of the outstanding notes, we entered into a registration rights agreement, which requires us to consummate this exchange offer by March 25, 2003, which is six months after the date of the closing of the offering of the outstanding notes. If we are unable to complete the exchange offer, or have a shelf registration statement declared effective, by March 25, 2003, the interest rate on the outstanding notes will increase by 50 basis points per annum until we complete the exchange offer or have the shelf registration statement declared effective.

        In addition, there are circumstances under which we are required to use our best efforts to file a shelf registration statement with respect to resales of the outstanding notes. We have filed a copy of the registration rights agreement as an exhibit to the registration statement that this prospectus forms a part of and that has been filed with the SEC.

        We are making the exchange offer to satisfy our obligations under the registration rights agreement. Otherwise, we are not required to file any registration statement to register any outstanding notes. Holders of outstanding notes that do not tender their outstanding notes or whose outstanding notes are tendered but not accepted will have to rely on exemptions to registration requirements under the securities laws, including the Securities Act, if they wish to sell their outstanding notes.

Terms of the Exchange

        We are offering to exchange, upon the terms of this prospectus and the letter of transmittal, $1,000 in principal amount of registered 8 1/4% senior notes for each $1,000 in principal amount of the outstanding 8 1/4% senior notes. The terms of the registered notes are the same in all material respects, including principal amount, interest rate, maturity and ranking, as the terms of the outstanding notes for which they may be exchanged pursuant to the exchange offer, except that the offering of the registered notes has been registered under the Securities Act and, therefore, the registered notes will not be subject to restrictions on transfer applicable to the outstanding notes and will be entitled to registration rights only under limited circumstances. The registered notes will evidence the same indebtedness as the outstanding notes and will be entitled to the benefits of the indenture. Please refer to the section in this prospectus entitled "Description of the Notes" for a more complete discussion of the terms of the notes.

        The exchange offer is not conditioned upon any minimum aggregate amount of outstanding notes being tendered for exchange.

        We have not requested, and do not intend to request, an interpretation by the staff of the SEC as to whether the registered notes issued pursuant to the exchange offer in exchange for the outstanding notes may be offered for sale, resold or otherwise transferred by any holder without compliance with the registration and prospectus delivery provisions of the Securities Act. Instead, based on an interpretation by the staff in a series of no-action letters issued to third parties, we believe that registered notes issued in the exchange offer in exchange for outstanding notes may be offered for sale, resold and otherwise transferred by any holder of registered notes (other than any holder which is an affiliate of ours or a broker-dealer that purchased notes from us to resell pursuant to Rule 144A under the Securities Act or any other available exemption) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the registered notes are acquired in the ordinary course of the holder's business and the holder has no arrangement or understanding with any person to participate in the distribution of the registered notes and neither the holder nor any other person is participating in or intends to participate in a distribution of the registered notes. Because the SEC has not considered our exchange offer in the context of a no-action letter, we cannot assure you that the staff would make a similar determination with respect to the exchange offer. Any holder that is an affiliate of ours or that tenders in the exchange offer for the purpose of participating in a distribution of the registered notes may be deemed to have received restricted securities and will not be allowed to rely on this interpretation by the staff and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

        If you participate in the exchange offer, you must acknowledge, among other things, that you are not participating in, and do not intend to participate in, a distribution of the registered notes. If you are a broker-dealer that receives registered notes for your own account in exchange for outstanding notes, where your outstanding notes were acquired by you as a result of your market-making activities or other trading activities, you must acknowledge that you will deliver a prospectus in connection with any resale of the registered notes. Please refer to the section in this prospectus entitled "Plan of Distribution" for a more complete discussion of your ability to resell the registered notes.

        You will not be required to pay brokerage commissions or fees or, if you comply with the instructions in the letter of transmittal, transfer taxes with respect to the exchange of the outstanding notes in the exchange offer.

Expiration Date; Extension; Termination; Amendment

        The exchange offer will expire at 5:00 p.m., New York City time, on                        , 2003, unless we have extended the period of time that the exchange offer is open, but in no event will we extend the expiration date of the exchange offer past March 25, 2003. The expiration date will be at least 20 business days after the beginning of the exchange offer as required by Rule 14e-1(a) under the Exchange Act. We reserve the right to extend the period of time that the exchange offer is open, and delay acceptance for exchange of any outstanding notes, by giving oral or written notice to the exchange agent and by timely public announcement no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. During any extension, all outstanding notes previously tendered will remain subject to the exchange offer unless properly withdrawn.

        We also reserve the right to:

  •
  end or amend the exchange offer and not to accept for exchange any outstanding notes not previously accepted for exchange upon the occurrence of any of the events specified below under "—Conditions to the Exchange Offer" which have not been waived by us; and

  •
  amend the terms of the exchange offer in any manner which, in our good faith judgment, is advantageous to you, whether before or after any tender of the outstanding notes.

        If any termination or amendment occurs, we will notify the exchange agent and will either issue a press release or give oral or written notice to you as promptly as practicable.

Procedures for Tendering Outstanding Notes

        Your tender to us of your outstanding notes and our acceptance of the notes will constitute a binding agreement between you and us on the terms contained in this prospectus and in the letter of transmittal.

        You will tender outstanding notes by:

  •
  properly completing and signing the letter of transmittal or a facsimile copy of the letter, and delivering the letter, together with the certificate or certificates representing the outstanding notes being tendered and any required signature guarantees and any other documents required by the letter of transmittal, to the exchange agent at its address listed below on or before the expiration date; or

  •
  complying with the procedure for book-entry transfer described below; or

  •
  complying with the guaranteed delivery procedures described below.

        If your outstanding notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender the notes, you should contact the registered holder promptly and instruct the registered holder to tender on your behalf. If you wish to tender on your own behalf, you must, before completing and executing the letter of transmittal and delivering the outstanding notes, either make appropriate arrangements to register ownership of the outstanding notes in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

        The method of delivering the outstanding notes, letters of transmittal and all of the required documents is at the election and risk of the holder. If delivery is by mail, we recommend that you use registered mail, properly insured, with return receipt requested. In all cases, sufficient time should be allowed to insure timely delivery. No notes or letters of transmittal should be sent to us.

        If tendered outstanding notes are registered in the name of the person who signs the letter of transmittal and the registered notes to be issued in exchange for the tendered notes are to be issued in the name of the registered holder, the signature of the signer need not be guaranteed.

        In addition, if any untendered outstanding notes are to be reissued in the name of the registered holder, the signature need not be guaranteed. A registered holder shall include any participant in The Depository Trust Company ("DTC") whose name appears on a security listing as an owner of outstanding notes.

        In any other case, the tendered outstanding notes must be endorsed or accompanied by written instruments of transfer, in form satisfactory to us and duly executed by the registered holder. The signature of the endorsement or instrument of transfer must be guaranteed by an eligible institution. The following are considered eligible institutions:

  •
  a firm which is a member of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc.;

  •
  a clearing agency;

  •
  an insured credit union;

  •
  a savings association or a commercial bank; or

  •
  a trust company having an office or correspondent in the United States.

        If the registered notes and/or outstanding notes not exchanged are to be delivered to an address other than that of the registered holder appearing on the note registrar for the outstanding notes, the signature in the letter of transmittal must be guaranteed by an eligible institution.

        We understand that the exchange agent has confirmed with DTC that any financial institution that is a participant in DTC's system may use its Automated Tender Offer Program to tender outstanding notes. We further understand that the exchange agent will request, within two business days after the date the exchange offer commences, that DTC establish an account relating to the outstanding notes for the purpose of facilitating the exchange offer, and any participant may make book-entry delivery of outstanding notes by causing DTC to transfer the outstanding notes into the exchange agent's account in accordance with the Automated Tender Offer Program procedures for transfer. However, the exchange of the outstanding notes will only be made after timely confirmation of the book-entry transfer and timely receipt by the exchange agent of an agent's message, an appropriate letter of transmittal with any registered signature guarantee, and any other documents required. The term "agent's message" means a message, transmitted by DTC and received by the exchange agent and forming part of a book-entry confirmation, stating that DTC has received an express acknowledgment from a participant tendering outstanding notes that are the subject of the book-entry confirmation and that the participant has received and agrees to be bound by the terms of the letter of transmittal and that we may enforce such agreement against the participant.

        If you want to tender outstanding notes in the exchange offer and time will not permit a letter of transmittal or outstanding notes to reach the exchange agent before the expiration date or you cannot comply with the procedure for book-entry transfer on a timely basis, a tender may be effected if the exchange agent has received at its address listed below before the expiration date, a letter, telegram or facsimile transmission from an eligible institution listing your name and address, the names in which the outstanding notes are registered and, if possible, the certificate number of the outstanding notes to be tendered, and stating that the tender is being made by the letter, telegram or facsimile transmission and guaranteeing that within three business days after the expiration date, the outstanding notes in proper form for transfer, or a confirmation of book-entry transfer of the outstanding notes into the exchange agent's account at DTC, will be delivered by the eligible institution, together with a properly completed and duly executed letter of transmittal and any other required documents. Unless outstanding notes being tendered by the method described in the preceding sentence are deposited with the exchange agent within the time period described in the preceding sentence and accompanied or preceded by a properly completed letter of transmittal and any other required documents, we may, at our option, reject the tender. You may obtain copies of the notice of guaranteed delivery from the exchange agent.

        Your tender will be deemed to have been received when the exchange agent receives:

  •
  your properly completed and duly signed letter of transmittal accompanied by the outstanding notes, or a confirmation of book-entry transfer of such outstanding notes into the exchange agent's account at DTC; or

  •
  a notice of guaranteed delivery or letter, telegram or facsimile transmission to similar effect from an eligible institution.

        We will issue registered notes in exchange for outstanding notes tendered by means of a notice of guaranteed delivery or letter, telegram or facsimile transmission to similar effect by an eligible institution only when the exchange agent receives (1) the letter of transmittal and any other required documents and (2) the tendered outstanding notes.

        We will determine all questions regarding the validity, form, eligibility, time of receipt and acceptance of outstanding notes tendered for exchange. You should be aware that:

  •
  We reserve the absolute right to reject any and all tenders of any particular outstanding notes not properly tendered or not to accept any particular outstanding notes which acceptance might, in our judgment or that of our counsel, be unlawful.

  •
  We reserve the absolute right to waive any defects or irregularities or conditions of the exchange offer as to any particular outstanding notes either before or after the expiration date, including the right to waive the ineligibility of any holder that seeks to tender outstanding notes in the exchange offer.

  •
  Our interpretation of the terms and conditions of the exchange offer, including the letter of transmittal and the instructions, shall be final and binding on all parties.

  •
  Unless waived, any defects or irregularities in connection with tenders of outstanding notes for exchange must be cured within a reasonable period of time as we shall determine.

  •
  Neither we, the exchange agent nor any other person shall have any duty to give notification of any defect or irregularity with respect to any tender of outstanding notes for exchange.

        If the letter of transmittal is signed by a person or persons other than the registered holder or holders of outstanding notes, the outstanding notes must be endorsed or accompanied by appropriate powers of attorney, in either case signed exactly as the name or names of the registered holder or holders appear on the outstanding notes.

        If the letter of transmittal or any outstanding notes or powers of attorney are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, they should indicate they are acting in that capacity when signing, and, unless waived by us, you should provide evidence of their authority to act in that capacity.

        If you tender, you will be representing to us that:

  •
  the registered notes you acquire pursuant to the exchange offer are being acquired in the ordinary course of business of the person receiving registered notes, whether or not the person is the holder;

  •
  you are not an affiliate of ours;

  •
  you are not participating in, and do not intend to participate in, and have no arrangement or understanding with any person to participate in, a distribution of the outstanding notes or the registered notes; and

  •
  if you are a broker or dealer registered under the Exchange Act, you will receive the registered notes for your own account in exchange for outstanding notes that were acquired as a result of market-making activities or other trading activities. You must acknowledge that you will deliver a prospectus in connection with any resale of the registered notes. Please refer to the section in this prospectus entitled "Plan of Distribution" for a more complete discussion of your ability to resell the registered notes.

Terms and Conditions of the Letter of Transmittal

        By signing and returning the letter of transmittal you will be agreeing to the following terms and conditions, which are part of the exchange offer.

  •
  You are exchanging, assigning and transferring the outstanding notes to us and irrevocably constitute and appoint the exchange agent as your agent and attorney-in-fact to cause the outstanding notes to be assigned, transferred and exchanged.

  •
  You represent and warrant that you have full power and authority to tender, exchange, assign and transfer the outstanding notes and acquire registered notes issuable upon the exchange of tendered outstanding notes.

  •
  When we accept outstanding notes for exchange, we will acquire good and unencumbered title to the tendered outstanding notes, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim.

  •
  You will, upon request, execute and deliver any additional documents deemed by the exchange agent or us to be necessary or desirable to complete the exchange, assignment and transfer of tendered outstanding notes or transfer ownership of such outstanding notes on the account books maintained by DTC.

        Your acceptance of any tendered outstanding notes and our issuance of registered notes in exchange for the outstanding notes will constitute performance in full by us of our obligations under the registration rights agreement to complete the exchange offer.

        All authority conferred by you will survive your death or incapacity and every obligation of yours will be binding upon your heirs, legal representatives, successors, assigns, executors and administrators. You will also make the representations described above under "—Procedures for Tendering Outstanding Notes."

Withdrawal Rights

        You may withdraw your tender of outstanding notes at any time before 5:00 p.m., New York City time, on the expiration date.

        For a withdrawal to be effective, the exchange agent must receive a written notice of withdrawal, sent by telegram, facsimile transmission, receipt confirmed by telephone, or letter, before the expiration date. Any notice of withdrawal must:

  •
  specify the name of the person that tendered the outstanding notes to be withdrawn;

  •
  identify the outstanding notes to be withdrawn, including the certificate number or numbers and principal amount of such outstanding notes;

  •
  specify the principal amount of outstanding notes to be withdrawn;

  •
  include a statement that the holder is withdrawing its election to have the outstanding notes exchanged;

  •
  be signed by the holder in the same manner as the original signature on the letter of transmittal by which the outstanding notes were tendered or as otherwise described above, including any required signature guarantees, or be accompanied by documents of transfer sufficient to have the trustee under the indenture register the transfer of the outstanding notes into the name of the person withdrawing the tender; and

  •
  specify the name in which any of the outstanding notes are to be registered, if different from that of the person that tendered the outstanding notes.

        The exchange agent will return the properly withdrawn outstanding notes promptly following receipt of notice of withdrawal. If outstanding notes have been tendered pursuant to the procedure for book-entry transfer, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn outstanding notes or otherwise comply with DTC's procedures.

        Any outstanding notes withdrawn will not have been validly tendered for exchange for purposes of the exchange offer. Any outstanding notes that have been tendered for exchange but are not exchanged for any reason will be returned to the holder without cost to the holder as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. In the case of outstanding notes tendered by book-entry transfer into the exchange agent's account at DTC pursuant to its book-entry transfer procedures, the outstanding notes will be credited to an account with DTC specified by the holder, as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn outstanding notes may be retendered by following one of the procedures described under "—Procedures for Tendering Outstanding Notes" above at any time on or before the expiration date.

Acceptance of Outstanding Notes for Exchange; Delivery of Registered Notes

        Upon satisfaction or waiver of all of the conditions to the exchange offer, we will accept, promptly after the exchange date, all outstanding notes properly tendered and will issue the registered notes promptly after the acceptance. However, please refer to the section in this prospectus entitled "—Conditions to the Exchange Offer" below for a discussion of the conditions under which we may end the exchange offer and reject for exchange any outstanding notes. For purposes of the exchange offer, we will be deemed to have accepted properly tendered outstanding notes for exchange when we give notice of acceptance to the exchange agent.

        For each outstanding note accepted for exchange, the holder of the outstanding note will receive a registered note having a principal amount at maturity equal to that of the surrendered outstanding note.

        In all cases, we will issue registered notes for outstanding notes that are accepted for exchange pursuant to the exchange offer only after the exchange agent timely receives certificates for the outstanding notes or a book-entry confirmation of the outstanding notes into the exchange agent's account at DTC, a properly completed and duly executed letter of transmittal and all other required documents.

Conditions to the Exchange Offer

        We will not be required to accept for exchange, or to issue registered notes in exchange for, any outstanding notes and may end or amend the exchange offer, by notice to the exchange agent or by a timely press release, if at any time before the acceptance of the outstanding notes for exchange or the exchange of the registered notes for the outstanding notes, any of the following conditions exist:

  •
  any action or proceeding is instituted or threatened in any court or by or before any governmental agency or regulatory authority or any injunction, order or decree is issued with respect to the exchange offer which, in our sole judgment, might materially impair our ability to proceed with the exchange offer or have a material adverse effect on the contemplated benefits of the exchange offer to us; or

  •
  any change, or any development involving a prospective change, shall have occurred or be threatened in our business, properties, assets, liabilities, financial condition, operations, results of operations or prospects that is or may be adverse to us, or we become aware of facts that have or may have adverse significance with respect to the value of the outstanding notes or the registered notes or that may materially impair the contemplated benefits of the exchange offer to us; or

  •
  any law, rule or regulation or applicable interpretation of the staff of the SEC is issued or promulgated that, in our good faith determination, does not permit us to effect the exchange offer; or

  •
  any governmental approval has not been obtained, which we think is necessary for the completion of the exchange offer; or

  •
  there shall have been proposed, adopted or enacted any law, statute, rule or regulation, or an amendment to any existing law, statute, rule or regulation, which might materially impair our ability to proceed with the exchange offer or have a material adverse effect on the contemplated benefits of the exchange offer to us; or

  •
  there shall occur a change in the current interpretation by the staff of the SEC that permits the registered notes issued pursuant to the exchange offer in exchange for outstanding notes to be offered for resale, resold and otherwise transferred by holders, other than any holder that is a broker-dealer or an affiliate of ours within the meaning of Rule 405 under the Securities Act, without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the registered notes are acquired in the ordinary course of the holders' business and the holders have no arrangement with any person to participate in the distribution of such registered notes.

        We reserve the right to end the exchange offer and reject for exchange any outstanding notes upon the occurrence of any of the preceding conditions. In addition, we may amend the exchange offer at any time before the expiration date if any of these conditions exist.

        In addition, we will reject for exchange any outstanding notes tendered, and no registered notes will be issued in exchange for any outstanding notes, if at the time any stop order is threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indenture under the Trust Indenture Act of 1939. If any stop order is in effect we will be required to use our best efforts to obtain its withdrawal at the earliest possible time.

        The exchange offer is not conditioned upon any minimum principal amount of outstanding notes being tendered for exchange.

Exchange Agent

        We have appointed The Bank of New York as the exchange agent for the exchange offer. You should direct all executed letters of transmittal to the exchange agent at the addresses listed below:

By Registered or Certified Mail or Hand or Overnight Delivery:
The Bank of New York Corporate Trust Operations Reorganization Unit 101 Barclay Street, 7E New York, New York 10286 Attention:
By Facsimile Transmission: (Eligible Institutions Only)	Confirm by Telephone:

        You should direct questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for notices of guaranteed delivery to the exchange agent at the address and telephone number listed above.

        Delivery to an address other than as listed above, or transmissions of instructions to a facsimile number other than as listed above, will not constitute a valid delivery.

Solicitation of Tenders; Fees and Expenses

        We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to brokers, dealers or others soliciting acceptances of the exchange offer. However, we will pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection with the exchange offer.

        We will pay the estimated cash expenses to be incurred in connection with the exchange offer. We estimate that those expenses will be, in the aggregate, approximately $400,000, including fees and expenses of the exchange agent and trustee, registration fees, accounting, legal and printing expenses and other related fees and expenses.

        Neither the delivery of this prospectus nor any exchange made under this prospectus shall, under any circumstances, create any implication that there has been no change in our affairs since the respective dates as of which information is given in this prospectus. The exchange offer is not being made to, nor will tenders be accepted from or on behalf of, holders of outstanding notes in any jurisdiction in which the making of the exchange offer or the acceptance of the outstanding notes would not be in compliance with the laws of that jurisdiction. However, we may, at our discretion, take any action as we may deem necessary to make the exchange offer in any jurisdiction and extend the exchange offer to holders of outstanding notes in the jurisdiction concerned.

Transfer Taxes

        We will pay all transfer taxes, if any, applicable to the exchange of outstanding notes under the exchange offer. If, however, certificates representing registered notes or outstanding notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of any person other than the registered holder of the outstanding notes tendered, or if tendered outstanding notes are registered in the name of any person other than the person signing the letter of transmittal, or if a transfer tax is imposed for any reason other than the exchange of outstanding notes in the exchange offer, then the amount of the transfer taxes whether imposed on the registered holder or any other person, will be payable by the tendering holder. If satisfactory evidence of payment of the taxes or exemption therefrom is not submitted with the letter of transmittal, the amount of the transfer taxes will be billed directly to the tendering holder.

Accounting Treatment

        The registered notes will be recorded at the carrying value of the outstanding notes as reflected in our accounting records on the date the exchange offer is completed. Accordingly, we will not recognize any gain or loss for accounting purposes upon the exchange of registered notes for outstanding notes. We will amortize the expenses incurred in connection with the issuance of the registered notes over the term of the registered notes.

Consequences of Failure to Exchange

        If you do not exchange your outstanding notes for registered notes pursuant to the exchange offer, you will continue to be subject to the restrictions on transfer of the outstanding notes as described in the legend on the notes. In general, the outstanding notes may be offered or sold only if registered under the Securities Act, unless they are sold under an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We do not currently anticipate that we will register the outstanding notes under the Securities Act. However, under limited circumstances we may be required to file with the SEC a shelf registration statement to cover resales of the outstanding notes by the holders of notes who satisfy conditions relating to the provision of information in connection with the shelf registration statement. Please refer to the section in this prospectus entitled "Description of the Notes—Registration Rights" for a more complete discussion of these registration rights.

        Your participation in the exchange offer is voluntary, and you should carefully consider whether to participate. We urge you to consult your financial and tax advisors in making a decision whether or not to tender your outstanding notes. Please refer to the section in this prospectus entitled "Certain United States Federal Tax Considerations" for a more complete discussion of the tax consequences of participating in the exchange offer.

        As a result of the making of, and upon acceptance for exchange of all validly tendered outstanding notes pursuant to the terms of, this exchange offer, we will have fulfilled a covenant contained in the registration rights agreement. If you do not tender your outstanding notes in the exchange offer, you will be entitled to all the rights and limitations applicable to the outstanding notes under the indenture, except for any rights under the registration rights agreement that by their terms end or cease to have further effectiveness as a result of the making of this exchange offer. To the extent that outstanding notes are tendered and accepted in the exchange offer, the trading market for untendered, or tendered but unaccepted, outstanding notes could be adversely affected. Please refer to the section in this prospectus entitled "Risk Factors—If You Do Not Exchange Your Outstanding Notes for Registered Notes, Your Notes Will Continue to Have Restrictions on Transfer" for an additional discussion of the consequences of not participating in the exchange offer.

        We may in the future seek to acquire, subject to the terms of the indenture, untendered outstanding notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. The terms of these purchases or offers may differ from the terms of the exchange offer.

Resale of Registered Notes

        As noted above, we are making the exchange offer in reliance on the position of the staff of the SEC in interpretive letters addressed to third parties in other transactions. However, we have not sought an interpretive letter from the staff and we cannot assure you that the staff would make a similar determination with respect to the exchange offer as it has in past interpretive letters to third parties. Any holder who is an affiliate of ours or who has an arrangement or understanding with respect to the distribution of the registered notes to be acquired pursuant to the exchange offer, or any broker-dealer who purchased outstanding notes from us to resell pursuant to Rule 144A or any other available exemption under the Securities Act:

  •
  cannot rely on the applicable interpretations of the staff; and

  •
  must comply with the registration and prospectus delivery requirements of the Securities Act.

        A broker-dealer who holds outstanding notes that were acquired for its own account as a result of market-making or other trading activities may be deemed to be an underwriter within the meaning of the Securities Act and must, therefore, deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of registered notes. Each broker-dealer that receives registered notes for its own account in exchange for outstanding notes, where the outstanding notes were acquired by a broker-dealer as a result of market-making activities or other trading activities, must acknowledge in the letter of transmittal that it will deliver a prospectus in connection with any resale of the registered notes. A secondary resale transaction in the United States by a holder using the exchange offer to participate in a distribution of outstanding notes must be covered by an effective registration statement containing the selling security holder information required by Item 507 of Regulation S-K. Please refer to the section in this prospectus entitled "Plan of Distribution" for a more complete discussion of your ability to resell the registered notes.

        In addition, to comply with the securities laws of some jurisdictions, the registered notes may be offered or sold only if they have been registered or qualified for sale in the jurisdiction or an exemption from registration or qualification is available and is complied with. We have agreed, pursuant to the registration rights agreement and subject to specified limitations in the registration rights agreement, to register or qualify the registered notes for offer or sale under the securities or blue sky laws of these jurisdictions as any holder of the registered notes reasonably requests. Registration or qualification may require the imposition of restrictions or conditions, including suitability requirements for offerees or purchasers, in connection with the offer or sale of any registered notes.

BUSINESS

General

        Jefferson Smurfit Corporation (U.S.), a Delaware corporation, is an integrated producer of containerboard, corrugated containers and other packaging products. We have operations primarily in the United States. For the year ended December 31, 2001, our net sales were $3,344 million and net income was $108 million.

        We are a wholly-owned subsidiary of JSCE, Inc., a Delaware corporation. JSCE, Inc. is a wholly-owned subsidiary of Smurfit-Stone Container Corporation, a Delaware corporation. Smurfit-Stone is an integrated producer of containerboard, corrugated containers and other packaging products. Smurfit-Stone is the industry's leading manufacturer of paperboard and paper-based packaging, including containerboard, corrugated containers, multiwall bags, and coated recycled boxboard and is a leading producer of solid bleached sulfate, folding cartons and labels. Smurfit-Stone is the world's largest paper recycler.

        Smurfit-Stone is a holding company with no business operations of its own. Smurfit-Stone conducts its business operations through two wholly-owned subsidiaries: JSCE, Inc. and Stone Container Corporation.

Products

        We report our results of operations in three industry segments, all of which are reportable: (1) Containerboard and Corrugated Containers, (2) Consumer Packaging and (3) Reclamation. For financial information relating to our segments, see the information set forth in Note 16 of the Notes to the Audited Consolidated Financial Statements. On January 1, 2002, we combined the former Specialty Packaging segment with the Consumer Packaging segment.

Containerboard and Corrugated Containers Segment

        As of September 30, 2002, the Containerboard and Corrugated Containers segment included five paper mills, 53 container plants and two wood products plants located in the United States, one container plant located in Mexico and one container plant located in Puerto Rico. Our primary products include:

  •
  corrugated containers;

  •
  containerboard; and

  •
  solid bleached sulfate.

        We produce a full range of high quality corrugated containers designed to protect, ship, store and display products made to our customers' merchandising and distribution specifications. Corrugated containers are sold to a broad range of manufacturers of consumable goods. Corrugated containers are used to ship such diverse products as home appliances, electric motors, small machinery, grocery products, produce, computers, books, furniture and many other products. We provide customers with innovative packaging solutions to advertise and sell their products. In addition, we manufacture and sell a variety of retail ready, point of purchase displays and a full line of specialty products, including pizza boxes, corrugated clamshells for the food industry, Cordeck® recyclable pallets and custom die-cut boxes to display packaged merchandise on the sales floor. Our container plants serve local customers and large national accounts.

        Our containerboard mills produce a full line of containerboard, which is used primarily in the production of corrugated packaging. In 2001, we produced 803,000 tons of unbleached kraft linerboard, 276,000 tons of white top linerboard and 255,000 tons of recycled corrugating medium. The Stevenson,

Alabama mill, which was acquired September 30, 2002, will add 830,000 tons of annual production capacity of corrugating medium. Our containerboard mills and corrugated container operations are highly integrated, with the majority of our containerboard used internally by our corrugated container operations or by Stone Container's corrugated container operations. In 2001, our corrugated container plants consumed 1,620,000 tons of containerboard.

        Our paper mills also produce solid bleached sulfate (SBS), specializing in high-quality grades of SBS which are designed to meet the demanding print requirements of folding carton and carded packaging customers in the food, pharmaceutical, cosmetic and other niche markets. A portion of our SBS is consumed internally by our folding carton plants.

        Production for our paper mills and sales volume for our corrugated container facilities for the last three years were:

	2001	2000	1999
Tons produced (in thousands)
Containerboard	1,334	1,433	1,592
Solid bleached sulfate	187	190	189
Corrugated containers sold (in billion sq. ft.)	27.1	28.7	29.1

Consumer Packaging Segment

        The Consumer Packaging segment includes four paper mills, 17 folding carton plants and 14 other converting plants. On September 30, 2002, we completed the sale to a third party of the industrial packaging assets formerly included in the Consumer Packaging segment. The assets sold included 17 tube and core manufacturing facilities, three fiber partition plants and three uncoated recycled boxboard mills. These operations employed approximately 700 hourly and 150 salaried employees. Net sales for the year ended December 31, 2001 for the operations sold, were $122 million and EBITDA was approximately $9 million.

        All of our Consumer Packaging operations are located in the United States. Our primary products include:

  •
  folding cartons;

  •
  coated recycled boxboard;

  •
  laminated products;

  •
  paper, foil and heat transfer labels; and

  •
  rotogravure cylinders.

        Folding cartons are used primarily to protect customers' products, while providing point of purchase advertising. We produce a full range of carton styles appropriate to nearly all carton end uses. The folding carton plants offer extensive converting capabilities, including sheet and web lithographic, rotogravure and flexographic printing and laminating. The folding carton plants also provide a full line of structural and graphic design services tailored to specific technical requirements, as well as photography for packaging, sales promotion concepts and point of purchase displays. Converting capabilities include gluing, tray forming, windowing, waxing and laminating, plus other specialties. Our customer base is made up primarily of producers of packaged foods, beverages, fast food, detergents, paper, pharmaceuticals and cosmetics. Our customers range from local accounts to large national accounts.

        Our coated recycled boxboard mills produce the broadest range of recycled grades in the industry, including clay-coated newsback, kraftback and whiteback, as well as waxable and laminated grades. Our coated boxboard mills and folding carton operations are highly integrated, with the majority of our coated boxboard used internally by our folding carton operations. In 2001, our folding carton and lamination plants consumed 519,000 tons of recycled boxboard and solid bleached sulfate, representing an integration level of approximately 68%.

        All of our boxboard is made from 100 percent reclaimed fiber. Production for the coated boxboard mills and sales volume for the folding carton facilities for the last three years were:

	2001	2000	1999
Tons produced (in thousands)
Coated boxboard	569	590	581
Folding cartons sold (tons, in thousands)	523	561	549

        We produce paper and metallized paper labels and DI-NA-CAL® heat transfer labels which are used in a wide range of industrial and consumer product applications. DI-NA-CAL® is a proprietary labeling system that applies high-speed heat transfer labels to plastic containers. We also produce specialized laminations of film, foil and paper and high-quality rotogravure cylinders. We have a full-service organization experienced in the production of color separations and lithographic film for the commercial printing, advertising and packaging industries.

Reclamation Segment

        Our reclamation operations procure fiber resources for Smurfit-Stone's paper mills as well as for other producers. We operate 23 reclamation facilities throughout the United States that collect, sort, grade and bale recovered paper. We also collect aluminum and glass for resale to manufacturers of these products. In addition, we operate a nationwide brokerage system whereby we purchase and resell recovered paper to Smurfit-Stone's recycled paper mills and other producers on a regional and national contract basis. Brokerage contracts provide bulk purchasing, resulting in lower prices and cleaner recovered paper. Many of our reclamation facilities are located close to Smurfit-Stone's recycled paper mills, ensuring availability of supply with minimal shipping costs. Domestic tons of fiber reclaimed and brokered for 2001, 2000 and 1999 were 6,714,000, 6,768,000, and 6,560,000, respectively.

Fiber Resources

        Wood fiber and reclaimed fiber are the principal raw materials used in the manufacture of our paper products. We satisfy the majority of our need for wood fiber through purchases on the open market or under supply agreements. As part of the Stevenson Mill Acquisition, we acquired approximately 82,000 acres of timberland in the southeastern United States. We satisfy essentially all of our need for reclaimed fiber through Smurfit-Stone's reclamation operations and national brokerage system.

        Wood fiber and reclaimed fiber are purchased in highly competitive, price-sensitive markets, which have historically exhibited price and demand cyclicality. Conservation regulations have caused, and will likely continue to cause, a decrease in the supply of wood fiber and higher wood fiber costs in some of the regions in which we procure wood fiber. Fluctuations in supply and demand for reclaimed fiber have occasionally caused tight supplies of reclaimed fiber and, at those times, we have experienced an increase in the cost of such fiber.

Marketing

        Our marketing strategy is to sell a broad range of paper-based packaging products to marketers of industrial and consumer products. In managing the marketing activities of our paperboard mills, we seek to meet the quality and service needs of the customers of our converting plants at the most efficient cost, while balancing those needs against the demands of our open market customers. Our converting plants focus on supplying both specialized packaging with high value graphics that enhance a product's market appeal and high-volume commodity products.

        We seek to serve a broad customer base for each of our industry segments and as a result we serve thousands of accounts from our plants. Each plant has its own sales force and many have product design engineers and other service professionals who are in close contact with customers to respond to their specific needs. We complement our local plants' marketing and service capabilities with regional and national design and service capabilities, as well as national sales offices for customers who purchase through a centralized purchasing office. National account business may be allocated to more than one plant due to production capacity, logistics and equipment requirements.

        Our business is not dependent upon a single customer or upon a small number of major customers. We do not believe the loss of any one customer would have a material adverse effect on our business.

Competition

        The markets in which we sell our principal products are highly competitive and comprised of many participants. Although no single company is dominant, we do face significant competitors in each of our businesses. Our competitors include large vertically integrated companies as well as numerous smaller companies. The industries in which we compete have historically been sensitive to price fluctuations brought about by shifts in industry capacity and other cyclical industry conditions. While we compete primarily on the basis of price in many of our product lines, other competitive factors include design, quality and service, with varying emphasis depending on product line.

Backlog

        Demand for our major product lines is relatively constant throughout the year and seasonal fluctuations in marketing, production, shipments and inventories are not significant. Backlogs are not a significant factor in the industry. We do not have a significant backlog of orders as most orders are placed for delivery within 30 days.

Research and Development

        Our research and development center, located in Carol Stream, Illinois, uses advanced technology to assist all levels of the manufacturing and sales processes, from raw material supply through finished packaging performance. Research programs have provided improvements in coatings and barriers, stiffeners, inks and printing. Our technical staff conducts basic, applied and diagnostic research, develops processes and products and provides a wide range of other technical services.

        We actively pursue applications for patents on new inventions and designs and attempt to protect our patents against infringement. Nevertheless, we believe our success and growth are more dependent on the quality of our products and our relationships with customers, than on the extent of our patent protection. We hold or are licensed to use certain patents, licenses, trademarks and trade names on products, but we do not consider the successful continuation of any material aspect of our business to be dependent upon such intellectual property.

Employees

        We had approximately 14,000 employees at September 30, 2002, of which approximately 13,800 were employees of U.S. operations. Approximately 8,000 (58%) of our domestic employees are represented by collective bargaining units. The expiration dates of union contracts for our major paper mill facilities are as follows:

  •
  Brewton, Alabama—October 2007

  •
  Fernandina Beach, Florida—June 2008

        We believe our employee relations are generally good. We are currently in negotiations with unions that represent production employees at a number of our operations. There were no significant or material work stoppages during 2001. While the terms of our collective bargaining agreements may vary, we believe the material terms of the agreements are customary for the industry, the type of facility, the classification of the employees and the geographic location covered thereby.

Properties

        We maintain manufacturing facilities and sales offices throughout North America. We believe our facilities are adequately insured, properly maintained and equipped with machinery suitable for their use. Our manufacturing facilities as of September 30, 2002 are summarized below.

	Number of Facilities
				State Locations(a)
	Total	Owned	Leased
United States
Paper mills	9	9		6
Corrugated container plants	53	42	11	21
Consumer packaging plants	31	20	11	12
Reclamation plants	23	16	7	14
Wood products plants	2	2		2

Subtotal	118	89	29	26
Canada and Other North America
Corrugated container plants	2	2		N/A

Total	120	91	29	N/A

(a)
Reflects the number of states in which we have at least one manufacturing facility.

        The paper mills represent approximately 67% of our investment in property, plant and equipment. In addition, as part of the Stevenson Mill Acquisition, we acquired approximately 82,000 acres of timberland in the states of Alabama and Tennessee. The approximate annual tons of productive capacity of our paper mills at September 30, 2002 were:

Annual Capacity
(in thousands)
Containerboard	2,378
Solid bleached sulfate	200
Coated boxboard	602

Total	3,180

        Substantially all of our operating facilities have been pledged as collateral under our credit agreement. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Financing Activities."

Litigation

        In 1998, seven putative class action complaints were filed in the United States District Court for the Northern District of Illinois and in the United States District Court for the Eastern District of Pennsylvania. These complaints alleged that Stone Container reached agreements in restraint of trade that affected the manufacture, sale and pricing of corrugated products in violation of antitrust laws.

The complaints have been amended to name several other defendants, including Jefferson Smurfit (U.S.) and Smurfit-Stone. The suits seek an unspecified amount of damages arising out of the sale of corrugated products for the period from October 1, 1993 through March 31, 1995. Under the provisions of the applicable statutes, any award of actual damages could be trebled. The complaints have been transferred to and consolidated in the United States District Court for the Eastern District of Pennsylvania, which has certified two plaintiff classes. The defendants' appeal of the class certification rulings in the Third Circuit Court of Appeals has been denied. We are vigorously defending these cases.

        Our subsidiary, Smurfit Newsprint Corporation, is a party to a settlement agreement to implement a nationwide class action settlement of claims involving Cladwood®, a composite wood siding product manufactured by Smurfit Newsprint that has been used primarily in the construction of manufactured or mobile homes. The class action claimants alleged that Cladwood® siding on their homes prematurely failed. The settlement was reached in connection with a class action pending in King County, Washington and also resolved all other pending class actions. As a result of the settlement in 1998, Smurfit Newsprint paid $20 million into a settlement fund, plus up to approximately $6.5 million of administrative costs, plaintiffs' attorneys' fees, and class representative payments. Smurfit Newsprint retained a reversionary interest in a portion of the settlement fund and, based on this interest, obtained a return of $10 million from the fund in 2000, which was recorded as a reduction in selling and administrative expense. The claims period was originally scheduled to expire in February 2002, but has been extended until 2005 in accordance with a protocol that limits Smurfit Newsprint's liability for future claims to the amount remaining in the claim fund.

        We are a defendant in a number of lawsuits and claims arising out of the conduct of our business, including those related to environmental matters. While the ultimate results of such suits or other proceedings against us cannot be predicted with certainty, we believe the resolution of these matters will not have a material adverse effect on our consolidated financial condition or results of operations.

Environmental Compliance

        Our operations are subject to extensive environmental regulation by federal, state and local authorities. In the past, we have made significant capital expenditures to comply with water, air, solid and hazardous waste and other environmental laws and regulations. We expect to make significant expenditures in the future for environmental compliance. Because various environmental standards are subject to change, it is difficult to predict with certainty the amount of capital expenditures that will ultimately be required to comply with future standards.

        In particular, the United States Environmental Protection Agency (EPA) has finalized significant portions of its comprehensive rule governing the pulp, paper and paperboard industry, known as the "Cluster Rule". Phase I of the Cluster Rule required us to convert our bleached linerboard mill at Brewton, Alabama to an elemental chlorine free bleaching process, to install systems at several of our mills for the collection and destruction of low volume, high concentration gases and to implement best management practices, such as spill controls. These projects have been substantially completed at a cost of approximately $85 million as of September 30, 2002 (of which approximately $7 million was spent in 2002). Phase II of the Cluster Rule will require the implementation of systems to collect high volume, low concentration gases at various mills and has a compliance date of 2006. Phase III of the Cluster Rule will require control of particulate from recovery boilers, smelt tanks and lime kilns and has a compliance date of 2005. We continue to study possible means of compliance with Phases II and III of the Cluster Rule. Based on currently available information, we estimate that the aggregate compliance cost of Phases II and III of the Cluster Rule is likely to be in the range of $30 million to $35 million and that such cost will be incurred over the next five years.

        In addition to Cluster Rule compliance, we anticipate additional capital expenditures related to environmental compliance. Excluding the spending on Cluster Rule projects described above, for the past three years we have spent an average of approximately $2 million annually on capital expenditures for environmental purposes. We anticipate that environmental capital expenditures will be approximately $3 million in 2002. Because our principal competitors are subject to comparable environmental standards, including the Cluster Rule, it is our opinion, based on current information, that compliance with environmental standards should not adversely affect our competitive position. However, we could incur significant expenditures due to changes in law or the discovery of new information, which could have a material adverse effect on our operating results.

Environmental Matters

        Federal, state and local environmental requirements are a significant factor in our business. We employ processes in the manufacture of paperboard and other products which result in various discharges, emissions, and wastes. These processes are subject to numerous federal, state and local environmental laws and regulations, including reporting and disclosure obligations. We operate and expect to continue to operate under permits and similar authorizations from various governmental authorities that regulate such discharges, emissions and wastes.

        We also face potential liability as a result of releases, or threatened releases, of hazardous substances into the environment from various sites owned and operated by third parties at which company-generated wastes have allegedly been deposited. Generators of hazardous substances sent to off-site disposal locations at which environmental problems exist, as well as the owners of those sites and certain other classes of persons (generally referred to as "potentially responsible parties" or "PRPs"), are, in most instances, subject to joint and several liability for response costs for the investigation and remediation of such sites under the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (CERCLA) and analogous state laws, regardless of fault or the lawfulness of the original disposal. We have received notice that we are or may be a PRP at a number of federal and/or state sites where response action may be required, and as a result may have joint and several liability for cleanup costs at such sites. However, liability for CERCLA sites is typically shared with other PRPs and costs are commonly allocated according to relative amounts of waste deposited. Our relative percentage of waste deposited at these sites ranges from 1% to 6%. In addition to participating in the remediation of sites owned by third parties, we have entered into consent orders for the investigation and/or remediation of certain company-owned properties.

        Based on current information, we believe the probable costs of the potential environmental enforcement matters discussed above, response costs under CERCLA and similar state laws, and the remediation of owned property will not have a material adverse effect on our financial condition or results of operations. As of September 30, 2002, we had approximately $14 million reserved for such environmental liabilities. We believe our liability for these matters was adequately reserved at September 30, 2002.

MANAGEMENT

Directors and Executive Officers

        The following table sets forth certain information, as of the date of this prospectus, with respect to each of our executive officers and directors.

Name	Age	Position
Patrick J. Moore	48	Director, President and Chief Executive Officer
Charles A. Hinrichs	48	Director, Vice President and Chief Financial Officer
Jeffrey S. Beyersdorfer	41	Vice President and Treasurer
Mathew J. Blanchard	43	Vice President and General Manager—Board Sales Division
James P. Davis	47	Vice President and General Manager—Corrugated Container Division
James D. Duncan	61	Vice President—Corporate Sales and Marketing
Daniel J. Garand	51	Vice President of Supply Chain Operations
Michael F. Harrington	62	Vice President—Employee Relations
Craig A. Hunt	41	Vice President, Secretary and General Counsel
Paul K. Kaufmann	48	Vice President and Corporate Controller
Leslie T. Lederer	54	Vice President—Strategic Investment Disposition
F. Scott Macfarlane	56	Vice President and General Manager—Consumer Packaging Division
Timothy J.P. McKenna	54	Vice President—Investor Relations
Mark R. O'Bryan	39	Vice President—Procurement
Thomas A. Pagano	55	Vice President—Planning
John M. Riconosciuto	50	Vice President of Operations—Consumer Packaging Division
David C. Stevens	68	Vice President and General Manager—Smurfit Recycling Company
William N. Wandmacher	60	Vice President and General Manager—Containerboard Mill Division

        Set forth below is information concerning our directors and executive officers.

        Patrick J. Moore, born September 7, 1954, was elected President and Chief Executive Officer of Jefferson Smurfit (U.S.) in January 2002. He was Vice President and Chief Financial Officer of Jefferson Smurfit (U.S.) from November 1998 to January 2002 and held the same position with the former Jefferson Smurfit (now known as Smurfit-Stone Container Corporation) since October 1996. He was Vice President and General Manager—Industrial Packaging Division of Jefferson Smurfit from December 1994 to October 1996. He served as Vice President and Treasurer from February 1993 to December 1994. He is a director of Reserve Capital Partners. Mr. Moore was first elected a director in 1998.

        Charles A. Hinrichs, born December 3, 1953, was appointed Vice President and Chief Financial Officer of Jefferson Smurfit (U.S.) in January 2002. He was Vice President and Treasurer from November 1998 until January 2002 and held the same position with the former Jefferson Smurfit since April 1995. Mr. Hinrichs was first elected a director in 2002.

        Jeffrey S. Beyersdorfer, born November 21, 1961, was appointed Vice President and Treasurer of Jefferson Smurfit (U.S.) in June 2002. Prior to joining Jefferson Smurfit (U.S.), Mr. Beyersdorfer served as Vice President—Finance and Treasurer at Premcor Inc. from April 1997 to June 2002, Vice President—Investment Banking at A.G. Edward & Sons, Inc. from February 1995 to April 1997, and an Associate with Bankers Trust Co. from May 1990 to February 1995.

        Mathew J. Blanchard, born September 9, 1959, was appointed Vice President and General Manager—Board Sales Division in July 2000. Prior to joining Jefferson Smurfit (U.S.), Mr. Blanchard held various positions with St. Laurent Paperboard Inc. (which was acquired by Stone Container Corporation on May 31, 2000), including Vice President—Supply Chain Management from 1998 until July 2000, Controller for U.S. Operations from April 1998 to July 1998, Director of Operations Planning from August 1997 to March 1998, Vice President of Operations Planning from August 1995 to August 1997 and Vice President of Marketing Services from December 1994 to August 1995.

        James P. Davis, born August 9, 1955, was appointed Vice President and General Manager—Corrugated Container Division in January 2002. Mr. Davis was Vice President and Area Manager of the Corrugated Container Division of Jefferson Smurfit (U.S.) from November 1998 to January 2002 and held the same position with the former Jefferson Smurfit. From March 1998 to November 1998, he was Vice President and General Manager of the Container Division. He was Vice President and General Manager of the Consumer Packaging Division from November 1995 to March 1998 prior to that. He held various management positions in the Container Division since joining Jefferson Smurfit (U.S.) in 1977.

        James D. Duncan, born June 12, 1941, has been Vice President—Corporate Sales of Jefferson Smurfit (U.S.) since August 2001, and was Vice President—Corporate Sales and Marketing from October 2000 to August 2001. Prior to that he was Vice President and General Manager—Specialty Packaging Division of Jefferson Smurfit (U.S.) from November 1998 to October 2000 and held the same position with the former Jefferson Smurfit. Mr. Duncan was Vice President and General Manager—Industrial Packaging Division from October 1996 to November 1998. He was Vice President and General Manager, Converting Operations—Industrial Packaging Division from April 1994 to October 1996.

        Daniel J. Garand, born December 12, 1950, was appointed Vice President of Supply Chain Operations in October 1999. From 1996 to 1999, Mr. Garand was Vice President of Supply Chain Management for the Automotive Sector of Allied Signal's Automotive Group. Prior to that, he was employed by Digital Equipment Company for 26 years in a variety of management positions in logistics, acquisitions and distribution.

        Michael F. Harrington, born August 6, 1940, has been Vice President—Human Resources of Jefferson Smurfit (U.S.) since November 1998 and held the same position with the former Jefferson Smurfit since January 1992.

        Craig A. Hunt, born May 31, 1961, has been Vice President, Secretary and General Counsel of Jefferson Smurfit (U.S.) since November 1998. Prior to that he was Senior Counsel and Assistant Secretary of the former Jefferson Smurfit from January 1993 to November 1998.

        Paul K. Kaufmann, born May 11, 1954, has been Vice President and Corporate Controller of Jefferson Smurfit (U.S.) since November 1998, and held the same position with the former Jefferson Smurfit since July 1998. He was Corporate Controller of the former Jefferson Smurfit from March 1998 to July 1998. Prior to that he was Division Controller for the Containerboard Mill Division from November 1993 until March 1998.

        Leslie T. Lederer, born July 20, 1948, has been Vice President—Strategic Investment Dispositions of Jefferson Smurfit (U.S.) since November 1998. He was Vice President, Secretary and General Counsel of Stone Container from 1987 to November 1998.

        F. Scott Macfarlane, born January 17, 1946, has been Vice President and General Manager—Consumer Packaging Division of Jefferson Smurfit (U.S.) since October 2000. Prior to that, he was Vice President and General Manager—Folding Carton and Boxboard Mill Division from November 1998 to October 2000 and held the same position with the former Jefferson Smurfit since November 1995.

        Timothy J.P. McKenna, born March 25, 1948, has been Vice President—Investor Relations and Communications of Jefferson Smurfit (U.S.) since November 1998, and held the same position with the former Jefferson Smurfit since July 1997. He joined Jefferson Smurfit in October 1995 as Director of Investor Relations and Communications.

        Mark R. O'Bryan, born January 15, 1963, joined Jefferson Smurfit (U.S.) in October 1999 as Vice President—Procurement. Prior to joining Jefferson Smurfit (U.S.), Mr. O'Bryan was employed for 13 years at General Electric Corporation in global sourcing and materials management at several of General Electric Corporation's manufacturing businesses, including the positions of General Manager of Materials & Sourcing for General Electric Engine Services from May 1998 to September 1999 and Manager of Sourcing for General Electric Plastics Americas from March 1996 to April 1998.

        Thomas A. Pagano, born January 21, 1947, has been Vice President—Planning of Jefferson Smurfit (U.S.) since November 1998, and held the same position with the former Jefferson Smurfit since May 1996. He was Director of Corporate Planning of Jefferson Smurfit from September 1995 to May 1996.

        John M. Riconosciuto, born September 4, 1952, was appointed Vice President of Operations for the Consumer Packaging Division of Jefferson Smurfit (U.S.) in January 2002. He was Vice President and General Manager—Specialty Packaging Division from October 2000 to January 2002. Prior to that, he was Vice President and General Manager—Bag Packaging Division since November 1998. He was Vice President and General Manager—Industrial Bag and Specialty Packaging Division of Stone Container from January 1997 to November 1998. From July 1995 to January 1997, he was Vice President and General Manager of the Multiwall Group of Stone Container.

        David C. Stevens, born August 11, 1934, has been Vice President and General Manager—Smurfit Recycling Division of Jefferson Smurfit (U.S.) since November 1998 and held the same position with the former Jefferson Smurfit since January 1993.

        William N. Wandmacher, born September 27, 1942, has been Vice President and General Manager—Containerboard Mill Division of Jefferson Smurfit (U.S.) since November 1998 and held the same position with the former Jefferson Smurfit since January 1993.

EXECUTIVE COMPENSATION

        The following table sets forth the cash and non-cash compensation awarded to or earned by each of the executive officers of Smurfit-Stone named below (the "Named Executive Officers") for services that they provided to Smurfit-Stone and its subsidiaries, on a consolidated basis, for each of the last three fiscal years.

Compensation

Summary Compensation Table

Long-Term Compensation
Annual Compensation
Name and Principal Position				Other Annual Compensation ($)	Securities Underlying Options	All Other Compensation ($)(a)
	Year	Salary ($)	Bonus ($)
Michael W.J. Smurfit(b) Chairman of the Board	2001 2000 1999	900,000 900,000 900,000	360,000 562,500 445,140	260,907 356,441 217,768	0 200,000 250,000	32,594 31,355 24,483
Ray M. Curran(c) Former President and Chief Executive Officer	2001 2000 1999	1,312,500 1,275,000 1,206,252	530,000 1,275,000 1,274,970	0 0 4,213	75,000 300,000 0	18,428 17,280 5,000
Patrick J. Moore(c) Vice President and Chief Financial Officer	2001 2000 1999	765,000 765,000 761,250	765,000 765,000 573,752	5,920 3,280 0	50,000 200,000 0	12,776 12,168 11,257
William N. Wandmacher Vice President and General Manager—Containerboard Mill Division	2001 2000 1999	461,812 370,002 340,008	242,209 173,790 167,395	7,698 7,834 6,215	25,000 100,000 0	20,819 16,873 15,084
F. Scott Macfarlane Vice President and General Manager— Consumer Packaging Division	2001 2000 1999	369,450 325,417 304,996	137,489 288,120 136,892	9,322 8,176 2,810	25,000 0 0	11,235 10,078 5,000

(a)
Amounts shown under "All Other Compensation" for 2001 include a $5,250 contribution to Smurfit-Stone's Savings Plan for each of the Named Executive Officers (other than Dr. Smurfit) and Smurfit-Stone-paid split-dollar term life insurance premiums for Dr. Smurfit ($30,957), Messrs. Curran ($13,178), Moore ($7,526), Wandmacher ($15,569) and Macfarlane ($5,985). Dr. Smurfit also had reportable (above 120% of the applicable federal long-term rate) earnings equal to $1,637 credited to his account under Smurfit-Stone's Deferred Compensation Capital Enhancement Plan.

(b)
The amounts shown in "Other Annual Compensation" represent a "gross up" payment for a portion of Dr. Smurfit's Federal and State income tax liability. Dr. Smurfit is not an officer of Jefferson Smurfit (U.S.) or JSCE.

(c)
Mr. Curran retired from Smurfit-Stone as of January 4, 2002. See "Executive Compensation—Retirement of Chief Executive." Mr. Moore was named to succeed Mr. Curran as President and Chief Executive Officer of Smurfit-Stone.

Option Grants in Last Fiscal Year

        The following table provides information concerning stock options granted to the Named Executive Officers during 2001.

Option Grants in 2001

					Potential Realizable Value at Annual Rates of Stock Price Appreciation for Option Term ($)(b)
	Number of Securities Underlying Options Granted
		% of Total Options Granted to Employees in Fiscal Year(a)
Name			Exercise or Base Price ($ Per Share)	Expiration Date
					5%	10%
Michael W.J. Smurfit	0	N/A	N/A	N/A	N/A	N/A
Ray M. Curran	75,000	2.7%	14.42	06/15/11	680,150	1,723,632
Patrick J. Moore	50,000	1.8%	14.42	06/15/11	453,433	1,149,088
William N. Wandmacher	25,000	0.9%	14.42	06/15/11	226,717	574,544
F. Scott Macfarlane	25,000	0.9%	14.42	06/15/11	226,717	574,544

(a)
Reflects percentage of total options granted to employees in 2001 under Smurfit-Stone's 1998 Long-Term Incentive Plan (the "Incentive Plan").

(b)
The dollar amounts under these columns are the result of calculations at 5% and 10% rates, as set by the SEC's executive compensation disclosure rules. Actual gains, if any, on stock option exercises depend on future performance of Smurfit-Stone's common stock and overall stock market conditions. No assurance can be made that the amounts reflected in these columns will be achieved.

        As of December 31, 2001, there were 25,201,952 shares of Smurfit-Stone common stock reserved for issuance under all of the stock-based incentive plans of Smurfit-Stone, including approximately 7,000,000 shares available for future grants.

Option Exercises and Year-End Values

        The following table summarizes the exercise of options and the value of options held by the Named Executive Officers as of December 31, 2001.

Aggregated Option Exercises in Last Fiscal Year
and Year-End Option Value

Name	Shares Acquired on Exercise(#)	Value Realized	Number of Securities Underlying Unexercised Options at January 1, 2002(#) Exercisable/Unexercisable	Value of Unexercised In-the-Money Options at January 1, 2002($)(a) Exercisable/Unexercisable
Michael W.J. Smurfit	0	0	1,109,333/366,667	$6,125,220/334,000
Ray M. Curran	0	0	1,375,000/ 0	4,042,875/ 0
Patrick J. Moore	0	0	541,667/358,333	1,770,876/763,561
William N. Wandmacher	0	0	212,500/137,500	858,306/286,156
F. Scott Macfarlane	0	0	187,500/ 62,500	731,656/157,156

(a)
The closing market value of Smurfit-Stone's common stock on December 31, 2001 was $15.97 per share. On that date, the exercise price per share for outstanding options held by the Named Executive Officers ranged from $10.00 to $17.625.

Pension Plans

Salaried Employees' Pension Plan and Supplemental Income Pension Plan

        Smurfit-Stone and its subsidiaries maintain a non-contributory pension plan for salaried employees (the "Pension Plan") and a non-contributory supplemental income pension plan (the "SIP") for certain key executive officers, under which benefits are determined by final average earnings and years of credited service and are offset by a certain portion of social security benefits. For purposes of the Pension Plan, final average earnings equals the participant's average earnings for the five consecutive highest-paid calendar years of the participant's last 10 years of service, including overtime and certain bonuses, but excluding bonus payments under Smurfit-Stone's annual management incentive plan (the "MIP"), deferred or acquisition bonuses, fringe benefits and certain other compensation. For purposes of the SIP, final average earnings equals the participant's average earnings, including bonuses under the MIP, for the five consecutive highest-paid calendar years of the participant's last 10 years of service. The SIP recognizes all years of credited service.

        The pension benefits for the Named Executive Officers can be calculated pursuant to the following table, which shows the total estimated single life annuity payments (prior to adjustment for Social Security) that would be payable to the Named Executive Officers participating in the Pension Plan and the SIP after various years of service at selected compensation levels. Payments under the SIP are an unsecured liability of Smurfit-Stone.

Remuneration Final Average Earnings	5 years	10 years	15 years	20 years	Each Year in Excess of 20 Years
$200,000	$25,000	$50,000	$75,000	$100,000	*
400,000	50,000	100,000	150,000	200,000	*
600,000	75,000	150,000	225,000	300,000	*
800,000	100,000	200,000	300,000	400,000	*
1,000,000	125,000	250,000	375,000	500,000	*
1,200,000	150,000	300,000	450,000	600,000	*
1,400,000	175,000	350,000	525,000	700,000	*
1,600,000	200,000	400,000	600,000	800,000	*
1,800,000	225,000	450,000	675,000	900,000	*
2,000,000	250,000	500,000	750,000	1,000,000	*

*
An additional 1% of earnings is accrued for each year in excess of 20 years.

        Dr. Smurfit and Messrs. Moore, Wandmacher and Macfarlane participate in the SIP and have 46, 15, 36, and 31 years of credited service, respectively. Current average annual earnings as of December 31, 2001, for each of the Named Executive Officers was as follows: Dr. Smurfit (1,184,178); Mr. Moore ($986,689); Mr. Wandmacher ($488,350) and Mr. Macfarlane ($440,992). Mr. Curran is not a participant in the SIP. He has 21 years of credited service under the Pension Plan, which includes 18 years of service with Jefferson Smurfit Group. The net pension benefit payable to Mr. Curran under the benefit calculation is reduced by the amount of the pension benefit payable by Jefferson Smurfit Group under the Jefferson Smurfit Group pension plan. Smurfit-Stone has agreed to purchase an annuity to provide additional retirement payments to Mr. Curran as described in "—Retirement of Chief Executive." See "Executive Compensation—Retirement of Chief Executive" for a more complete description of the agreements executed in connection with the retirement of Mr. Curran.

Employment Agreements And Severance Agreements

        Smurfit-Stone has entered into agreements with Messrs. Moore, Macfarlane and Wandmacher and other senior executives, and had an employment agreement with Mr. Curran until his retirement on January 4, 2002. The employment agreements require the executives to devote substantially all of their business time to Smurfit-Stone's operations through the term of each executive's respective employment agreement, unless sooner terminated by either party in accordance with the provisions of such employment agreement.

        The employment agreements provide that the executives shall be eligible to participate in any annual performance bonus plans, long-term incentive plans, and/or equity-based compensation plans established or maintained by Smurfit-Stone for its senior executive officers, including the MIP and the Incentive Plan.

        The employment agreements provide that if Smurfit-Stone terminates the executive's employment "without cause" or the executive terminates his employment with "good reason", Smurfit-Stone will:

  •
  pay the executive the full amount of base salary and annual bonus that Smurfit-Stone would have paid under the employment agreement had the executive's employment continued to the end of the employment term;

  •
  continue the executive's coverage under Smurfit-Stone's medical, dental, life, disability, pension, profit sharing and other executive benefit plans through the end of the employment term;

  •
  provide the executive with certain perquisites until the end of the employment term, provided that these Smurfit-Stone-provided perquisites will be reduced to the extent the executive receives comparable perquisites without cost during a period of 36 months for Messrs. Moore and Macfarlane and 24 months for Mr. Wandmacher following each executive's employment termination (the "Post Termination Period");

  •
  continue to count the period through the end of the employment term for purposes of determining the executive's age and service with Smurfit-Stone with respect to (A) eligibility, vesting and the amount of benefits under Smurfit-Stone's executive benefit plans, and (B) the vesting of any outstanding stock options, restricted stock or other equity-based compensation awards; and

  •
  provide outplacement services.

        The employment agreements also provide that if, within 24 months following a "change of control" of Smurfit-Stone, Smurfit-Stone terminates the executive's employment "without cause" or the executive terminates his employment with "good reason", Smurfit-Stone will:

  •
  pay the executive a multiple of three times for Messrs. Moore and Macfarlane and two times for Mr. Wandmacher of the executive's base salary, as in effect on the date of his termination;

  •
  a multiple of three times for Messrs. Moore and Macfarlane and two times for Mr. Wandmacher of the highest of (A) the average annual bonus paid for a prescribed period immediately preceding the executive's employment termination, (B) the target bonus for the fiscal year in which such termination of employment occurs, or (C) the actual bonus attained for the fiscal year in which such termination occurs;

  •
  continue the executive's coverage under Smurfit-Stone's medical, dental, life, disability, and other executive benefit plans for the Post Termination Period;

  •
  pay the value of continued coverage during the Post Termination Period under any pension, profit sharing or other retirement plan maintained by Smurfit-Stone;

  •
  continue to provide the executive with certain perquisites, provided that these Smurfit-Stone-provided perquisites will be reduced to the extent the executive receives comparable perquisites without cost during the Post Termination Period;

  •
  immediately vest all stock options, restricted stock and other equity-based awards; and

  •
  pay for certain outplacement services to the executive.

        Smurfit-Stone generally must make the payments described above within 10 days of the executive's employment termination. Furthermore, the employment agreement of Mr. Moore provides that if the payments and benefits described above would be "excess parachute payments" as defined in Code Section 280G, with the effect that the executive is liable for the payment of an excise tax, then Smurfit-Stone will pay the executive an additional amount to "gross up" the executive for such excise tax.

        The employment agreements also forbid the executives from:

  •
  disclosing Smurfit-Stone's confidential information, inventions or developments;

  •
  diverting any business opportunities or prospects from Smurfit-Stone; and

  •
  during their employment and for a period of up to two years following termination of their employment, competing with any business conducted by Smurfit-Stone or any of its affiliates, or soliciting any employees, customers or suppliers of Smurfit-Stone within the United States.

        In general, each of the following transactions is considered a change in control under the employment agreements:

  •
  a third party's acquisition of 20% or more of Smurfit-Stone common stock;

  •
  an unapproved change in the majority of the Board of Directors of Smurfit-Stone;

  •
  completing certain reorganization, merger or consolidation transactions or a sale of all or substantially all of Smurfit-Stone's assets, or

  •
  the complete liquidation or dissolution of Smurfit-Stone.

        Several other executives (but none of the Named Executive Officers) are parties to employment security agreements with Smurfit-Stone. Among other things, the employment security agreements provide for a lump sum payment based on a specified multiple of salary and bonus plus the payment of certain fringe benefits under certain circumstances within two years after a "change of control" (as such term is defined in the employment security agreements).

Retirement of Chief Executive

        On January 4, 2002, Ray Curran retired from the positions of President and Chief Executive Officer, and as a Director of Smurfit-Stone. Pursuant to a letter agreement between Smurfit-Stone and Mr. Curran, Smurfit-Stone agreed to make certain payments and provide certain benefits to Mr. Curran in consideration for his agreement to cancel his employment agreement. Pursuant to the letter agreement Smurfit-Stone made a lump sum cash payment to Mr. Curran of $8,275,000, which included (1) a payment of $400,000, plus (2) three times the sum of: (A) his annual base salary of $1,325,000; (B) his most recent annual cash bonus under Smurfit-Stone's Management Incentive Plan of $1,275,000; and (C) $25,000, representing the amount reimbursed to him by Smurfit-Stone for financial planning services and tax return preparation during 2001. Smurfit-Stone also paid a 2001 MIP award to Mr. Curran at an amount equal to 40% of his base salary, or $530,000, in accordance with normal practice.

        As a part of the agreement to cancel his employment agreement, Smurfit-Stone also agreed to continue in force all Smurfit-Stone-provided insurance coverage for Mr. Curran and his spouse, including medical, dental, life and disability coverage, for a period of three years from Mr. Curran's retirement date, and to continue to credit him with years of continuous service under certain of Smurfit-Stone's pension plans for three years following his retirement date. The aggregate pension benefit under these plans will be offset by the pension benefit that Mr. Curran receives from the retirement plan(s) of Jefferson Smurfit Group. Smurfit-Stone also agreed to purchase an annuity sufficient to provide an annual payment to Mr. Curran of $200,000, less any amounts received from Smurfit-Stone's pension plans.

        Mr. Curran's unvested stock options became vested as of his retirement date. Mr. Curran will be able to exercise these options at any time prior to the earlier of (1) the expiration or other termination date of such options or (2) the fifth anniversary of his retirement date.

        Finally, Mr. Curran and Smurfit-Stone entered into a consulting agreement, effective as of his retirement date, on customary terms and conditions that requires Mr. Curran to provide executive consulting services for Smurfit-Stone as requested by the Board of Directors or the Chief Executive Officer for a period of three years following his retirement date. The consulting agreement provides for an annual consulting fee of $2,200,000.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

JSCE, Inc.

        JSCE, Inc., a wholly-owned subsidiary of Smurfit-Stone, owns all of our outstanding stock.

Smurfit-Stone Container Corporation

        The table below sets forth certain information regarding the beneficial ownership of Smurfit-Stone common stock by each person who was known to Smurfit-Stone to be the beneficial owner of more than 5% of Smurfit-Stone's voting stock as of June 30, 2002. Except as set forth below, the stockholders named below have sole voting and investment power with respect to all shares of common stock shown as being beneficially owned by them.

Name and Address of Beneficial Owner(a)	Amount and Nature of Beneficial Ownership	Percent of Common Stock
AXA Financial Inc.(b) 1290 Avenue of the Americas New York, NY 10104	41,063,591	16.8%
Putnam Investment Management LLC(b) One Post Office Square Boston, Massachusetts 02109	12,574,866	5.1%
Wellington Management Company, LLP(b) 75 State Street Boston, MA 02109	12,287,900	5.0%

(a)
As of June 30, 2002, Smurfit International B.V. ("SIBV"), an indirect subsidiary of Jefferson Smurfit Group plc, a publicly-traded company headquartered in Dublin, Ireland, beneficially owned 71,638,462 shares of Smurfit-Stone common stock, representing approximately 29.3% of the outstanding common stock of Smurfit-Stone. On September 3, 2002, Jefferson Smurfit Group completed the distribution to its shareholders of all of its shares of Smurfit-Stone common stock.

(b)
The number of shares of Smurfit-Stone common stock beneficially owned was determined by a review of Forms 13-F filed with the Securities and Exchange Commission, which state that (i) of the shares shown as beneficially owned by AXA Financial Inc., such beneficial owner had sole voting power as to 17,424,574 of such shares, shared voting power as to 8,968,714 of such shares and sole dispositive power as to all of such shares; (ii) of the shares shown as beneficially owned by Putnam Investment Management LLC, such beneficial owner had sole voting power as to 767,957 of such shares, and shared dispositive power as to all of such shares; and (iii) of the shares shown as beneficially owned by Wellington Management Company, LLP, such beneficial owner had sole voting power as to 11,276,300 of such shares, shared voting power as to 368,500 of such shares, no voting power as to 643,100 of such shares, and sole dispositive power as to 11,826,300 of such shares, and shared dispositive power as to 461,600 of such shares.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Transactions with Jefferson Smurfit Group plc

        Historically, we regularly engaged in ordinary course transactions involving the purchase and sale of products with Jefferson Smurfit Group plc, a principal shareholder of Smurfit-Stone until September 3, 2002. Our net sales to Jefferson Smurfit Group, its subsidiaries and its affiliates (other than Smurfit-Stone) were $32 million for the year ended December 31, 2001. Net sales by Jefferson Smurfit Group, its subsidiaries and its affiliates (other than Smurfit-Stone) to us were $20 million for the year ended December 31, 2001. Product sales to and purchases from Jefferson Smurfit Group, its subsidiaries and its affiliates were consummated on terms generally similar to those prevailing with unrelated parties. Similar transactions continue to occur in the ordinary course of business in the year 2002.

Transactions with Smurfit-Stone Container Corporation

        We are regularly engaged in ordinary course transactions involving the purchase and sale of products with Smurfit-Stone Container Corporation, its subsidiaries and its affiliates. Our net sales to Stone Container Corporation were $311 million for the year ended December 31, 2001 and $268 million for the nine months ended September 30, 2002. Net sales by Stone Container to us were $535 million for the year ended December 31, 2001 and $419 million for the nine months ended September 30, 2002. Product sales to and purchases from Smurfit-Stone, its subsidiaries and its affiliates were consummated on terms generally similar to those prevailing with unrelated parties.

  Intercompany Loans to Smurfit-Stone

        In connection with the November 18, 1998 Stone Container merger, we made a $300 million intercompany loan to Smurfit-Stone, which was contributed to Stone Container as additional paid-in capital. In addition, we made a $36 million intercompany loan to Smurfit-Stone to pay certain merger-related costs. These notes bear interest at the rate of 14.21% per annum, are payable semi-annually on December 1 and June 1 of each year commencing June 1, 1999, and have a maturity date of November 18, 2004.

        On November 15, 2000, approximately 4.6 million shares of Stone Container $1.75 Series E Preferred Stock were converted into approximately 4.6 million shares of Smurfit-Stone Series A Cumulative Exchangeable Redeemable Convertible Preferred Stock. In addition, a cash payment of $6.4425 per share, totaling approximately $30 million, was made to the holders of the Stone Container preferred stock. We made a $30 million intercompany loan to Smurfit-Stone to accommodate the completion of the recapitalization transaction. This note bears interest at the rate of 15.39% per annum, is payable on December 1 and June 1 of each year commencing on June 1, 2001, and has a maturity date of November 18, 2004.

        Smurfit-Stone has the option, in lieu of paying accrued interest in cash, to pay the accrued interest by adding the amount of accrued interest to the principal amount of the notes. Interest income of $65 million, $53 million and $48 million in 2001, 2000 and 1999, respectively, has been added to the principal amount of the notes. The notes are unsecured obligations of Smurfit-Stone.

DESCRIPTION OF THE NOTES

        The outstanding notes were, and the registered notes will be, issued under an Indenture (the "Indenture"), dated as of September 26, 2002, among Jefferson Smurfit Corporation (U.S.) (the "Company"), as issuer, JSCE, Inc. ("JSCE"), as guarantor, and The Bank of New York, as trustee (the "Trustee"). A copy of the Indenture is available upon request from the Company. The terms of the registered notes are nearly identical to the terms of the outstanding notes in all material respects, including interest rate and maturity, except that the registered notes will not be subject to:

  •
  the restrictions on transfer; and

  •
  the registration rights agreements' covenants regarding registration of the outstanding notes.

        The following is a summary of the material provisions of the Indenture. Whenever particular defined terms of the Indenture not otherwise defined herein are referred to, such defined terms are incorporated herein by reference. We have filed a copy of the Indenture as an exhibit to the registration statement of which this prospectus is a part. Copies of the indenture are available as set forth under "Where You Can Find More Information." As used in this "Description of the Notes," reference to the "Notes" shall be to the registered notes or the outstanding notes, as the case may be, or, if the context requires, both. For definitions of certain capitalized terms used in the following summary, see "—Certain Definitions."

General

        The Notes will be unsecured unsubordinated obligations of the Company, initially limited to $700,000,000 aggregate principal amount, and will mature on October 1, 2012. Each Note will initially bear interest at 8 1/4% per annum from September 26, 2002 or from the most recent Interest Payment Date to which interest has been paid or provided for, payable semiannually (to Holders of record at the close of business on the March 15 or September 15 immediately preceding the Interest Payment Date) on April 1 and October 1 of each year, commencing April 1, 2003. The Notes will be guaranteed (the "JSCE Guarantee") by JSCE on an unsecured unsubordinated basis.

        Subject to the covenants described below under "Covenants" and applicable law, the Company may issue additional Notes under the Indenture. The Notes offered hereby and any additional Notes subsequently issued would be treated in each case as a single class for all purposes under the Indenture.

        If by March 25, 2003, the Company has not consummated a registered exchange offer for the Notes or caused a shelf registration statement with respect to resales of the Notes to be declared effective, the annual interest rate on the Notes will increase by 0.5% until the consummation of a registered exchange offer or the effectiveness of a shelf registration statement. See "—Registration Rights" for a more complete discussion of these registration rights.

        Principal of, premium, if any, and interest on the Notes will be payable, and the Notes may be exchanged or transferred, at the office or agency of the Company in the Borough of Manhattan, the City of New York (which initially will be the corporate trust office of the Trustee at 101 Barclay Street, 21 West, New York, NY 10286, Attn: Corporate Trust Administration); provided that, at the option of the Company, payment of interest may be made by check mailed to the Holders at their addresses as they appear in the Security Register.

        The Notes will be issued only in fully registered form, without coupons, in denominations of $1,000 of principal amount and any integral multiple thereof. See "—Book-Entry; Delivery and Form." No service charge will be made for any registration of transfer or exchange of Notes, but the Company may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection therewith.

Optional Redemption

        The Notes will be redeemable, at the Company's option, in whole or in part, at any time or from time to time, on or after October 1, 2007 and prior to maturity, upon not less than 30 nor more than 60 days' prior notice mailed by first class mail to each Holder's last address as it appears in the Security Register, at the following Redemption Prices (expressed in percentages of principal amount), plus accrued and unpaid interest, if any, to the Redemption Date (subject to the right of Holders of record on the relevant Regular Record Date that is on or prior to the Redemption Date to receive interest due on an Interest Payment Date), if redeemed during the 12-month period commencing October 1, of the years set forth below:

Year	Redemption Price
2007	104.125%
2008	102.750%
2009	101.375%
2010 and thereafter	100.000%

        In addition, at any time prior to October 1, 2005, the Company may redeem up to 35% of the principal amount of the Notes with the Net Cash Proceeds of one or more sales of Capital Stock of the Company (other than Disqualified Stock) or a capital contribution to the Company's common equity made with the Net Cash Proceeds of an offering of common stock of the Company's Parent at any time or from time to time in part, at a Redemption Price (expressed as a percentage of principal amount) of 108.250%, plus accrued and unpaid interest to the Redemption Date (subject to the rights of Holders of record on the relevant Regular Record Date that is prior to the Redemption Date to receive interest due on an Interest Payment Date); provided that at least 65% of the aggregate principal amount of Notes originally issued remains outstanding after each such redemption and notice of any such redemption is mailed within 60 days of each such sale of Capital Stock.

        In the case of any partial redemption, selection of the Notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed or, if the Notes are not listed on a national securities exchange, by lot or by such other method as the Trustee in its sole discretion shall deem to be fair and appropriate; provided that no Note of $1,000 in principal amount or less shall be redeemed in part. If any Note is to be redeemed in part only, the notice of redemption relating to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note.

Sinking Fund

        There will be no sinking fund payments for the Notes.

Registration Rights

        The Company has agreed with the placement agents for the outstanding notes, for the benefit of the Holders, that the Company will use its best efforts, at its cost, to file and cause to become effective a registration statement with respect to a registered offer (the "Exchange Offer") to exchange the outstanding notes for an issue of registered notes of the Company with terms identical to the outstanding notes (except that the registered notes will not bear legends restricting the transfer thereof and will not be subject to the increase in annual interest rate described below). Upon such registration statement being declared effective, the Company shall offer the registered notes in return for surrender of the outstanding notes. Such offer shall remain open for not less than 20 business days after the date notice of the Exchange Offer is mailed to Holders. For each outstanding note surrendered to the Company under the Exchange Offer, the Holder will receive a registered note of equal principal amount. Interest on each registered note shall accrue from the last Interest Payment Date on which interest was paid on the outstanding notes so surrendered or, if no interest has been paid on such outstanding notes, from the Closing Date. In the event that applicable interpretations of the staff of the Securities and Exchange Commission (the "Commission") do not permit the Company to effect the Exchange Offer, or under certain other circumstances, the Company shall, at its cost, use its best efforts to cause to become effective a shelf registration statement (the "Shelf Registration Statement") with respect to resales of the outstanding notes and to keep such Shelf Registration Statement effective until the expiration of the time period referred to in Rule 144(k) under the Securities Act after the Closing Date, or such shorter period that will terminate when all outstanding notes covered by the Shelf Registration Statement have been sold pursuant to the Shelf Registration Statement. The Company shall, in the event of such a shelf registration, provide to each Holder copies of the prospectus, notify each Holder when the Shelf Registration Statement for the outstanding notes has become effective and take certain other actions as are required to permit resales of the outstanding notes. A Holder that sells its outstanding notes pursuant to the Shelf Registration Statement generally will be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the Registration Rights Agreement that are applicable to such a Holder (including certain indemnification obligations).

        In the event that the Exchange Offer is not consummated and a Shelf Registration Statement is not declared effective on or prior to the date that is six months after the Closing Date, the annual interest rate borne by the outstanding notes will be increased by 0.5% until the Exchange Offer is consummated or the Shelf Registration Statement is declared effective.

        If the Company effects the Exchange Offer, the Company will be entitled to close the Exchange Offer 20 business days after the commencement thereof, provided that it has accepted all outstanding notes theretofore validly surrendered in accordance with the terms of the Exchange Offer. Outstanding notes not tendered in the Exchange Offer shall bear interest at the rate set forth on the cover page of this prospectus and be subject to all of the terms and conditions specified in the Indenture, including the transfer restrictions.

        This summary of certain provisions of the Registration Rights Agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Registration Rights Agreement, a copy of which is available from the Company upon request.

Ranking

        The Indebtedness evidenced by the Notes and the JSCE Guarantee will rank pari passu in right of payment with all existing and future unsubordinated indebtedness of the Company and JSCE, respectively, and senior in right of payment to all subordinated indebtedness, if any, of the Company and JSCE, respectively. The Credit Agreement is secured by substantially all of the assets of the Company and its material subsidiaries. The Credit Agreement is also unconditionally guaranteed by JSCE and is secured by a pledge of all the capital stock of each of its material subsidiaries (including the Company) and by certain intercompany notes. The Notes and the JSCE Guarantee will be effectively subordinated to such indebtedness to the extent of such security interests. In addition, all existing and future liabilities (including trade payables) of the Company's subsidiaries will be effectively senior to the Notes. See "Risk Factors—Risk Factors Related to the Notes" for a more complete discussion of the risk.

Certain Definitions

        Set forth below is a summary of certain of the defined terms used in the covenants and other provisions of the Indenture. Reference is made to the Indenture for the full definition of all terms as well as any other capitalized term used herein for which no definition is provided.

        "Acquired Indebtedness" means Indebtedness of a Person or any of its Restricted Subsidiaries existing at the time such Person becomes a Restricted Subsidiary of the Company or at the time it merges or consolidates with or into the Company or any of its Restricted Subsidiaries or is assumed in connection with an Asset Acquisition by the Company or a Restricted Subsidiary of the Company and in each case whether or not Incurred by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary of the Company or such acquisition, merger or consolidation (other than Indebtedness Incurred as consideration in, or to provide all or any of the funds utilized to consummate, the transaction or series of related transactions pursuant to which such Person became a Restricted Subsidiary of the Company); provided that Indebtedness of such Person which is redeemed, defeased, retired or otherwise repaid at the time of or immediately upon consummation of the transactions by which such Person becomes a Restricted Subsidiary or such Asset Acquisition shall not be Acquired Indebtedness.

        "Adjusted Consolidated Net Income" means, for any period, the aggregate net income (or loss) of the Company and its Restricted Subsidiaries on a consolidated basis for such period taken as a single accounting period determined in conformity with GAAP; provided that the following items shall be excluded in computing Adjusted Consolidated Net Income (without duplication):

            (i)  the net income of any Person that is not a Restricted Subsidiary, except to the extent of the amount of dividends or other distributions actually paid to the Company or any of its Restricted Subsidiaries by such Person during such period;

          (ii)  the net income (or loss) of any Person accrued prior to the date it becomes a Restricted Subsidiary or is merged into or consolidated with the Company or any of its Restricted Subsidiaries or all or substantially all of the property and assets of such Person are acquired by the Company or any of its Restricted Subsidiaries;

          (iii)  the net income of any Restricted Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of such net income is not at the time permitted by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Restricted Subsidiary;

          (iv)  any gains or losses (on an after-tax basis) attributable to Asset Sales;

          (v)  solely for purposes of calculating the amount of Restricted Payments that may be made pursuant to clause (iv)(C) of the first paragraph of the "Limitation on Restricted Payments" covenant described below, any amount paid or accrued as dividends on Preferred Stock of the Company or its Parent owned by Persons other than the Company and any of its Restricted Subsidiaries;

          (vi)  all extraordinary gains and extraordinary losses; and

        (vii)  the cumulative effect of a change in accounting principles.

        "Adjusted Consolidated Net Tangible Assets" means the total amount of assets of the Company and its Restricted Subsidiaries (less applicable depreciation, amortization and other valuation reserves), except to the extent resulting from write-ups of capital assets (excluding write-ups in connection with accounting for acquisitions in conformity with GAAP), after deducting therefrom (i) all current liabilities of the Company and its Restricted Subsidiaries (excluding intercompany items) and (ii) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles, all as set forth on the most recent quarterly or annual consolidated balance sheet of the Company and its Restricted Subsidiaries, prepared in conformity with GAAP.

        "Affiliate" means, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

        "Asset Acquisition" means

  •
  an investment by the Company or any of its Restricted Subsidiaries in any other Person pursuant to which such Person shall become a Restricted Subsidiary or shall be merged into or consolidated with the Company or any of its Restricted Subsidiaries; provided that such Person's primary business is related, ancillary or complementary to the businesses of SSCC and its Restricted Subsidiaries on the date of such investment, except to the extent as would not be material to the Company and its Restricted Subsidiaries taken as a whole or

  •
  an acquisition by the Company or any of its Restricted Subsidiaries of the property and assets of any Person other than the Company or any of its Restricted Subsidiaries that constitute substantially all of a division or line of business of such Person; provided that the property and assets acquired are related, ancillary or complementary to the businesses of the Company and its Restricted Subsidiaries on the date of such acquisition, except to the extent as would not be material to the Company and its Restricted Subsidiaries taken as a whole.

        "Asset Disposition" means the sale or other disposition by the Company or any of its Restricted Subsidiaries (other than to the Company or another Restricted Subsidiary) of

  •
  all or substantially all of the Capital Stock of any Restricted Subsidiary or

  •
  all or substantially all of the assets that constitute a division or line of business of the Company or any of its Restricted Subsidiaries.

        "Asset Sale" means any sale, transfer or other disposition (including by way of merger, consolidation or sale-leaseback transaction) in one transaction or a series of related transactions by the Company or any of its Restricted Subsidiaries to any Person other than the Company or any of its Restricted Subsidiaries of

  •
  all or any of the Capital Stock of any Restricted Subsidiary,

  •
  all or substantially all of the property and assets of an operating unit or business of the Company or any of its Restricted Subsidiaries or

  •
  any other property and assets (other than the Capital Stock or other Investment in an Unrestricted Subsidiary) of the Company or any of its Restricted Subsidiaries outside the ordinary course of business of the Company or such Restricted Subsidiary and, in each case, that is not governed by the provisions of the Indenture applicable to mergers, consolidations and sales of assets of the Company;

provided that "Asset Sale" shall not include

  •
  sales or other dispositions of inventory, receivables (and related assets of the type specified in the definition of "Qualified Securitization Transaction") and other current assets,

  •
  sales, transfers or other dispositions of assets constituting a Restricted Payment permitted to be made under the "Limitation on Restricted Payments" covenant, the making of a Permitted Investment or the liquidation of cash equivalents,

  •
  the sale, transfer or other disposition of all or substantially all of the assets of the Company as permitted under and in accordance with the provisions of the "Consolidation, Merger and Sale of Assets" covenant,

  •
  any sale or other disposition of obsolete or worn out assets or assets no longer used or useful in the business of the Company or any of its Restricted Subsidiaries,

  •
  sales or other dispositions of assets for consideration at least equal to the fair market value of the assets sold or disposed of, to the extent that the consideration received would satisfy clause (B) of the third paragraph of the "Limitation on Asset Sales" covenant,

  •
  any single transaction or series of related transactions that involves assets having a fair market value of less than $10.0 million and

  •
  from and after the Stone Transaction Date, the Stone-MBI Transaction.

        "Attributable Indebtedness" means, when used in connection with a sale-leaseback transaction referred to in the "Limitation on Sale-Leaseback Transactions" covenant described below, at any date of determination, the product of

  •
  the net proceeds from such sale-leaseback transaction and

  •
  a fraction, the numerator of which is the number of full years of the term of the lease relating to the property involved in such sale-leaseback transaction (without regard to any options to renew or extend such term) remaining at the date of the making of such computation and the denominator of which is the number of full years of the term of such lease (without regard to any options to renew or extend such term) measured from the first day of such term.

        "Average Life" means, at any date of determination with respect to any debt security, the quotient obtained by dividing

  •
  the sum of the products of (a) the number of years from such date of determination to the dates of each successive scheduled principal payment of such debt security and (b) the amount of such principal payment by

  •
  the sum of all such principal payments.

        "Capital Stock" means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) in equity of such Person, whether outstanding on the Closing Date or issued thereafter, including, without limitation, all Common Stock and Preferred Stock.

        "Capitalized Lease" means, as applied to any Person, any lease of any property (whether real, personal or mixed) of which the discounted present value of the rental obligations of such Person as lessee, in conformity with GAAP, is required to be capitalized on the balance sheet of such Person.

        "Capitalized Lease Obligations" means the discounted present value of the rental obligations under a Capitalized Lease.

        "Change of Control" means such time as

  •
  a "person" or "group" (within the meaning of Sections 13(d) and 14(d)(2) of the Exchange Act) other than SSCC becomes the ultimate "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act) of more than 50% of the total voting power of the Voting Stock of the Company on a fully diluted basis, including without limitation, by way of an acquisition of all or substantially all of the assets of the Company; or

  •
  individuals who on the Closing Date constitute the Board of Directors (together with any new directors whose election by the Board of Directors or whose nomination by the Board of Directors for election by the Company's stockholders was approved by a vote of at least a majority of the members of the Board of Directors then in office who either were members of the Board of Directors on the Closing Date or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the members of the Board of Directors then in office;

provided, however, that the consummation of the Stone Transaction shall not constitute a "Change of Control."

        "Closing Date" means September 26, 2002, the date on which the Notes were originally issued under the Indenture.

        "Committee of the Board" means a committee of the Board of Directors of SSCC consisting of independent directors of SSCC for the purpose of reviewing and approving certain transactions involving affiliates and other related parties.

        "Commodity Agreements" means, in respect of a Person, any futures or forward contract, commodity swap agreement, commodity option agreement or other similar agreement or arrangement designed to protect such Person against fluctuations in commodity prices.

        "Consolidated EBITDA" means, for any period, Adjusted Consolidated Net Income for such period plus, to the extent such amount was deducted in calculating such Adjusted Consolidated Net Income:

  •
  Consolidated Interest Expense;

  •
  income taxes (other than income taxes (either positive or negative) attributable to extraordinary and non-recurring gains or losses or sales of assets);

  •
  depreciation and depletion expense;

  •
  amortization expense;

  •
  restructuring charges;

  •
  non-recurring fees and expenses incurred in connection with the consummation of any acquisition in an aggregate amount not to exceed 5% of the total consideration for such acquisition; and

  •
  all other non-cash items reducing Adjusted Consolidated Net Income (other than items that will require cash payments and for which an accrual or reserve is, or is required by GAAP to be, made), less all non-cash items increasing Adjusted Consolidated Net Income other than accrual of revenue in the ordinary course of business, all as determined on a consolidated basis for the Company and its Restricted Subsidiaries in conformity with GAAP;

provided that, if any Restricted Subsidiary is not a Wholly Owned Restricted Subsidiary, Consolidated EBITDA shall be reduced (to the extent not otherwise reduced in accordance with GAAP) by an amount equal to (A) the amount of the Adjusted Consolidated Net Income attributable to such Restricted Subsidiary multiplied by (B) the percentage ownership interest in the income of such Restricted Subsidiary not owned on the last day of such period by the Company or any of its Restricted Subsidiaries.

        "Consolidated Interest Expense" means, for any period, the aggregate amount of interest in respect of Indebtedness (including, without limitation, amortization of original issue discount on any Indebtedness and the interest portion of any deferred payment obligation, calculated in accordance with the effective interest method of accounting; all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing; the net costs associated with Interest Rate Agreements (provided that if Interest Rate Agreements result in net benefits rather than costs, such benefits shall be credited in determining Consolidated Interest Expense unless, pursuant to GAAP, such net benefits are otherwise reflected in Consolidated Net Income); and Indebtedness that is Guaranteed or secured by the Company or any of its Restricted Subsidiaries) and all but the principal component of rentals in respect of Capitalized Lease Obligations paid, accrued or scheduled to be paid or to be accrued by the Company and its Restricted Subsidiaries during such period; excluding, however,

  •
  any amount of such interest of any Restricted Subsidiary if the net income of such Restricted Subsidiary is excluded in the calculation of Adjusted Consolidated Net Income pursuant to clause (iii) of the definition thereof (but only in the same proportion as the net income of such Restricted Subsidiary is excluded from the calculation of Adjusted Consolidated Net Income pursuant to clause (iii) of the definition thereof) and

  •
  any premiums, fees and expenses (and any amortization thereof) payable in connection with the offering of the Notes, all as determined on a consolidated basis (without taking into account Unrestricted Subsidiaries) in conformity with GAAP.

        "Consolidated Net Worth" means, at any date of determination, stockholders' equity as set forth on the most recently available quarterly or annual consolidated balance sheet of the Company and its Restricted Subsidiaries (which shall be as of a date not more than 90 days prior to the date of such computation, and which shall not take into account Unrestricted Subsidiaries), less any amounts attributable to Disqualified Stock or any equity security convertible into or exchangeable for Indebtedness, the cost of treasury stock and the principal amount of any promissory notes receivable from the sale of the Capital Stock of the Company or any of its Restricted Subsidiaries, each item to be determined in conformity with GAAP (excluding the effects of foreign currency exchange adjustments under Financial Accounting Standards Board Statement of Financial Accounting Standards No. 52).

        "Credit Agreement" means the Third Amended and Restated Credit Agreement to be dated on or about the Closing Date by and among the Company, JSCE, SSCC, the financial institutions party thereto, Deutsche Bank Trust Company Americas and JPMorgan Chase Bank, as Senior Managing Agents, JPMorgan Chase Bank, as Administrative Agent, Collateral Agent and Swingline Lender, and the Managing Agents and Fronting Banks party thereto, together with all agreements, instruments and documents executed or delivered pursuant thereto or in connection therewith (including, without limitation, any promissory notes, Guarantees and security documents), as such agreements, instruments and documents may be amended (including, without limitation, any amendment and restatement thereof), supplemented, extended, renewed, replaced or otherwise modified from time to time, including, without limitation, any agreement increasing the amount of, extending the maturity of, refinancing (in whole or in part) or otherwise restructuring (including, but not limited to, by the inclusion of additional borrowers or guarantors thereof or by the addition of collateral or other credit enhancement to support the obligations thereunder) all or any portion of the Indebtedness under such agreement or any successor agreement or agreements.

        "Currency Agreement" means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement.

        "Default" means any event that is, or after notice or passage of time or both would be, an Event of Default.

        "Designated Noncash Consideration" means any noncash consideration received by the Company or one of its Restricted Subsidiaries in connection with an Asset Sale that is designated as Designated Noncash Consideration pursuant to an Officers' Certificate executed by the principal executive officer or the principal financial officer of the Company or such Restricted Subsidiary. Such Officers' Certificate shall state the basis of such valuation, which shall be a report of a nationally recognized investment banking firm with respect to the receipt in one or a series of related transactions of Designated Noncash Consideration with a fair market value in excess of $50 million. A particular item of Designated Noncash Consideration shall no longer be considered to be outstanding when it has been sold for cash or redeemed or paid in full in the case of non-cash consideration in the form of promissory notes or equity.

        "Disqualified Stock" means any class or series of Capital Stock of any Person that by its terms or otherwise is (i) required to be redeemed prior to the Stated Maturity of the Notes, (ii) redeemable at the option of the holder of such class or series of Capital Stock at any time prior to the Stated Maturity of the Notes or (iii) convertible into or exchangeable for Capital Stock referred to in clause (i) or (ii) above or Indebtedness having a scheduled maturity prior to the Stated Maturity of the Notes; provided that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such Person to repurchase or redeem such Capital Stock upon the occurrence of an "asset sale" or "change of control" occurring prior to the Stated Maturity of the Notes shall not constitute Disqualified Stock if the "asset sale" or "change of control" provisions applicable to such Capital Stock are no more favorable to the holders of such Capital Stock than the provisions contained in "Limitation on Asset Sales" and "Repurchase of Notes upon a Change of Control" covenants described below and such Capital Stock specifically provides that such Person will not repurchase or redeem any such stock pursuant to such provision prior to the Company's repurchase of such Notes as are required to be repurchased pursuant to the "Limitation on Asset Sales" and "Repurchase of Notes upon a Change of Control" covenants described below.

        "Existing Borrower" means any borrower under the Credit Agreement or the Stone Credit Agreement on the Closing Date.

        "Existing Guarantor" means any guarantor under the Credit Agreement or the Stone Credit Agreement on the Closing Date.

        "Foreign Subsidiary" means any Subsidiary of the Company organized outside of the United States.

        "GAAP" means generally accepted accounting principles in the United States of America, including, without limitation, those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession, as in effect from time to time. All ratios and computations (other than EBITDA or pro forma computations) contained or referred to in the Indenture shall be computed in conformity with GAAP applied on a consistent basis, except that calculations made for purposes of determining compliance with the terms of the covenants and with other provisions of the Indenture shall be made without giving effect to

  •
  the amortization of any expenses incurred in connection with the offering of the Notes and

  •
  except as otherwise provided, the amortization of any amounts required or permitted by Accounting Principles Board Opinion Nos. 16 and 17.

        "Guarantee" means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person

  •
  to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services (unless such purchase arrangements are on arm's-length terms and are entered into in the ordinary course of business), to take-or-pay, or to maintain financial statement conditions or otherwise) or

  •
  entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part);

provided that the term "Guarantee" shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning.

        "Guarantor" means each direct or indirect Subsidiary of the Company that has executed and delivered a Subsidiary Guarantee.

        "Incur" means, with respect to any Indebtedness, to incur, create, issue, assume, Guarantee or otherwise become liable for or with respect to, or become responsible for, the payment of, contingently or otherwise, such Indebtedness, including an "Incurrence" of Acquired Indebtedness; provided that

  •
  neither the accrual of interest nor the accretion of original issue discount shall be considered an Incurrence of Indebtedness,

  •
  any amendment, restatement, supplement, modification or waiver of any document pursuant to which Indebtedness was previously Incurred shall only be deemed to be an Incurrence of Indebtedness if and to the extent such amendment, restatement, supplement, modification or waiver increases the outstanding principal amount thereof (or, with respect to revolving lines of credit, revolving receivables purchases or other similar arrangements, increases the amount of commitments therefor), and

  •
  the amount of Indebtedness Incurred with respect to revolving lines of credit, revolving receivables purchases and other similar arrangements shall be the amount of commitments therefor measured on the date of the granting of such commitments by the lender.

        "Indebtedness" means, with respect to any Person at any date of determination (without duplication):

            (i)  all indebtedness of such Person for borrowed money;

          (ii)  all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments (other than, in the case of the Company and its Restricted Subsidiaries, any non-negotiable notes of the Company or its Restricted Subsidiaries issued to its insurance carriers in lieu of maintenance of policy reserves in connection with workers' compensation and liability insurance programs of the Company or its Restricted Subsidiaries);

          (iii)  all obligations of such Person in respect of letters of credit or other similar instruments (including reimbursement obligations with respect thereto, but excluding obligations with respect to letters of credit (including trade letters of credit) securing obligations (other than obligations described in (i) or (ii) above or (v), (vi) or (vii) below) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if drawn upon, to the extent such drawing is reimbursed no later than the third Business Day following receipt by such Person of a demand for reimbursement);

          (iv)  all obligations of such Person to pay the deferred and unpaid purchase price of property or services, which purchase price is due more than six months after the date of placing such property in service or taking delivery and title thereto or the completion of such services, except Trade Payables;

          (v)  all Capitalized Lease Obligations;

          (vi)  all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided that the amount of such Indebtedness shall be the lesser of (A) the fair market value of such asset at such date of determination and (B) the amount of such Indebtedness;

        (vii)  all Indebtedness of other Persons Guaranteed by such Person to the extent such Indebtedness is Guaranteed by such Person; and

        (viii)  to the extent not otherwise included in this definition, obligations under Currency Agreements and Interest Rate Agreements.

        The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and, with respect to contingent obligations, the maximum liability, upon the occurrence of the contingency giving rise to the obligation, provided

  •
  that the amount outstanding at any time of any Indebtedness issued with original issue discount is the face amount of such Indebtedness less the remaining unamortized portion of the original issue discount of such Indebtedness as determined in conformity with GAAP,

  •
  that money borrowed and set aside at the time of the Incurrence of any Indebtedness in order to prefund the payment of the interest on such Indebtedness shall not be deemed to be "Indebtedness",

  •
  that Indebtedness shall not include any liability for federal, state, local or other taxes and

  •
  the amount of Indebtedness under any revolving line of credit, revolving receivables purchases or other similar arrangements shall be the amount of commitments therefor measured as of the date of incurrence of such commitments.

Notwithstanding the foregoing, "Indebtedness" shall not include unsecured indebtedness of the Company and its Restricted Subsidiaries incurred to finance insurance premiums of the Company and its Restricted Subsidiaries, to the extent customary in the Company's industry.

        "Interest Coverage Ratio" means, on any Transaction Date, the ratio of (i) the aggregate amount of Consolidated EBITDA for the then most recent four fiscal quarters for which financial information in respect thereof is available immediately prior to such Transaction Date (the "Four Quarter Period") to (ii) the aggregate Consolidated Interest Expense during such Four Quarter Period. In making the foregoing calculation,

          (A)  pro forma effect shall be given to any Indebtedness Incurred or repaid during the period (the "Reference Period") commencing on the first day of the Four Quarter Period and ending on the Transaction Date (other than Indebtedness Incurred or repaid under a revolving credit or similar arrangement to the extent of the commitment thereunder or under any predecessor revolving credit or similar arrangement) in effect on the last day of such Four Quarter Period), in each case as if such Indebtedness had been Incurred or repaid on the first day of such Reference Period;

          (B)  Consolidated Interest Expense attributable to interest on any Indebtedness (whether existing or being Incurred) computed on a pro forma basis and bearing a floating interest rate shall be computed as if the rate in effect on the Transaction Date (taking into account any Interest Rate Agreement applicable to such Indebtedness if such Interest Rate Agreement has a remaining term in excess of 12 months or, if shorter, at least equal to the remaining term of such Indebtedness) had been the applicable rate for the entire period;

          (C)  pro forma effect shall be given to Asset Dispositions and Asset Acquisitions (including giving pro forma effect to the application of proceeds of any Asset Disposition and to those cost savings that senior management of the Company reasonably expects to realize within 12 months of the consummation of any acquisition or disposition) that occur during such Reference Period as if they had occurred and such proceeds had been applied on the first day of such Reference Period; and

          (D)  pro forma effect shall be given to asset dispositions and asset acquisitions (including giving pro forma effect to the application of proceeds of any asset disposition) that have been made by any Person that has become a Restricted Subsidiary or has been merged with or into the Company or any Restricted Subsidiary during such Reference Period and that would have constituted Asset Dispositions or Asset Acquisitions had such transactions occurred when such Person was a Restricted Subsidiary as if such asset dispositions or asset acquisitions were Asset Dispositions or Asset Acquisitions that occurred on the first day of such Reference Period;

provided that to the extent that clause (C) or (D) of this sentence requires that pro forma effect be given to an Asset Acquisition or Asset Disposition, such pro forma calculation shall be based upon the four full fiscal quarters immediately preceding the Transaction Date of the Person, or division or line of business of the Person, that is acquired or disposed for which financial information is available.

        "Interest Rate Agreement" means any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement, option or future contract or other similar agreement or arrangement.

        "Investment" in any Person means any direct or indirect advance, loan or other extension of credit (including, without limitation, by way of Guarantee or similar arrangement; but excluding advances to customers in the ordinary course of business that are, in conformity with GAAP, recorded as accounts receivable on the balance sheet of the Company or its Restricted Subsidiaries) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, bonds, notes, debentures or other similar instruments issued by, such Person and shall include

  •
  the designation of a Restricted Subsidiary as an Unrestricted Subsidiary and

  •
  the retention of the Capital Stock or any other Investment by the Company or any of its Restricted Subsidiaries, of (or in) any Person that has ceased to be a Subsidiary, including, without limitation, by reason of any transaction permitted by clause (iii) of the "Limitation on the Issuance and Sale of Capital Stock of Restricted Subsidiaries" covenant. For purposes of the definition of "Unrestricted Subsidiary" and the "Limitation on Restricted Payments" covenant described below,

  •
  "Investment" shall include the portion (proportionate to the Company's equity interest in such Subsidiary) of the fair market value of the net assets of any Subsidiary of the Company at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company shall be deemed to continue to have a permanent "Investment" in an Unrestricted Subsidiary in an amount (if positive) equal to:

  •
  the Company's "Investment" in such Subsidiary at the time of such redesignation less

  •
  the portion (proportionate to the Company's equity interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such resignation;

  •
  any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the senior management of the Company; and

  •
  the amount of any Investment shall be the original cost as of the date of determination of such Investment plus the cost of all additional Investments by the Company or any of its Restricted Subsidiaries, without any adjustments for increases or decreases in value or write-ups, write-downs or write-offs with respect to such investments, reduced by the payment of dividends or distributions (including tax sharing payments) in connection with such Investment, the net proceeds of any disposition of such investment or any other amounts received in respect of such Investment; provided, however, that no such dividends, distributions, proceeds or receipt shall reduce the amount of any Investment if it would be included in Adjusted Consolidated Net Income and provided, further, that the amount of any Investment shall be deemed not to be less than zero.

        "Lien" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof or any agreement to give any security interest).

        "Moody's" means Moody's Investors Service, Inc. and its successors.

        "Net Cash Proceeds" means,

  •
  with respect to any Asset Sale, the proceeds of such Asset Sale in the form of cash or cash equivalents, including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not interest, component thereof) when received in the form of cash or cash equivalents and proceeds from the conversion of other property received when converted to cash or cash equivalents, net of (i) brokerage commissions and other fees and expenses (including fees and expenses of counsel and investment bankers) related to such Asset Sale, (ii) provisions for all taxes (whether or not such taxes will actually be paid or are payable) as a result of such Asset Sale without regard to the consolidated results of operations of the Company and its Restricted Subsidiaries, taken as a whole, (iii) payments made to repay Indebtedness or any other obligation outstanding at the time of such Asset Sale that either (A) is secured by a Lien on the property or assets sold or (B) is required to be paid as a result of such sale, (iv) all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Sale and (v) appropriate amounts to be provided by the Company or any Restricted Subsidiary as a reserve against any liabilities associated with such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as determined in conformity with GAAP and

  •
  with respect to any issuance or sale of Capital Stock, the proceeds of such issuance or sale in the form of cash or cash equivalents, including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not interest, component thereof) when received in the form of cash or cash equivalents and proceeds from the conversion of other property received when converted to cash or cash equivalents, net of attorney's fees, accountants' fees, underwriters' or placement agents' fees, discounts or commissions and brokerage, consultant and other fees and expenses incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

        "Offer to Purchase" means an offer to purchase Notes by the Company from the Holders commenced by mailing a notice to the Trustee for distribution to each Holder stating:

  •
  the covenant pursuant to which the offer is being made and that all Notes validly tendered will be accepted for payment on a pro rata basis;

  •
  the purchase price and the date of purchase (which shall be a Business Day no earlier than 30 days nor later than 60 days from the date such notice is mailed) (the "Payment Date");

  •
  that any Note not tendered will continue to accrue interest pursuant to its terms;

  •
  that, unless the Company defaults in the payment of the purchase price, any Note accepted for payment pursuant to the Offer to Purchase shall cease to accrue interest on and after the Payment Date;

  •
  that Holders electing to have a Note purchased pursuant to the Offer to Purchase will be required to surrender the Note, together with the form entitled "Option of the Holder to Elect Purchase" on the reverse side of the Note completed, to the Paying Agent at the address specified in the notice prior to the close of business on the Business Day immediately preceding the Payment Date;

  •
  that Holders will be entitled to withdraw their election if the Paying Agent receives, not later than the close of business on the third Business Day immediately preceding the Payment Date, a telegram, facsimile transmission or letter setting forth the name of such Holder, the principal amount of Notes delivered for purchase and a statement that such Holder is withdrawing his election to have such Notes purchased; and

  •
  that Holders whose Notes are being purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered; provided that each Note purchased and each new Note issued shall be in a principal amount of $1,000 or integral multiples thereof.

On the Payment Date, the Company shall

  •
  accept for payment on a pro rata basis Notes or portions thereof tendered pursuant to an Offer to Purchase;

  •
  deposit with the Paying Agent money sufficient to pay the purchase price of all Notes or portions thereof so accepted; and

  •
  deliver, or cause to be delivered, to the Trustee all Notes or portions thereof so accepted together with an Officers' Certificate specifying the Notes or portions thereof accepted for payment by the Company.

The Paying Agent shall promptly mail to the Holders of Notes so accepted payment in an amount equal to the purchase price, and the Trustee shall promptly authenticate and mail to such Holders a new Note equal in principal amount to any unpurchased portion of the Note surrendered; provided that each Note purchased and each new Note issued shall be in a principal amount of $1,000 or integral multiples thereof. The Company will publicly announce the results of an Offer to Purchase as soon as practicable after the Payment Date. The Trustee shall act as the Paying Agent for an Offer to Purchase. The Company will comply with Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable, in the event that the Company is required to repurchase Notes pursuant to an Offer to Purchase.

        "Parent" means any entity owning beneficially, directly or indirectly, 100% of the voting stock of the Company.

        "Permitted Investment" means:

  •
  an Investment in the Company or a Restricted Subsidiary or a Person which will, upon the making of such Investment, become a Restricted Subsidiary or be merged or consolidated with or into, or transfer or convey all or substantially all its assets to, the Company or a Restricted Subsidiary; provided that such person's primary business is related, ancillary or complementary to the businesses of SSCC and its Subsidiaries on the date of such Investment, except to the extent as would not be material to the Company and its Restricted Subsidiaries taken as a whole;

  •
  Temporary Cash Investments;

  •
  payroll, travel and similar advances or loans to cover matters that are expected at the time of such advances or loans ultimately to be treated as expenses in accordance with GAAP;

  •
  stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Company or any Restricted Subsidiary pursuant to a work-out or similar arrangement or proceeding or in satisfaction of judgments or pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of a debtor;

  •
  an Investment in an Unrestricted Subsidiary consisting solely of an Investment in another Unrestricted Subsidiary;

  •
  Interest Rate Agreements, Commodity Agreements and Currency Agreements designed solely to protect the Company or its Restricted Subsidiaries against fluctuations in interest rates, commodity prices or foreign currency exchange rates;

  •
  any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described below under the caption "Limitation on Asset Sales";

  •
  loans and advances to employees and officers of the Company and its Restricted Subsidiaries in the ordinary course of business;

  •
  loans, guarantees of loans and advances to directors or consultants of the Company or a Restricted Subsidiary of the Company not to exceed $5.0 million in the aggregate outstanding at any time;

  •
  receivables owing to the Company or any Restricted Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Company or any such Restricted Subsidiary deems reasonable under the circumstances;

  •
  endorsements of negotiable instruments and documents in the ordinary course of business;

  •
  Investments of the Company and its Restricted Subsidiaries in existence on the Closing Date and Investments of Stone and its Subsidiaries as of the Stone Transaction Date;

  •
  Investments of a Person or any of its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary of the Company or at the time such person merges or consolidates with the Company or any of its Restricted Subsidiaries, in either case in compliance with the Indenture, provided that such Investments were not made by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary of the Company or such merger or consolidation; and

  •
  any Investment by the Company or a Restricted Subsidiary in a Receivables Subsidiary or any Investment by a Receivables Subsidiary in any other Person in connection with a Qualified Securitization Transaction; provided that any Investment in a Receivables Subsidiary is in the form of a Purchase Money Note or an equity interest.

        "Permitted Liens" means:

  •
  Liens for taxes, assessments, governmental charges or claims that are being contested in good faith by appropriate legal proceedings promptly instituted and diligently conducted and for which a reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made;

  •
  statutory and common law Liens of landlords and carriers, warehousemen, mechanics, suppliers, materialmen, repairmen or other similar Liens (including maritime Liens) arising in the ordinary course of business and with respect to amounts not yet delinquent or being contested in good faith by appropriate legal proceedings promptly instituted and diligently conducted and for which a reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made;

  •
  Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security;

  •
  Liens incurred or deposits made to secure the performance of tenders, bids, leases, statutory or regulatory obligations, bankers' acceptances, surety and appeal bonds, government contracts, performance and return-of-money bonds and other obligations of a similar nature incurred in the ordinary course of business (exclusive of obligations for the payment of borrowed money);

  •
  easements, rights-of-way, municipal and zoning ordinances and similar charges, encumbrances, title defects or other irregularities that do not materially interfere with the ordinary course of business of the Company or any of its Restricted Subsidiaries;

  •
  Liens (including extensions, renewals and replacements thereof) upon real or personal property, including Capital Stock, acquired after the Closing Date; provided that (a) such Lien is created solely for the purpose of securing Indebtedness Incurred, in accordance with the "Limitation on Indebtedness" covenant described below, to finance or refinance the purchase price (such purchase price including any Indebtedness assumed or repaid in connection with such purchase) or the cost (including the cost of improvement or construction) of the property or assets subject thereto and such Lien is initially created prior to, at the time of or within six months after the later of the acquisition, the completion of construction or the commencement of full operation of such property or assets, (b) the principal amount of the Indebtedness secured by such Lien does not exceed 100% of such purchase price or cost and (c) any such Lien shall not extend to or cover any property or assets other than such property or assets and any improvements thereon (with current assets being treated as such property or assets, notwithstanding any replacement thereof in the ordinary course of business of the Company and its Restricted Subsidiaries);

  •
  leases or subleases granted to others that do not materially interfere with the ordinary course of business of the Company and its Restricted Subsidiaries, taken as a whole;

  •
  Liens encumbering property or assets under construction arising from progress or partial payments by a customer of the Company or its Restricted Subsidiaries relating to such property or assets;

  •
  any interest or title of a lessor in the property subject to any Capitalized Lease or operating lease;

  •
  Liens arising from filing Uniform Commercial Code financing statements regarding leases;

  •
  Liens on property of, or on shares of Capital Stock or Indebtedness of, any Person existing at the time such Person becomes, or becomes a part of, any Restricted Subsidiary; provided that such Liens do not extend to or cover any property or assets of the Company or any Restricted Subsidiary other than the property or assets acquired;

  •
  Liens in favor of the Company or any Restricted Subsidiary;

  •
  Liens arising from the rendering of a final judgment or order against the Company or any Restricted Subsidiary that does not give rise to an Event of Default;

  •
  Liens securing reimbursement obligations with respect to letters of credit that encumber documents and other property relating to such letters of credit and the products and proceeds thereof;

  •
  Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

  •
  Liens encumbering customary initial deposits and margin deposits, and other Liens that are within the general parameters customary in the industry and incurred in the ordinary course of business, in each case, securing Indebtedness under Interest Rate Agreements, Commodity Agreements and Currency Agreements and forward contracts, options, future contracts, futures options or similar agreements or arrangements designed solely to protect the Company or any of its Restricted Subsidiaries from fluctuations in interest rates, currencies or the price of commodities;

  •
  Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business;

  •
  Liens on shares of Capital Stock of any Unrestricted Subsidiary to secure Indebtedness of such Unrestricted Subsidiary;

  •
  Liens on or sales of receivables; and

  •
  Liens on assets of a Receivables Subsidiary incurred in connection with a Qualified Securitization Transaction.

        "Public Equity Offering" means an underwritten primary public offering of Common Stock of the Company pursuant to an effective registration statement under the Securities Act.

        A "Public Market" shall be deemed to exist if

  •
  a Public Equity Offering has been consummated and

  •
  at least 15% of the total issued and outstanding Common Stock of the Company has been distributed by means of an effective registration statement under the Securities Act or sales pursuant to Rule 144 under the Securities Act.

        "Purchase Money Note" means a promissory note evidencing a line of credit, which may be irrevocable, from, or evidencing other Indebtedness owed to, the Company or any of its Restricted Subsidiaries in connection with a Qualified Securitization Transaction, which note shall be repaid from cash available to the maker of such note, other than amounts required to be established as reserves pursuant to agreements, amounts paid to investors in respect of interest, principal and other amounts owing to such investors and amounts paid in connection with the purchase of newly generated receivables.

        "Qualified Securitization Transaction" means any transaction or series of transactions entered into by the Company or any of its Restricted Subsidiaries pursuant to which the Company or any of its Restricted Subsidiaries sells, conveys or otherwise transfers to:

  •
  a Receivables Subsidiary (in the case of a transfer by the Company or any of its Restricted Subsidiaries); and

  •
  any other Person (in the case of a transfer by a Receivables Subsidiary),

or grants a security interest in, any accounts receivable, and any assets related thereto including, without limitation, all collateral securing such accounts receivable, all contracts and all guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets that are customarily transferred, or in respect of which security interests are customarily granted, in connection with securitization transactions involving accounts receivable.

        "Restricted Subsidiary" means any Subsidiary of the Company other than an Unrestricted Subsidiary.

        "Receivables Subsidiary" means a Wholly Owned Subsidiary of the Company that engages in no activities other than in connection with the financing of accounts receivable and that is designated (provided that no such designation shall be required for any Receivables Subsidiary in existence prior to the Closing Date) by the Board of Directors of the Company (as provided below) as a Receivables Subsidiary:

  •
  no portion of the Indebtedness or any other obligations (contingent or otherwise) of which

  (a)
  is Guaranteed by the Company or any Restricted Subsidiary of the Company (excluding Guarantees of obligations and contingent obligations (other than the principal of, and interest on, Indebtedness) pursuant to representations, warranties, covenants and indemnities entered into in the ordinary course of business in connection with a Qualified Securitization Transaction),

  (b)
  is recourse to or obligates the Company or any Restricted Subsidiary of the Company in any way other than pursuant to representations, warranties, covenants and indemnities entered into in the ordinary course of business in connection with a Qualified Securitization Transaction or

  (c)
  subjects any property or asset of the Company or any Restricted Subsidiary of the Company, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to representations, warranties, covenants and indemnities entered into in the ordinary course of business in connection with a Qualified Securitization Transaction;
  •
  with which neither the Company nor any Restricted Subsidiary of the Company has any material contract, agreement, arrangement or understanding (except in connection with a Purchase Money Note or Qualified Securitization Transaction) other than on terms no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company, other than fees payable in the ordinary course of business in connection with servicing accounts receivable; and

  •
  with which neither the Company nor any Restricted Subsidiary of the Company has any obligation to maintain or preserve such Restricted Subsidiary's financial condition or cause such Restricted Subsidiary to achieve certain levels of operating results.

        Any such designation after the Closing Date by the Board of Directors of the Company shall be evidenced to the Trustee by filing with the Trustee a Board Resolution giving effect to such designation and an officers' certificate certifying, to the knowledge and belief of such officer after consulting with counsel that such designation complied with the foregoing conditions.

        "S&P" means Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, and its successors.

        "Significant Subsidiary" means, at any date of determination, any Restricted Subsidiary that, together with its Subsidiaries,

  •
  for the most recent fiscal year of the Company, accounted for more than 10% of the consolidated revenues of the Company and its Restricted Subsidiaries or

  •
  as of the end of such fiscal year, was the owner of more than 10% of the consolidated assets of the Company and its Restricted Subsidiaries, all as set forth on the most recently available consolidated financial statements of the Company for such fiscal year.

        "SSCC" means Smurfit-Stone Container Corporation, a Delaware corporation.

        "SSCC Preferred Stock" means SSCC's 7% Series A Cumulative Exchangeable Redeemable Convertible Preferred Stock, par value $0.01 per share.

        "Stated Maturity" means,

  •
  with respect to any debt security, the date specified in such debt security as the fixed date on which the final installment of principal of such debt security is due and payable and

  •
  with respect to any scheduled installment of principal of or interest on any debt security, the date specified in such debt security as the fixed date on which such installment is due and payable.

        "Stone" means Stone Container Corporation, a Delaware corporation.

        "Stone's Box Plant Financing" means Stone's 8.45% mortgage notes due September 1, 2007 secured by the real property and improvements comprising certain of Stone's corrugated container plants.

        "Stone's Continental Guaranty" means the Guaranty dated as of October 7, 1983 between The Continental Group, Inc. and Stone, as amended and restated, supplemented or otherwise modified from time to time.

        "Stone Credit Agreement" means the Amended and Restated Credit Agreement dated as of July 25, 2002 among Stone, Smurfit-Stone Container Canada Inc., the financial institutions party thereto, JPMorgan Chase Bank and Deutsche Bank Trust Company Americas, as Agents, JPMorgan Chase Bank, as Syndication Agent, Deutsche Bank Trust Company Americas, as Administrative Agent, Collateral Agent, Revolving Facility Facing Agent and as Swingline Lender, and Deutsche Bank AG, Canada Branch, as Canadian Administrative Agent and as Revolving (Canadian) Facility Facing Agent, together with all agreements, instruments and documents executed or delivered pursuant thereto or in connection therewith (including, without limitation, any promissory notes, Guarantees and security documents), as such agreements, instruments and documents may be amended (including, without limitation any amendment and restatement thereof), supplemented, extended, renewed, replaced or otherwise modified from time to time, including, without limitation, any agreement increasing the amount of, extending the maturity of, refinancing (in whole or in part) or otherwise restructuring (including, but not limited to, by the inclusion of additional borrowers or guarantors thereof or by the addition of collateral or other credit enhancement to support the obligations thereunder) all or any portion of the Indebtedness under such agreement or any successor agreement or agreements.

        "Stone's First Mortgage Notes" means Stone's 10.75% First Mortgage Notes that were due and paid in full in 2002 issued pursuant to the indenture that was dated as of October 12, 1994, between

Stone and Norwest Bank, Minnesota, National Association, as trustee, as amended, restated, supplemented or otherwise modified from time to time.

        "Stone Indentures" means

  •
  the Indenture dated as of January 25, 2001 between Stone, as issuer, and The Bank of New York, as trustee, pursuant to which Stone issued its 9 1/4% Senior Notes due 2008 and 9 3/4% Senior Notes due 2011, and

  •
  the Indenture dated as of June 26, 2002 between Stone, as issuer, and The Bank of New York, as trustee, pursuant to which Stone issued its 8 3/8% Senior Notes due 2012, in each case together with all agreements, instruments and documents executed or delivered pursuant thereto or in connection therewith (including, without limitation, any promissory notes and guarantees), as such agreements, instruments and documents may be amended (including, without limitation, any amendment and restatement thereof), supplemented, extended, renewed, replaced or otherwise modified from time to time, including, without limitation, any agreement increasing the amount of, extending the maturity of, refinancing (in whole or in part) or otherwise restructuring (including, but not limited to, by the inclusion of additional borrowers or guarantors thereof or by the addition of collateral or other credit enhancement to support the obligations thereunder) all or any portion of the Indebtedness under such agreement or any successor agreement or agreements.

        "Stone-MBI Transaction" means the acquisition by Stone or any Restricted Subsidiary of Stone (including, without limitation, by means of a contribution from SSCC) of the remaining 50% of the equity interests of MBI Limited in exchange for assets or capital stock of any of Stone's Foreign Subsidiaries having a fair market value in the aggregate of less than $200 million.

        "Stone Transaction" means

            (i)  any consolidation or merger of the Company or any of its Restricted Subsidiaries with or into Stone or of Stone with or into the Company or any of its Restricted Subsidiaries,

          (ii)  any Investment by the Company or any of its Restricted Subsidiaries into Stone pursuant to which Stone shall become a Restricted Subsidiary, or

          (iii)  any transaction which results in JSCE owning directly 100% of the capital stock of Stone and its Subsidiaries and the Company and its Subsidiaries;

provided that

  •
  such transaction meets the requirements of the "Consolidation, Merger and Sale of Assets" covenant and

  •
  the Company delivers to the Trustee an Officers Certificate stating that Stone has material assets on a consolidated basis.

        "Stone Transaction Date" means the date on which the Stone Transaction is consummated.

        "Subsidiary" means, with respect to any Person, any corporation, association or other business entity of which more than 50% of the voting power of the outstanding Voting Stock is owned, directly or indirectly, by such Person and one or more other Subsidiaries of such Person.

        "Temporary Cash Investment" means any of the following:

            (i)  direct obligations of the United States of America or any agency thereof or obligations fully and unconditionally guaranteed by the United States of America or the federal government of Canada or any agency or instrumentality thereof;

          (ii)  time deposit accounts, certificates of deposit and money market deposits maturing within one year of the date of acquisition thereof issued by a bank or trust company which bank or trust company has capital, surplus and undivided profits aggregating in excess of $500 million (or the foreign currency equivalent thereof) and has outstanding debt which is rated "A" (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act) or any money-market fund sponsored by a registered broker dealer or mutual fund distributor;

          (iii)  repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (i) above entered into with a bank or trust company meeting the qualifications described in clause (ii) above;

          (iv)  commercial paper, maturing not more than 270 days after the date of acquisition, issued by a corporation (other than an Affiliate of the Company) with a rating at the time as of which any investment therein is made of "P-1" (or higher) according to Moody's or "A-1" (or higher) according to S&P (or equivalent rating in the case of a Permitted Investment made by a Foreign Subsidiary);

          (v)  securities with maturities of one year or less from the date of acquisition issued or fully and unconditionally guaranteed by any state, commonwealth or territory of the United States of America or the federal government of Canada, or by any political subdivision or taxing authority thereof, and rated at least "A" by S&P or Moody's;

          (vi)  demand deposits with any bank or trust company; and

        (vii)  in the case of Foreign Subsidiaries, short term investments comparable to the foregoing.

        "Trade Payables" means, with respect to any Person, any accounts payable or any other indebtedness or monetary obligation to trade creditors created, assumed or Guaranteed by such Person or any of its Subsidiaries arising in the ordinary course of business in connection with the acquisition of goods or services.

        "Transaction Date" means, with respect to the Incurrence of any Indebtedness by the Company or any of its Restricted Subsidiaries, the date such Indebtedness is to be Incurred and, with respect to any Restricted Payment, the date such Restricted Payment is to be made.

        "Unrestricted Subsidiary" means

            (i)  any Unrestricted Subsidiary (as defined in any of the Stone Indentures) of Stone on the date of the Stone Transaction,

          (ii)  any Subsidiary of the Company that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors in the manner provided below,

          (iii)  any Subsidiary of an Unrestricted Subsidiary, and

          (iv)  Timber Notes Holdings LLC, a Delaware limited liability company and a special purpose subsidiary of the Company.

        The Board of Directors may designate any Restricted Subsidiary (including any newly acquired or newly formed Subsidiary of the Company) to be an Unrestricted Subsidiary unless such Subsidiary owns any Capital Stock of, or owns or holds any Lien on any property of, the Company or any Restricted Subsidiary; provided that (A) any Guarantee by the Company or any Restricted Subsidiary of any Indebtedness of the Subsidiary being so designated shall be deemed an "Incurrence" of such Indebtedness and an "Investment" by the Company or such Restricted Subsidiary (or both, if applicable) at the time of such designation; (B) either (I) the Subsidiary to be so designated has total assets of $1,000 or less or (II) if such Subsidiary has assets greater than $1,000, such designation would be permitted under the "Limitation on Restricted Payments" covenant described below and (C) if applicable, the Incurrence of Indebtedness and the Investment referred to in clause (A) of this proviso would be permitted under the "Limitation on Indebtedness" and "Limitation on Restricted Payments" covenants described below.

        The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that (i) no Default or Event of Default shall have occurred and be continuing at the time of or after giving effect to such designation and (ii) all Liens and Indebtedness of such Unrestricted Subsidiary outstanding immediately after such designation would, if Incurred at such time, have been permitted to be Incurred (and shall be deemed to have been Incurred) for all purposes of the Indenture.

        Any such designation by the Board of Directors shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the Board Resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing provisions.

        "U.S. Government Obligations" means securities that are

  •
  direct obligations of the United States of America for the payment of which its full faith and credit is pledged or

  •
  obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuer thereof at any time prior to the Stated Maturity of the Notes, and shall also include a depository receipt issued by a bank or trust company as custodian with respect to any such U.S. Government Obligation or a specific payment of interest on or principal of any such U.S. Government Obligation held by such custodian for the account of the holder of a depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. Government Obligation or the specific payment of interest on or principal of the U.S. Government Obligation evidenced by such depository receipt.

        "Voting Stock" means with respect to any Person, Capital Stock of any class or kind ordinarily having the power to vote for the election of directors, managers or other voting members of the governing body of such Person.

        "Wholly Owned" means, with respect to any Subsidiary of any Person, the ownership of all of the outstanding Capital Stock of such Subsidiary (other than any director's qualifying shares or Investments by foreign nationals mandated by applicable law) by such Person or one or more Wholly Owned Subsidiaries of such Person.

Covenants

  Limitation on Indebtedness

          (a)  The Company will not, and will not permit any of its Restricted Subsidiaries to, Incur any Indebtedness (other than the Notes and Indebtedness existing on the Closing Date); provided that the Company may Incur Indebtedness if, after giving effect to the Incurrence of such Indebtedness and the receipt and application of the proceeds therefrom, the Interest Coverage Ratio would be greater than 1.75:1.

        Notwithstanding the foregoing, the Company and any Restricted Subsidiary (except as specified below) may Incur each and all of the following:

            (i)  Indebtedness of the Company, any Foreign Subsidiary, any Existing Borrower and any Guarantor outstanding at any time in an aggregate principal amount (together with refinancings thereof) not to exceed the amount of the commitments under the Credit Agreement on the Closing Date plus $125 million, less any amount of such Indebtedness permanently repaid as provided under the "Limitation on Asset Sales" covenant described below;

          (ii)  Indebtedness owed (A) to the Company or (B) to any Restricted Subsidiary; provided that any event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of such Indebtedness (other than to the Company or another Restricted Subsidiary) shall be deemed, in each case, to constitute an Incurrence of such Indebtedness not permitted by this clause (ii);

          (iii)  Indebtedness (other than Indebtedness Incurred under clauses (xi) and (xiii) below) issued in exchange for, or the net proceeds of which are used to refinance or refund, then outstanding Indebtedness and any refinancings thereof in an amount not to exceed the amount so refinanced or refunded (plus premiums, accrued interest, fees and expenses); provided that Indebtedness the proceeds of which are used to refinance or refund the Notes or Indebtedness that is pari passu with, or subordinated in right of payment to, the Notes shall only be permitted under this clause (iii) if in case the Indebtedness to be refinanced is subordinated in right of payment to the Notes, such new Indebtedness, by its terms or by the terms of any agreement or instrument pursuant to which such new Indebtedness is issued or remains outstanding, is expressly made subordinate in right of payment to the Notes at least to the extent that the Indebtedness to be refinanced is subordinated to the Notes and such new Indebtedness, determined as of the date of Incurrence of such new Indebtedness, does not mature prior to the Stated Maturity of the Indebtedness to be refinanced or refunded (or, if earlier, the Stated Maturity of the Notes), and the Average Life of such new Indebtedness is at least equal to the remaining Average Life of the Indebtedness to be refinanced or refunded (or, if less, the remaining Average Life of the Notes); and provided further that in no event may Indebtedness of the Company be refinanced by means of any Indebtedness of any Restricted Subsidiary other than any Foreign Subsidiary pursuant to this clause (iii); and provided further that if proceeds of revolving lines of credit are used to repurchase, redeem or refinance any Indebtedness, the Company or any Restricted Subsidiary may Incur Indebtedness otherwise meeting the requirements of this clause (iii) to repay such revolving lines of credit;

          (iv)  Indebtedness

            (A)  in respect of performance, surety or appeal bonds, letters of credit, bankers acceptances provided in the ordinary course of business,

            (B)  under Currency Agreements, Commodity Agreements and Interest Rate Agreements; provided that such agreements (a) are designed solely to protect the Company or its Restricted Subsidiaries against fluctuations in foreign currency exchange rates or interest rates or commodity prices and (b) do not increase the Indebtedness of the obligor outstanding at any time other than as a result of fluctuations in foreign currency exchange rates or interest rates or commodity prices or by reason of fees, indemnities and compensation payable thereunder; and

            (C)  arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, or from Guarantees or letters of credit, surety bonds or performance bonds securing any obligations of the Company or any of its Restricted Subsidiaries pursuant to such agreements, in any case Incurred in connection with the disposition of any business, assets or Restricted Subsidiary other than Guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or Restricted Subsidiary for the purpose of financing such acquisition;

          (v)  Indebtedness of the Company, to the extent the net proceeds thereof are promptly

            (A)  used to purchase Notes tendered in an Offer to Purchase made as a result of a Change in Control or

            (B)  deposited to defease the Notes as described below under "Defeasance";

          (vi)  Guarantees by the Company or any Restricted Subsidiary of Indebtedness of the Company or a Restricted Subsidiary permitted to be incurred under the Indenture, provided the Guarantee of such Indebtedness is permitted by and made in accordance with the "Limitation on Issuance of Guarantees by Restricted Subsidiaries" covenant described below;

        (vii)  Indebtedness of the Company and its Foreign Subsidiaries (in addition to Indebtedness permitted under clauses (i) through (vi) above) in an aggregate principal amount outstanding at any time (together with refinancings thereof) not to exceed $75 million, increasing to $175 million following the consummation of the Stone Transaction, less any amount of such Indebtedness permanently repaid as provided under the "Limitation on Asset Sales" covenant described below;

        (viii)  Acquired Indebtedness; provided that at the time of Incurrence of such Indebtedness (1) the Company could Incur at least $1.00 of Indebtedness under the first paragraph of the "Limitation on Indebtedness" covenant or (2) the Interest Coverage Ratio, after giving effect to the Incurrence of such Acquired Indebtedness, on a pro forma basis, is no less than such ratio prior to giving pro forma effect to such Incurrence;

          (ix)  Indebtedness of Stone existing at the time of, or assumed in connection with, the Stone Transaction, including the amount of available but unused commitments under the Stone Credit Agreement existing at such time plus $125 million; provided, however, that such Indebtedness is not Incurred in contemplation of the Stone Transaction;

          (x)  Indebtedness Incurred by any Foreign Subsidiary; provided, however, that, immediately after giving effect to any such Incurrence, the aggregate principal amount of all Indebtedness Incurred under this clause (x) and then outstanding does not exceed the greater of (1) 60% of the book value of the inventory of such Foreign Subsidiary and its Restricted Subsidiaries and (2) 90% of the book value of the accounts receivable of such Foreign Subsidiary and its Restricted Subsidiaries;

          (xi)  Indebtedness under industrial revenue bonds and letters of credit in support thereof;

        (xii)  Indebtedness, including capital lease obligations, which the Company or any of its Restricted Subsidiaries Incurs to finance the acquisition, construction or improvement of fixed or capital assets, in an aggregate principal amount not to exceed

            (A)  $100 million (together with refinancings thereof) in any calendar year, commencing with 2002, prior to the Stone Transaction and

            (B)  $250 million (together with refinancings thereof) in any calendar year following the consummation of the Stone Transaction (on a pro rata basis for the calendar year during which such transaction is consummated) (together with refinancings thereof);

        (xiii)  the incurrence by a Receivables Subsidiary of Indebtedness in a Qualified Securitization Transaction that is without recourse (other than pursuant to representations, warranties, covenants and indemnities entered into in the ordinary course of business in connection with a Qualified

  Securitization Transaction) to the Company or to any Restricted Subsidiary of the Company or any of their assets (other than such Receivables Subsidiary and its assets); and

        (xiv)  Guarantees with respect to bonds issued to support workers' compensation and other similar obligations incurred by the Company or any Restricted Subsidiary in the ordinary course of business.

          (b)  Notwithstanding any other provision of this "Limitation on Indebtedness" covenant, the maximum amount of Indebtedness that the Company or a Restricted Subsidiary may Incur pursuant to this "Limitation on Indebtedness" covenant shall not be deemed to be exceeded with respect to any outstanding Indebtedness due solely to the result of fluctuations in the exchange rates of currencies.

          (c)  For purposes of determining any particular amount of Indebtedness under this "Limitation on Indebtedness" covenant,

            (A)  Indebtedness Incurred under the Credit Agreement on or prior to the Closing Date shall be treated as Incurred pursuant to clause (i) of the second paragraph of this "Limitation on Indebtedness" covenant,

            (B)  Guarantees, Liens or obligations with respect to letters of credit supporting Indebtedness otherwise included in the determination of such particular amount shall not be included and

            (C)  any Liens granted pursuant to the equal and ratable provisions referred to in the "Limitation on Liens" covenant described below shall not be treated as Indebtedness. For purposes of determining compliance with this "Limitation on Indebtedness" covenant, in the event that an item of Indebtedness meets the criteria of more than one of the types of Indebtedness described in the above clauses (other than Indebtedness referred to in clause (A) of the preceding sentence), the Company, in its sole discretion, shall classify, and from time to time may reclassify, such item of Indebtedness and only be required to include the amount and type of such Indebtedness in one of such clauses.

  Limitation on Restricted Payments

        The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly,

            (i)  declare or pay any dividend or make any distribution on or with respect to its Capital Stock (other than (x) dividends or distributions payable solely in shares of its Capital Stock (other than Disqualified Stock) or in options, warrants or other rights to acquire shares of such Capital Stock and (y) pro rata dividends or distributions on Common Stock of Restricted Subsidiaries held by minority stockholders) held by Persons other than the Company or any of its Restricted Subsidiaries,

          (ii)  purchase, redeem, retire or otherwise acquire for value any shares of Capital Stock of (A) the Company or an Unrestricted Subsidiary (including options, warrants or other rights to acquire such shares of Capital Stock) held by any Person or (B) a Restricted Subsidiary (including options, warrants or other rights to acquire such shares of Capital Stock) held by any Affiliate of the Company (other than a Restricted Subsidiary) or any holder (or any Affiliate of such holder) of 5% or more of the Capital Stock of the Company,

          (iii)  make any voluntary or optional principal payment, or voluntary or optional redemption, repurchase, defeasance, or other acquisition or retirement for value, of Indebtedness of the Company that is subordinated in right of payment to the Notes or

          (iv)  make any Investment, other than a Permitted Investment, in any other Person (such payments or any other actions described in clauses (i) through (iv) of this paragraph being collectively "Restricted Payments") if, at the time of, and after giving effect to, the proposed Restricted Payment:

            (A)  a Default or Event of Default shall have occurred and be continuing,

            (B)  the Company could not Incur at least $1.00 of Indebtedness under the first paragraph of the "Limitation on Indebtedness" covenant, or

            (C)  the aggregate amount of all Restricted Payments (the amount, if other than in cash, to be determined in good faith by the Board of Directors, whose determination shall be conclusive and evidenced by a Board Resolution) made after January 25, 2001 shall exceed the sum of

              (1)  50% of the aggregate amount of the Adjusted Consolidated Net Income (or, if the Adjusted Consolidated Net Income is a loss, minus 100% of the amount of such loss) (determined by excluding income resulting from transfers of assets by the Company or a Restricted Subsidiary to an Unrestricted Subsidiary) accrued on a cumulative basis during the period (taken as one accounting period) beginning on the first day of the fiscal quarter immediately following January 25, 2001 and ending on the last day of the last fiscal quarter preceding the Transaction Date plus

              (2)  the aggregate Net Cash Proceeds received by the Company (or to the extent contributed to the Company, by the Company's Parent) after January 25, 2001 from the issuance and sale permitted by the Indenture of its or its Parent's Capital Stock (other than Disqualified Stock) to a Person who is not a Subsidiary of the Company or its Parent, including an issuance or sale permitted by the Indenture of Indebtedness of the Company or its Parent for cash subsequent to the Closing Date upon the conversion of such Indebtedness into Capital Stock (other than Disqualified Stock) of the Company or its Parent, or from the issuance to a Person who is not a Subsidiary of the Company or its Parent of any options, warrants or other rights to acquire Capital Stock of the Company or its Parent (in each case, exclusive of any Disqualified Stock or any options, warrants or other rights that are redeemable at the option of the holder, or are required to be redeemed, prior to the Stated Maturity of the Notes) and the aggregate fair market value (as determined in good faith by the Board of Directors) of non-cash capital contributions to the Company after January 25, 2001 plus

              (3)  an amount equal to the net reduction in Investments (other than reductions in Permitted Investments) in any Person since January 25, 2001 resulting from payments of interest on Indebtedness, dividends, repayments of loans or advances, or other transfers of assets, in each case to the Company or any Restricted Subsidiary or from the Net Cash Proceeds from the sale of any such Investment (except, in each case, to the extent any such payment or proceeds are included in the calculation of Adjusted Consolidated Net Income), or from redesignations of Unrestricted Subsidiaries as Restricted Subsidiaries (valued in each case as provided in the definition of "Investments"), not to exceed, in each case, the amount of Investments previously made by the Company or any Restricted Subsidiary in such Person or Unrestricted Subsidiary plus

              (4)  after the date of the consummation of the Stone Transaction, the amount of Restricted Payments that would have been available to Stone under the Stone Indentures on the Stone Transaction Date.

        The foregoing provision shall not be violated by reason of:

            (i)  the payment of any dividend within 60 days after the date of declaration thereof if, at said date of declaration, such payment would comply with the foregoing paragraph;

          (ii)  the redemption, repurchase, defeasance or other acquisition or retirement for value of Indebtedness that is subordinated in right of payment to the Notes including premium, if any, and accrued and unpaid interest, with the proceeds of, or in exchange for, Indebtedness Incurred under clause (iii) of the second paragraph of part (a) of the "Limitation on Indebtedness" covenant;

          (iii)  the repurchase, redemption or other acquisition of Capital Stock of the Company or an Unrestricted Subsidiary (or options, warrants or other rights to acquire such Capital Stock) in exchange for, or out of the proceeds of a substantially concurrent offering of, shares of Capital Stock (other than Disqualified Stock) of the Company or its Parent (or options, warrants or other rights to acquire such Capital Stock);

          (iv)  the making of any principal payment or the repurchase, redemption, retirement, defeasance or other acquisition for value of Indebtedness of the Company which is subordinated in right of payment to the Notes in exchange for, or out of the proceeds of, a substantially concurrent offering of, shares of the Capital Stock (other than Disqualified Stock) of the Company or its Parent (or options, warrants or other rights to acquire such Capital Stock);

          (v)  payments or distributions, to dissenting stockholders pursuant to applicable law, pursuant to or in connection with a consolidation, merger or transfer of assets that complies with the provisions of the Indenture applicable to mergers, consolidations and transfers of all or substantially all of the property and assets of the Company;

          (vi)  Investments acquired as a capital contribution or in exchange for, or Restricted Payments made out of, or exchanged for, the proceeds of a substantially concurrent offering of, Capital Stock (other than Disqualified Stock) of the Company or its Parent;

        (vii)  dividends, distributions or advances to SSCC to allow SSCC to (x) declare and pay dividends on SSCC's Preferred Stock, or the interest on the subordinated notes into which it is convertible, in an amount not to exceed $12 million in any calendar year less an amount equal to any dividend, distribution or advance by Stone to SSCC for such purpose pursuant to clause (vii) of the "Limitation on Restricted Payments" covenant of the Stone Indentures and (y) redeem SSCC's Preferred Stock, or the subordinated notes into which it is convertible, on February 15, 2012;

        (viii)  other Restricted Payments in an aggregate amount not to exceed $125 million, increasing to $150 million following the consummation of the Stone Transaction;

          (ix)  the making of any principal payment or the repurchase, redemption, retirement, defeasance or other acquisition for value of Indebtedness of the Company required pursuant to the "Repurchase of Notes Upon a Change of Control" and "Limitation on Asset Sales" covenants or any similar covenants contained in any instrument or agreement governing the Indebtedness of the Company, provided that the Company shall first have complied with its obligations, if any, under the "Change of Control" or "Limitation on Asset Sales" covenants in the Indenture;

          (x)  payment of dividends, other distributions or other amounts by the Company to its Parent in amounts required for its Parent to pay fees required to maintain its existence and provide for all other operating costs of its Parent, including, without limitation, in respect of director fees and expenses, administrative, legal and accounting services provided by third parties and other costs and expenses of being a public company, including all costs and expenses with respect to filings with the SEC, of up to $5 million per fiscal year;

          (xi)  the purchase or acquisition of any minority interests of any Subsidiary that is not Wholly Owned pursuant to stockholder or other agreements in existence on the Closing Date; and

        (xii)  the making of Investments in Unrestricted Subsidiaries and joint ventures in an aggregate amount not to exceed in any fiscal year (i) $25 million or (ii) after the consummation of the Stone Transaction, $50 million, provided that, except in the case of clauses (i) and (iii), no Default or Event of Default shall have occurred and be continuing or occur as a consequence of the actions or payments set forth therein.

        Each Restricted Payment permitted pursuant to the preceding paragraph (other than the Restricted Payment referred to in clauses (i), (ii), (vii), (x), (xi) and (xii) thereof, an exchange of Capital Stock for Capital Stock or Indebtedness referred to in clause (iii) or (iv) thereof and an Investment acquired as a capital contribution or in exchange for Capital Stock referred to in clause (vi) thereof), and the Net Cash Proceeds from any issuance of Capital Stock referred to in clauses (iii) and (iv), shall be included in calculating whether the conditions of clause (C) of the first paragraph of this "Limitation on Restricted Payments" covenant have been met with respect to any subsequent Restricted Payments. In the event the proceeds of an issuance of Capital Stock of the Company are used for the redemption, repurchase or other acquisition of the Notes, or Indebtedness that is pari passu with the Notes, then the Net Cash Proceeds of such issuance shall be included in clause (C) of the first paragraph of this "Limitation on Restricted Payments" covenant only to the extent such proceeds are not used for such redemption, repurchase or other acquisition of Indebtedness.

        Any Restricted Payments made other than in cash shall be valued at fair market value. The amount of any Investment "outstanding" at any time shall be deemed to be equal to the amount of such Investment on the date made, less the return of capital to the Company and its Restricted Subsidiaries with respect to such Investment (up to the amount of such Investment on the date made).

  Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

        The Company will not, and will not permit any Restricted Subsidiary to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Restricted Subsidiary to (i) pay dividends or make any other distributions permitted by applicable law on any Capital Stock of such Restricted Subsidiary owned by the Company or any other Restricted Subsidiary, (ii) pay any Indebtedness owed to the Company or any other Restricted Subsidiary, (iii) make loans or advances to the Company or any other Restricted Subsidiary or (iv) transfer any of its property or assets to the Company or any other Restricted Subsidiary.

        The foregoing provisions shall not restrict any encumbrances or restrictions:

  •
  existing on the Closing Date in the Credit Agreement, the Indenture or any other agreements in effect on the Closing Date (and upon consummation of the Stone Transaction, existing on the Stone Transaction Date in the Stone Credit Agreement or any other agreements in effect on the Stone Transaction Date under which Stone or any of its Subsidiaries is a party or any of their assets are bound), and any extensions, refinancings, renewals or replacements of any of the foregoing; provided that the encumbrances and restrictions in any such extensions, refinancings, renewals or replacements are not materially less favorable taken as a whole to the Holders than those encumbrances or restrictions that are then in effect and that are being extended, refinanced, renewed or replaced;

  •
  existing under or by reason of applicable law;

  •
  existing with respect to any Person or the property or assets of such Person acquired by the Company or any Restricted Subsidiary, existing at the time of such acquisition and not incurred in contemplation thereof, which encumbrances or restrictions are not applicable to any Person or the property or assets of any Person other than such Person or the property or assets of such Person so acquired;

  •
  in the case of clause (iv) of the first paragraph of this "Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries" covenant,

  (A)
  that restrict in a customary manner the subletting, assignment or transfer of any property or asset that is a lease, license, conveyance or contract or similar property or asset,

  (B)
  existing by virtue of any transfer of, agreement to transfer, option or right with respect to, or Lien on, any property or assets of the Company or any Restricted Subsidiary not otherwise prohibited by the Indenture or

  (C)
  arising or agreed to in the ordinary course of business, not relating to any Indebtedness, and that do not, individually or in the aggregate, detract from the value of property or assets of the Company or any Restricted Subsidiary in any manner material to the Company and its Restricted Subsidiaries taken as a whole;
  •
  with respect to a Restricted Subsidiary and imposed pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock of, or property and assets of, such Restricted Subsidiary;

  •
  customary provisions with respect to the disposition or distribution of assets or property in joint venture agreements, assets sale agreements, stock sale agreements and other similar agreements entered into in the ordinary course of business;

  •
  any agreement or instrument governing Indebtedness (whether or not outstanding) of any Foreign Subsidiary of the Company permitted to be incurred pursuant to clause (x) under the "Limitations on Indebtedness" covenant so long as

  (1)
  such agreement or instrument is not applicable to any Person or the property or assets of any Person other than such Foreign Subsidiary or the property or assets of such Foreign Subsidiary and its Foreign Subsidiaries and

  (2)
  not more than 20% of such Foreign Subsidiary's assets are located in the United States; and
  •
  any restriction in any agreement or instrument of a Receivables Subsidiary governing a Qualified Securitization Transaction.

        Nothing contained in this "Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries" covenant shall prevent the Company or any Restricted Subsidiary from

            (1)  creating, incurring, assuming or suffering to exist any Liens otherwise permitted in the "Limitation on Liens" covenant or

            (2)  restricting the sale or other disposition of property or assets of the Company or any of its Restricted Subsidiaries that secure Indebtedness of the Company or any of its Restricted Subsidiaries.

  Limitation on the Issuance and Sale of Capital Stock of Restricted Subsidiaries

        The Company will not sell, and will not permit any Restricted Subsidiary, directly or indirectly, to issue or sell, any shares of Capital Stock of a Restricted Subsidiary (including options, warrants or other rights to purchase shares of such Capital Stock) except:

            (i)  to the Company or a Wholly Owned Restricted Subsidiary;

          (ii)  issuances of director's qualifying shares or sales to foreign nationals of shares of Capital Stock of Foreign Subsidiaries, to the extent required by applicable law;

          (iii)  if, immediately after giving effect to such issuance or sale, such Restricted Subsidiary would no longer constitute a Restricted Subsidiary and any Investment in such Person remaining after giving effect to such issuance or sale would have been permitted to be made under the "Limitation on Restricted Payments" covenant if made on the date of such issuance or sale; or

          (iv)  the sale or issuance of Common Stock that is Qualified Capital Stock of Restricted Subsidiaries, if the proceeds from such issuance and sale are applied in accordance with the "Limitation on Asset Sales" covenant.

  Limitation on Issuances of Guarantees by Restricted Subsidiaries

        The Company will not permit any Restricted Subsidiary, directly or indirectly, to Guarantee any Indebtedness of the Company which is pari passu with or subordinate in right of payment to the Notes ("Guaranteed Indebtedness"), unless

  •
  such Restricted Subsidiary promptly executes and delivers a supplemental indenture to the Indenture providing for a Guarantee (a "Subsidiary Guarantee") of payment of the Notes by such Restricted Subsidiary and

  •
  such Restricted Subsidiary waives and will not in any manner whatsoever claim or take the benefit or advantage of, for so long as any Notes remain outstanding under the Indenture, any rights of reimbursement, indemnity or subrogation or any other rights against the Company or any other Restricted Subsidiary as a result of any payment by such Restricted Subsidiary under its Subsidiary Guarantee;

provided that this paragraph shall not be applicable to any Guarantee of any Restricted Subsidiary

  •
  in existence on the Closing Date and any Guarantee of or by Stone or any of its Subsidiaries in existence on the Stone Transaction Date, and any renewal, extension refinancing or replacement thereof,

  •
  that existed at the time such Person became a Restricted Subsidiary and was not Incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary,

  •
  of the Indebtedness Incurred under the Credit Agreement or, from and after the Stone Transaction Date, under the Stone Credit Agreement; provided that such Restricted Subsidiary is an Existing Guarantor, a Foreign Subsidiary, a Guarantor or any other Restricted Subsidiary other than a Significant Subsidiary,

  •
  any Guarantee arising under or in connection with performance bonds, indemnity bonds, surety bonds or letters of credit or bankers' acceptances or

  •
  any Guarantee of any Interest Rate Agreements, Currency Agreement or Commodity Agreement.

If the Guaranteed Indebtedness is

  •
  pari passu with the Notes, then the Guarantee of such Guaranteed Indebtedness shall be pari passu with, or subordinated to, the Subsidiary Guarantee or

  •
  subordinated to the Notes, then the Guarantee of such Guaranteed Indebtedness shall be subordinated to the Subsidiary Guarantee at least to the extent that the Guaranteed Indebtedness is subordinated to the Notes.

        Notwithstanding the foregoing, any Subsidiary Guarantee by a Restricted Subsidiary may provide by its terms that it shall be automatically and unconditionally released and discharged upon

  •
  any sale, exchange or transfer, to any Person not an Affiliate of the Company, of all of the Company's and each Restricted Subsidiary's Capital Stock in, or all or substantially all the assets of, such Restricted Subsidiary (which sale, exchange or transfer is not prohibited by the Indenture) or

  •
  the release or discharge of the Guarantee which resulted in the creation of such Subsidiary Guarantee, except a discharge or release by or as a result of payment under such Guarantee.

  Limitation on Transactions with Shareholders and Affiliates

        The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into, renew or extend any transaction (including, without limitation, the purchase, sale, lease or exchange of property or assets, or the rendering of any service) with any holder (or any Affiliate of such holder) of 5% or more of any class of Capital Stock of the Company or with any Affiliate of the Company or any Restricted Subsidiary, except upon fair and reasonable terms no less favorable to the Company or such Restricted Subsidiary than could be obtained, at the time of such transaction or, if such transaction is pursuant to a written agreement, at the time of the execution of the agreement providing therefor, in a comparable arm's-length transaction with a Person that is not such a holder or an Affiliate.

        The foregoing limitation does not limit, and shall not apply to:

            (i)  transactions (A) approved by a majority of the Board of Directors (and, if there are disinterested directors, a majority thereof) or (B) for which the Company or a Restricted Subsidiary delivers to the Trustee a written opinion of a nationally recognized investment banking firm or a nationally recognized accounting firm stating that the transaction is fair or, in the case of an opinion of a nationally recognized accounting firm, reasonable or fair to the Company or such Restricted Subsidiary from a financial point of view;

          (ii)  any transaction solely between the Company and any of its Restricted Subsidiaries or solely between Restricted Subsidiaries;

          (iii)  the payment of reasonable and customary regular fees to directors of the Company or any Restricted Subsidiary who are not employees of the Company or any Restricted Subsidiary;

          (iv)  any payments or other transactions pursuant to any tax-sharing agreement between the Company and any other Person with which the Company files a consolidated tax return or with which the Company is part of a consolidated group for tax purposes;

          (v)  any sale of shares of Capital Stock (other than Disqualified Stock) of the Company;

          (vi)  any Restricted Payments not prohibited by the "Limitation on Restricted Payments" covenant;

        (vii)  any merger, consolidation or sale of assets permitted by the "Consolidation, Merger and Sale of Assets" covenant, including the Stone Transaction;

        (viii)  from and after the Stone Transaction Date, the Stone-MBI Transaction; provided that such transaction has been approved by the Committee of the Board;

          (ix)  the existence of, or performance by the Company or any Restricted Subsidiary under, any agreement in existence on the Closing Date (and by Stone or any of its Subsidiaries under any agreement in existence on the Stone Transaction Date) approved by the Committee of the Board or any amendment thereto or replacement agreement therefor so long as such amendment or replacement is not materially less favorable taken as a whole to the Holders than the original agreement as in effect on the Closing Date or the Stone Transaction Date, as applicable; provided that the Company or any of its Restricted Subsidiaries receives reasonable compensation therefor;

          (x)  any agreement or transaction relating to the creation of a captive insurance subsidiary of SSCC that provides insurance for self-insurance and any other future programs reasonably similar thereto or to the medical liability program in existence on the Closing Date, provided that the costs borne by the Company and its Restricted Subsidiaries are reasonable in relation to the services and benefits the Company and its Restricted Subsidiaries receive therefrom;

          (xi)  the provision of management, financial and operational services by the Company and its Subsidiaries to Affiliates of the Company; provided that the Company or any of its Restricted Subsidiaries receives reasonable compensation therefor;

        (xii)  other transactions arising in the ordinary course of business in accordance with the past practices of the Company and its Restricted Subsidiaries prior to the Closing Date (including, without limitation, purchase or supply contracts relating to products or raw materials); provided that the Company or any of its Restricted Subsidiaries receives reasonable compensation therefor; and

        (xiii)  transactions in connection with a Qualified Securitization Transaction.

Notwithstanding the foregoing, any transaction or series of related transactions covered by the first paragraph of this "Limitation on Transactions with Shareholders and Affiliates" covenant and not covered by clauses (ii) through (xiii) of this paragraph, (a) the aggregate amount of which exceeds $50 million in value, must be approved or determined to be fair in the manner provided for in clause (i)(A) or (B) above and (b) the aggregate amount of which exceeds $100 million in value, must be determined to be fair in the manner provided for in clause (i)(B) above.

  Limitation on Liens

        The Company will not, and will not permit any Restricted Subsidiary to, create, incur, assume or suffer to exist any Lien on any of its assets or properties of any character, or any shares of Capital Stock or Indebtedness of any Restricted Subsidiary, without making effective provision for all of the Notes and all other amounts due under the Indenture to be directly secured equally and ratably with (or, if the obligation or liability to be secured by such Lien is subordinated in right of payment to the Notes, prior to) the obligation or liability secured by such Lien unless, after giving effect thereto, the aggregate amount of any Indebtedness so secured, plus the Attributable Indebtedness for all sale-leaseback transactions restricted as described in the "Limitation on Sale-Leaseback Transactions" covenant described below, does not exceed 10% of Adjusted Consolidated Net Tangible Assets.

        The foregoing limitation does not apply to:

  •
  Liens securing Indebtedness permitted pursuant to clauses (i) and (ix) of the "Limitation on Indebtedness" covenant, and Liens on assets that secure Stone's Box Plant Financing as of the Closing Date or secured Stone's First Mortgage Notes as of January 25, 2001 (prior to giving effect to the repayment thereof);

  •
  Liens existing (x) on the Closing Date, and (y) on the Stone Transaction Date, with respect to the assets of Stone, including any Liens on assets that secure Stone's Box Plant Financing;

  •
  Liens granted after the Closing Date on any assets or Capital Stock of the Company or its Restricted Subsidiaries created in favor of the Holders;

  •
  Liens with respect to the assets of a Restricted Subsidiary granted by such Restricted Subsidiary to the Company or a Wholly Owned Restricted Subsidiary to secure Indebtedness owing to the Company or such other Restricted Subsidiary;

  •
  Liens securing Indebtedness which is Incurred to refinance secured Indebtedness which is permitted to be Incurred under clause (iii) of the second paragraph of the "Limitation on Indebtedness" covenant; provided that such Liens do not extend to or cover any property or assets of the Company or any Restricted Subsidiary other than the property or assets securing the Indebtedness being refinanced;

  •
  Liens on any property or assets or capital stock of a Restricted Subsidiary securing Indebtedness of such Restricted Subsidiary permitted under the "Limitation on Indebtedness" covenant;

  •
  Permitted Liens;

  •
  Liens securing Indebtedness that is permitted to be Incurred under clause (viii) of the second paragraph of the "Limitation on Indebtedness" covenant; provided that the assets subject to such Liens are assets of the acquired entity and its subsidiaries;

  •
  Liens securing Indebtedness and related obligations, in each case that is permitted to be Incurred under clause (xi) of the second paragraph of the "Limitation on Indebtedness" covenant; and

  •
  from and after the Stone Transaction Date, Liens granted and subsisting pursuant to Stone's Continental Guaranty with respect to industrial revenue bonds.

  Limitation on Sale-Leaseback Transactions

        The Company will not, and will not permit any Restricted Subsidiary to, enter into any sale-leaseback transaction involving any of its assets or properties whether now owned or hereafter acquired, whereby the Company or a Restricted Subsidiary sells or transfers such assets or properties and then or thereafter leases such assets or properties or any part thereof or any other assets or properties which the Company or such Restricted Subsidiary, as the case may be, intends to use for substantially the same purpose or purposes as the assets or properties sold or transferred, unless the aggregate amount of all Attributable Indebtedness with respect to such transactions, plus all Indebtedness secured solely by Liens permitted by the first paragraph of the "Limitation on Liens" covenant, does not exceed 10% of Adjusted Consolidated Net Tangible Assets.

        The foregoing restriction does not apply to any sale-leaseback transaction if

  •
  the lease is for a period, including renewal rights, of not in excess of three years;

  •
  the sale or transfer of property is entered into prior to, at the time of, or within 12 months after the later of the acquisition of the property or the completion of construction thereof;

  •
  the lease secures or relates to industrial revenue or pollution control bonds;

  •
  the transaction is solely between the Company and any Restricted Subsidiary or solely between Restricted Subsidiaries; or

  •
  the Company or such Restricted Subsidiary, within 12 months after the sale or transfer of any assets or properties is completed, applies an amount not less than the net proceeds received from such sale in accordance with clause (A) or (B) of the third paragraph of the "Limitation on Asset Sales" covenant described below.

  Limitation on Asset Sales

        The Company will not, and will not permit any Restricted Subsidiary to, consummate any Asset Sale, unless (i) the consideration received by the Company or such Restricted Subsidiary is at the time of such Asset Sale, taken as a whole, at least equal to the fair market value of the assets or Capital Stock sold or disposed of and (ii) at least 75% of the consideration received consists of cash or Temporary Cash Investments or the assumption of Indebtedness of the Company or any Restricted Subsidiary (other than Indebtedness to the Company or any Restricted Subsidiary), provided that the Company or such Restricted Subsidiary is irrevocably and unconditionally released from all liability under such Indebtedness.

        For purposes of this provision, each of the following shall be deemed to be cash:

          (a)  any liabilities (as shown on the Company's or such Restricted Subsidiary's most recent balance sheet) of the Company or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Exchange Notes or any Subsidiary guarantee) that are assumed by the transferee of any such assets; and

          (b)  any securities, notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee that are converted, sold or exchanged by the Company or such Restricted Subsidiary into cash within 90 days of the related Asset Sale (to the extent of the cash received in that conversion); and

          (c)  any Designated Noncash Consideration received by the Company or any of its Restricted Subsidiaries in such Asset Sale having an aggregate fair market value, taken together with all other Designated Noncash Consideration received since the date of the Indenture pursuant to this clause (c) that is at that time outstanding, not to exceed 10% of Adjusted Consolidated Net Tangible Assets at the time of the receipt of such Designated Noncash Consideration (with the fair market value at each time of the receipt of such Designated Noncash Consideration being measured at the time received and without giving effect to subsequent changes in value).

        In the event and to the extent that the Net Cash Proceeds received by the Company or any of its Restricted Subsidiaries from one or more Asset Sales occurring on or after the Closing Date in any period of 12 consecutive months exceed 10% of Adjusted Consolidated Net Tangible Assets (determined as of the date closest to the commencement of such 12-month period for which a consolidated balance sheet of the Company and its Subsidiaries has been prepared), then the Company shall or shall cause the relevant Restricted Subsidiary to:

            (i)  within 12 months after the date Net Cash Proceeds so received exceed 10% of Adjusted Consolidated Net Tangible Assets

            (A)  apply an amount equal to such excess Net Cash Proceeds to permanently repay unsubordinated Indebtedness of the Company or any Restricted Subsidiary owing to a Person other than the Company or any of its Restricted Subsidiaries (provided that any repayment of Indebtedness under the Company's revolving credit facility with the proceeds from the sale of its industrial packaging assets, as described in "Summary—Recent Developments—Sale of Tube and Core Manufacturing Facilities," shall not be required to be a permanent repayment), or

            (B)  invest an equal amount, or the amount not so applied pursuant to clause (A) (or enter into a definitive agreement committing to so invest within 12 months after the date of such agreement), in property or assets (other than current assets) of a nature or type or that are used in a business (or in a company having property and assets of a nature or type, or engaged in a business) similar or related to the nature or type of the property and assets of, or the business of, the Company and its Restricted Subsidiaries existing on the date of such investment, and

          (ii)  apply (no later than the end of the 12-month period referred to in clause (i)) such excess Net Cash Proceeds (to the extent not applied pursuant to clause (i)) as provided in the following paragraph of this "Limitation on Asset Sales" covenant.

        The amount of such excess Net Cash Proceeds required to be applied (or to be committed to be applied) during such 12-month period as set forth in clause (i) of the preceding sentence and not applied as so required by the end of such period shall constitute "Excess Proceeds."

        If, as of the first day of any calendar month, the aggregate amount of Excess Proceeds not theretofore subject to an Offer to Purchase pursuant to this "Limitation on Asset Sales" covenant totals at least $50 million for the calendar year in which such calendar month occurs, the Company must commence, not later than the fifteenth Business Day of such month, an Offer to Purchase from the Holders (and if required by the terms of any Indebtedness that is pari passu with the Notes ("Pari Passu Indebtedness"), from the holders of such Pari Passu Indebtedness) on a pro rata basis an aggregate principal amount of Notes (and Pari Passu Indebtedness) equal to the Excess Proceeds on such date, at a purchase price equal to 100% of the principal amount thereof, plus, in each case, accrued interest (if any) to the Payment Date. If any Excess Proceeds remain after consummation of an Offer to Purchase, the Company or any Restricted Subsidiary may use such Excess Proceeds for any purpose not otherwise prohibited by the Indenture.

Repurchase of Notes upon a Change of Control

        The Company must commence, within 30 days of the occurrence of a Change of Control, an Offer to Purchase for all Notes then outstanding, at a purchase price equal to 101% of the principal amount thereof, plus accrued interest (if any) to the Payment Date.

        There can be no assurance that the Company will have sufficient funds available at the time of any Change of Control to make any debt payment (including repurchases of Notes) required by the foregoing covenant (as well as may be contained in other securities of the Company which might be outstanding at the time). The above covenant requiring the Company to repurchase the Notes will, unless consents are obtained, require the Company to repay all indebtedness then outstanding which by its terms would prohibit such Note repurchase, either prior to or concurrently with such Note repurchase.

Commission Reports and Reports to Holders

        Whether or not the Company or JSCE is then required to file reports with the Commission, the Company and JSCE shall file with the Commission all such reports and other information as they would be required to file with the Commission by Section 13(a) or 15(d) under the Securities Exchange Act of 1934 if each of them were subject thereto (provided that the Company need not file such reports or other information if, and so long as, it would not be required to do so pursuant to Rule 12h-5 under the Securities Exchange Act of 1934). The Company shall supply the Trustee with copies of such reports and other information.

Events of Default

        The following events will be defined as "Events of Default" in the Indenture:

          (a)  default in the payment of principal of (or premium, if any, on) any Note when the same becomes due and payable at maturity, upon acceleration, redemption or otherwise;

          (b)  default in the payment of interest on any Note when the same becomes due and payable, and such default continues for a period of 30 days;

          (c)  default in the performance or breach of the provisions of the Indenture applicable to mergers, consolidations and transfers of all or substantially all of the assets of the Company or the failure to make or consummate an Offer to Purchase in accordance with the "Limitation on Asset Sales" or "Repurchase of Notes upon a Change of Control" covenant;

          (d)  the Company defaults in the performance of or breaches any other covenant or agreement of the Company in the Indenture or under the Notes (other than a default specified in clause (a), (b) or (c) above) and such default or breach continues for a period of 45 consecutive days after written notice by the Trustee or the Holders of 25% or more in aggregate principal amount of the Notes;

          (e)  there occurs with respect to any issue or issues of Indebtedness of the Company or any Significant Subsidiary having an outstanding principal amount of $25 million, and following the consummation of the Stone Transaction, $40 million, or more in the aggregate for all such issues of all such Persons, whether such Indebtedness now exists or shall hereafter be created,

    •
    an event of default that has caused the holder thereof to declare such Indebtedness to be due and payable prior to its Stated Maturity and such Indebtedness has not been discharged in full or such acceleration has not been rescinded or annulled within 30 days of such acceleration and/or

    •
    the failure to make a principal payment at the final (but not any interim) fixed maturity and such defaulted payment shall not have been made, waived or extended within 30 days of such payment default;

          (f)    any final judgment or order (not covered by insurance) for the payment of money in excess of $25 million, and following the consummation of the Stone Transaction, $40 million, in the aggregate for all such final judgments or orders against all such Persons (treating any deductibles, self-insurance or retention as not so covered) shall be rendered against the Company or any Significant Subsidiary and shall not be paid or discharged, and there shall be any period of 60 consecutive days following entry of the final judgment or order that causes the aggregate amount for all such final judgments or orders outstanding and not paid or discharged against all such Persons to exceed $25 million, and following the consummation of the Stone Transaction, $40 million, during which a stay of enforcement of such final judgment or order, by reason of a pending appeal or otherwise, shall not be in effect;

          (g)  a court having jurisdiction in the premises enters a decree or order for

    •
    relief in respect of the Company or any Significant Subsidiary in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect,

    •
    appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of the Company or any Significant Subsidiary or for all or substantially all of the property and assets of the Company or any Significant Subsidiary or

    •
    the winding up or liquidation of the affairs of the Company or any Significant Subsidiary and, in each case, such decree or order shall remain unstayed and in effect for a period of 60 consecutive days; or

          (h)  the Company or any Significant Subsidiary

    •
    commences a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consents to the entry of an order for relief in an involuntary case under any such law,

    •
    consents to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of the Company or any Significant Subsidiary or for all or substantially all of the property and assets of the Company or any Significant Subsidiary or

    •
    effects any general assignment for the benefit of creditors.

        If an Event of Default (other than an Event of Default specified in clause (g) or (h) above that occurs with respect to the Company) occurs and is continuing under the Indenture, the Trustee or the Holders of at least 25% in aggregate principal amount of the Notes then outstanding, by written notice to the Company (and to the Trustee if such notice is given by the Holders), may, and the Trustee at the request of such Holders shall, declare the principal of, premium, if any, and accrued interest on the Notes to be immediately due and payable.

        Upon a declaration of acceleration, such principal of, premium, if any, and accrued interest shall be immediately due and payable. In the event of a declaration of acceleration because an Event of Default set forth in clause (e) above has occurred and is continuing, such declaration of acceleration shall be automatically rescinded and annulled if the event of default triggering such Event of Default pursuant to clause (e) shall be remedied or cured by the Company or the relevant Significant Subsidiary or waived by the holders of the relevant Indebtedness within 60 days after the declaration of acceleration with respect thereto. If an Event of Default specified in clause (g) or (h) above occurs with respect to the Company, the principal of, premium, if any, and accrued interest on the Notes then outstanding shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder. The Holders of at least a majority in principal amount of the outstanding Notes, by written notice to the Company and to the Trustee, may waive all past defaults and rescind and annul a declaration of acceleration and its consequences if

  •
  all existing Events of Default, other than the nonpayment of the principal of, premium, if any, and interest on the Notes that have become due solely by such declaration of acceleration, have been cured or waived and

  •
  the rescission would not conflict with any judgment or decree of a court of competent jurisdiction. For information as to the waiver of defaults, see "—Modification and Waiver."

        The Holders of at least a majority in aggregate principal amount of the outstanding Notes may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee. However, the Trustee may refuse to follow any direction that conflicts with law or the Indenture, that may involve the Trustee in personal liability, or that the Trustee determines in good faith may be unduly prejudicial to the rights of Holders of Notes not joining in the giving of such direction and may take any other action it deems proper that is not inconsistent with any such direction received from Holders of Notes.

        A Holder may not pursue any remedy with respect to the Indenture or the Notes unless:

  •
  the Holder gives the Trustee written notice of a continuing Event of Default;

  •
  the Holders of at least 25% in aggregate principal amount of outstanding Notes make a written request to the Trustee to pursue the remedy;

  •
  such Holder or Holders offer the Trustee indemnity satisfactory to the Trustee against any costs, liability or expense;

  •
  the Trustee does not comply with the request within 60 days after receipt of the request and the offer of indemnity; and

  •
  during such 60-day period, the Holders of a majority in aggregate principal amount of the outstanding Notes do not give the Trustee a direction that is inconsistent with the request.

        However, such limitations do not apply to the right of any Holder of a Note to receive payment of the principal of, premium, if any, or interest on, such Note or to bring suit for the enforcement of any such payment, on or after the due date expressed in the Notes, which right shall not be impaired or affected without the consent of the Holder.

        The Indenture will require certain officers of the Company to certify, on or before a date not more than 90 days after the end of each fiscal year, that a review has been conducted of the activities of the Company and its Restricted Subsidiaries and the Company's and its Restricted Subsidiaries' performance under the Indenture and that the Company has fulfilled all obligations thereunder, or, if there has been a default in the fulfillment of any such obligation, specifying each such default and the nature and status thereof. The Company will also be obligated to notify the Trustee of any default or defaults in the performance of any covenants or agreements under the Indenture.

Consolidation, Merger and Sale of Assets

        The Company shall not consolidate with, or merge with or into any other corporation (whether or not the Company shall be the surviving corporation), or sell, assign, transfer or lease all or substantially all of its properties and assets as an entirety or substantially as an entirety to any Person or group of affiliated Persons, in one transaction or a series of related transactions, unless:

          (1)  either the Company shall be the continuing Person or the Person (if other than the Company) formed by such consolidation or with which or into which the Company is merged or the Person (or group of affiliated Persons) to which all or substantially all the properties and assets of the Company are sold, assigned, transferred or leased is a corporation (or constitute corporations) organized under the laws of the United States of America or any State thereof or the District of Columbia and expressly assumes, by an indenture supplemental to the Indenture, all the obligations of the Company under the Notes and the Indenture;

          (2)  immediately before and after giving effect to such transaction or series of related transactions, no Event of Default, and no Default, shall have occurred and be continuing;

          (3)  immediately after giving effect to such transaction or series of related transactions on a pro forma basis, the Consolidated Net Worth of the Company (or of the surviving, consolidated or transferee entity if the Company is not continuing, treating such entity as the Company for purposes of determining Consolidated Net Worth) shall be at least equal to the Consolidated Net Worth of the Company immediately before such transaction or series of related transactions; and

          (4)  immediately after giving effect to such transaction or series of related transactions, the Company (or the surviving, consolidated or transferee entity if the Company is not continuing, but treating such entity as the Company for purposes of making such determination) would be permitted to incur an additional $1.00 of Indebtedness immediately prior to such transaction or series of related transactions, under the first paragraph of the "Limitation on Indebtedness" covenant; provided, however, that this clause (4) shall be inapplicable if (a) such transaction or series of related transactions would result in the occurrence of a Change of Control or (b) immediately prior to giving effect to such transaction or series of related transactions, the Company would not be permitted to incur an additional $1.00 of Indebtedness under the first paragraph of the "Limitation on Indebtedness" covenant, and immediately after giving effect to such transaction or series of related transactions on a pro forma basis, the Interest Coverage Ratio of the Company (or the surviving, consolidated or transferee entity if the Company is not continuing, treating such entity as the Company for purposes of determining the Interest Coverage Ratio) shall be at least equal to the Interest Coverage Ratio of the Company immediately before such transaction or series of related transactions.

        The Company shall not consummate the Stone Transaction, unless:

          (1)  clauses (1)-(4) of the first paragraph of this covenant are satisfied; and

          (2)  solely in connection with the transaction described in clause (iii) of the definition of "Stone Transaction", the surviving corporation shall expressly assume, by an indenture supplemental to the Indenture, all obligations of the Company under the Notes and the Indenture such that the surviving corporation shall be the sole direct obligor under the Notes and the Indenture from and after the Stone Transaction Date.

        If JSCE, Inc. is merged with or consolidated into the Company or SSCC, the Guarantee of the Notes by JSCE, Inc. shall be extinguished.

Defeasance

        Defeasance and Discharge.    The Indenture will provide that the Company will be deemed to have paid and will be discharged from any and all obligations in respect of the Notes after the deposit referred to below, and the provisions of the Indenture will no longer be in effect with respect to the Notes (except for, among other matters, certain obligations to register the transfer or exchange of the Notes, to replace stolen, lost or mutilated Notes, to maintain paying agencies and to hold monies for payment in trust) if, among other things:

          (1)  either:

              (i)  (A) the Notes mature within one year or all of them are to be called for redemption within one year under arrangements satisfactory to the Trustee for giving the notice of redemption,

              (B)  the Company irrevocably deposits in trust with the Trustee during such one-year period, under the terms of an irrevocable trust agreement in form and substance satisfactory to the Trustee, as trust funds solely for the benefit of the Holders for that purpose, money or U.S. Government Obligations sufficient, without consideration of any reinvestment of any interest thereon, to pay principal, premium, if any, and interest on the Notes to maturity or redemption, as the case may be, and to pay all other sums payable by it hereunder,

              (C)  no Default or Event of Default with respect to the Notes shall have occurred and be continuing on the date of such deposit,

              (D)  such deposit will not result in a breach or violation of, or constitute a default under, the Indenture or any other material agreement or instrument to which the Company is a party or by which it is bound and

              (E)  the Company has delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, in each case stating that all conditions precedent provided for herein relating to the satisfaction and discharge of the Indenture have been complied with; or

            (ii)  the Company has deposited with the Trustee, in trust, money and/or U.S. Government Obligations that through the payment of interest and principal in respect thereof in accordance with their terms will provide money in an amount sufficient to pay the principal of, premium, if any, and accrued interest on the Notes on the Stated Maturity of such payments in accordance with the terms of the Indenture and the Notes,

          (2)  the Company has delivered to the Trustee

              (i)  either

              (x)  an Opinion of Counsel to the effect that Holders will not recognize income, gain or loss for federal income tax purposes as a result of the Company's exercise of its option under this "Defeasance" provision and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred, which Opinion of Counsel must be based upon (and accompanied by a copy of) a ruling of the Internal Revenue Service to the same effect unless there has been a change in applicable federal income tax law after the Closing Date such that a ruling is no longer required or

              (y)  a ruling directed to the Trustee received from the Internal Revenue Service to the same effect as the aforementioned Opinion of Counsel and

            (ii)  an Opinion of Counsel to the effect that the creation of the defeasance trust does not violate the Investment Company Act of 1940 and following the deposit, the trust fund will not be subject to the effect of Section 547 of the United States Bankruptcy Code or Section 15 of the New York Debtor and Creditor Law, and

          (3)  immediately after giving effect to such deposit on a pro forma basis, no Event of Default, or event that after the giving of notice or lapse of time or both would become an Event of Default, shall have occurred and be continuing on the date of such deposit and such deposit shall not result in a breach or violation of, or constitute a default under, any other agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound.

        Defeasance of Certain Covenants and Certain Events of Default.    The Indenture further will provide that the provisions of the Indenture will no longer be in effect with respect to clauses (3) and (4) under "Consolidation, Merger and Sale of Assets" and all the covenants described herein under "Covenants," clause (c) under "Events of Default" with respect to such clauses (3) and (4) under "Consolidation, Merger and Sale of Assets," clause (d) under "Events of Default" with respect to such other covenants and clauses (e) and (f) under "Events of Default" shall be deemed not to be Events of Default upon, among other things, the deposit with the Trustee, in trust, of money and/or U.S. Government Obligations that through the payment of interest and principal in respect thereof in accordance with their terms will provide money in an amount sufficient to pay the principal of, premium, if any, and accrued interest on the Notes on the Stated Maturity of such payments in accordance with the terms of the Indenture and the Notes, the satisfaction of the provisions described in clauses (1)(i)(C), (D) and (E) and clause (3) of the preceding paragraph and the delivery by the Company to the Trustee of an Opinion of Counsel to the effect that, among other things, the Holders will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and defeasance of certain covenants and Events of Default and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred.

        Defeasance and Certain Other Events of Default.    In the event the Company exercises its option to omit compliance with certain covenants and provisions of the Indenture with respect to the Notes as described in the immediately preceding paragraph and the Notes are declared due and payable because of the occurrence of an Event of Default that remains applicable, the amount of money and/or U.S. Government Obligations on deposit with the Trustee will be sufficient to pay amounts due on the Notes at the time of their Stated Maturity but may not be sufficient to pay amounts due on the Notes at the time of the acceleration resulting from such Event of Default. However, the Company will remain liable for such payments.

Modification and Waiver

        The Indenture may be amended, without the consent of any Holder, to:

  •
  cure any ambiguity, defect or inconsistency in the Indenture; provided that such amendments do not adversely affect the interests of the Holders of Notes issued under the Indenture in any material respect;

  •
  comply with the provisions described under "Consolidation, Merger and Sale of Assets";

  •
  comply with any requirements of the Commission in connection with the qualification of the Indenture under the Trust Indenture Act;

  •
  evidence and provide for the acceptance of appointment by a successor Trustee; or

  •
  make any change that, in the good faith opinion of the Board of Directors, does not materially and adversely affect the rights of any Holder.

        Modifications and amendments of the Indenture may be made by the Company and the Trustee with the consent of the Holders of not less than a majority in aggregate principal amount of the outstanding Notes issued under the Indenture; provided, however, that no such modification or amendment may, without the consent of each Holder affected thereby,

  •
  change the Stated Maturity of the principal of, or any installment of interest on, any Note,

  •
  reduce the principal amount of, or premium, if any, or interest on, any Note,

  •
  change the place or currency of payment of principal of, or premium, if any, or interest on, any Note,

  •
  impair the right to institute suit for the enforcement of any payment on or after the Stated Maturity (or, in the case of a redemption, on or after the Redemption Date) of any Note,

  •
  waive a default in the payment of principal of, premium, if any, or interest on the Notes or

  •
  reduce the percentage or aggregate principal amount of outstanding Notes the consent of whose Holders is necessary for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults.

No Personal Liability of Incorporators, Stockholders, Officers, Directors, or Employees

        The Indenture provides that no recourse for the payment of the principal of, premium, if any, or interest on any of the Notes or for any claim based thereon or otherwise in respect thereof, and no recourse under or upon any obligation, covenant or agreement of the Company in the Indenture, or in any of the Notes or because of the creation of any Indebtedness represented thereby, shall be had against any incorporator, stockholder, officer, director, employee or controlling person of the Company or of any successor Person thereof. Each Holder, by accepting the Notes, waives and releases all such liability.

Concerning the Trustee

        The Indenture provides that, except during the continuance of a Default, the Trustee will not be liable, except for the performance of such duties as are specifically set forth in such Indenture. If an Event of Default has occurred and is continuing, the Trustee will use the same degree of care and skill in its exercise of the rights and powers vested in it under the Indenture as a prudent person would exercise under the circumstances in the conduct of such person's own affairs.

        The Indenture and provisions of the Trust Indenture Act of 1939, as amended, incorporated by reference therein contain limitations on the rights of the Trustee, should it become a creditor of the

Company, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The Trustee is permitted to engage in other transactions; provided, however, that if it acquires any conflicting interest, it must eliminate such conflict or resign.

Book-Entry; Delivery and Form

        The certificates representing the Notes will be represented by one or more global Notes in definitive, fully registered form without interest coupons (the "Global Notes") and will be deposited with the Trustee as custodian for, and registered in the name of a nominee of, DTC.

        Ownership of beneficial interests in a Global Note will be limited to persons who have accounts with DTC ("participants") or persons who hold interests through participants. Ownership of beneficial interests in a Global Note will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants).

        So long as DTC, or its nominee, is the registered owner or holder of a Global Note, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the Notes represented by such Global Note for all purposes under the Indenture and the Notes. No beneficial owner of an interest in a Global Note will be able to transfer that interest except in accordance with DTC's applicable procedures, in addition to those provided for under the Indenture.

        Payments of the principal of, and interest on, a Global Note will be made to DTC or its nominee, as the case may be, as the registered owner thereof. Neither the Company, the Trustee nor any Paying Agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a Global Note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

        The Company expects that DTC or its nominee, upon receipt of any payment of principal or interest in respect of a Global Note, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Note as shown on the records of DTC or its nominee. The Company also expects that payments by participants to owners of beneficial interests in such Global Note held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

        Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds.

        The Company expects that DTC will take any action permitted to be taken by a holder of Notes (including the presentation of Notes for exchange as described below) only at the direction of one or more participants to whose account the DTC interests in a Global Note is credited and only in respect of such portion of the aggregate principal amount of Notes as to which such participant or participants has or have given such direction. However, if there is an Event of Default under the Notes, DTC will exchange the applicable Global Note for Certificated Notes, which it will distribute to its participants.

        The Company understands that: DTC is a limited purpose trust company organized under the laws of the State of New York, a "banking organization" within the meaning of New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "Clearing Agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies and certain other organizations that clear through or maintain a custodial relationship with a participant, either directly or indirectly ("indirect participants").

        Although DTC is expected to follow the foregoing procedures in order to facilitate transfers of interests in a Global Note among participants of DTC, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither the Company nor the Trustee will have any responsibility for the performance by DTC or its respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

        If DTC is at any time unwilling or unable to continue as a depositary for the Global Notes and a successor depositary is not appointed by the Company within 90 days, the Company will issue Certificated Notes in exchange for the Global Notes. Holders of an interest in a Global Note may receive Certificated Notes in accordance with the DTC's rules and procedures in addition to those provided for under the Indenture.

DESCRIPTION OF CERTAIN INDEBTEDNESS

Bank Credit Facilities

        Jefferson Smurfit Corporation (U.S.) has a bank credit facility (the "Credit Agreement") consisting of a $550 million revolving credit facility ("Revolving Credit Facility") of which up to $150 million may consist of letters of credit, and two senior secured term loans (Tranche A and Tranche B) aggregating $499 million at September 30, 2002.

        A commitment fee of 0.5% per annum is assessed on the unused portion of the Revolving Credit Facility. At September 30, 2002, the unused portion of this facility, after giving consideration to outstanding letters of credit, was $268 million.

        In January 2002, we obtained a waiver and an amendment from our lender group for relief from certain financial covenant requirements under the Credit Agreement as of December 31, 2001. The amendment eased certain quarterly financial covenant requirements as of December 31, 2001 and for future periods.

        On August 23, 2002, we amended the Credit Agreement to permit the distribution of Smurfit-Stone common stock by Jefferson Smurfit Group, which was then a significant stockholder of Smurfit-Stone, to its shareholders, which otherwise would have constituted a change of control event of default. In addition, this amendment permitted us to refinance all or any portion of our 9 3/4% Senior Notes due 2003 and incur the indebtedness represented by the outstanding notes to the extent necessary for such refinancing.

        On September 26, 2002, we amended and restated the Credit Agreement to, among other things, permit (1) the incurrence of the indebtedness represented by the notes (with respect to the amount of indebtedness in excess of the indebtedness permitted to be incurred under the amendment to our bank credit agreement of August 23, 2002 as described above) and (2) the use of a portion of the proceeds from the sale of the outstanding notes to fund the Stevenson Mill Acquisition. In addition, the amended and restated Credit Agreement permits us to obtain an incremental loan facility of up to $140 million, subject to lender syndication, to be used for the issuance of letters of credit to support environmental improvement revenue bonds that are expected to be assumed by us within one year of the Stevenson Mill Acquisition. The amended and restated Credit Agreement also permits the merger of Stone Container Corporation and Jefferson Smurfit (U.S.) under certain circumstances.

        The Credit Agreement contains various covenants and restrictions including, among other things,

  •
  limitations on dividends on, and redemptions and repurchases of, capital stock,

  •
  limitations on the incurrence of indebtedness, liens, leases and sale-leaseback transactions,

  •
  limitations on capital expenditures, and

  •
  maintenance of certain financial covenants.

        The Credit Agreement also requires prepayments if we have excess cash flows, as defined, or receive proceeds from certain asset sales, insurance or incurrence of certain indebtedness. As a result of excess cash flow in 2000, we were required to make a $59 million prepayment on the Tranche A term loan before March 31, 2001. On March 28, 2001, we received approval of an amendment to the Credit Agreement that waived the mandatory excess cash flow payment.

        The obligations under the Credit Agreement are guaranteed by Smurfit-Stone, JSCE and our material subsidiaries. The obligations under the Credit Agreement are secured by a security interest in substantially all of our assets and the assets of our material subsidiaries (with the exception of certain trade receivables and proceeds thereof), a pledge of all of the capital stock of JSCE, Jefferson Smurfit

(U.S.) and the material U.S. subsidiaries of Jefferson Smurfit (U.S.) and a pledge of 65% of the capital stock of certain foreign subsidiaries of Jefferson Smurfit (U.S.).

Accounts Receivable Securitization Program Borrowings

        We currently have a $214 million accounts receivable securitization program (the "Securitization Program"). The Securitization Program provides for the sale of certain of our trade receivables to a wholly owned, bankruptcy remote, limited purpose subsidiary, Jefferson Smurfit Finance Corporation ("JS Finance"). The accounts receivable purchases are financed through the issuance of commercial paper or through borrowings under a revolving credit facility. Under the Securitization Program, JS Finance has granted a security interest in all its assets, principally cash and cash equivalents and trade accounts receivable. JSCE has $1 million available for additional borrowing at September 30, 2002, subject to eligible accounts receivable.

CERTAIN UNITED STATES FEDERAL TAX CONSIDERATIONS

        The following general discussion summarizes the material U.S. federal income tax aspects of the exchange offer to holders of the outstanding notes. This discussion is a summary for general information purposes only, is limited to the federal income tax consequences of the exchange offer, and does not consider all aspects of the outstanding notes and registered notes. This discussion does not consider the impact, if any, of a holder's personal circumstances on the tax consequences of the exchange offer to such holder. This discussion also does not address the U.S. federal income tax consequences to holders subject to special treatment under the U.S. federal income tax laws, such as dealers in securities or foreign currency, tax-exempt entities, banks, thrifts, insurance companies, persons that hold the outstanding notes as part of a "straddle," a "hedge" against currency risk, a "conversion transaction," or other risk reduction transaction, or persons that have a "functional currency" other than the U.S. dollar, and investors in pass-through entities. In addition, this discussion does not describe any tax consequences arising out of the tax laws of any state, local or foreign jurisdiction or any federal estate taxes.

        This discussion is based upon the Internal Revenue Code, existing and presupposed regulations thereunder, Internal Revenue Service ("IRS") rulings and pronouncements and judicial decisions now in effect, all of which are subject to change, possibly on a retroactive basis. We have not and will not seek any rulings or opinions from the IRS or counsel with respect to the matters discussed below. We can give no assurance that the IRS will not take positions concerning the tax consequences of the exchange offer which are different from those discussed herein.

        Holders of the outstanding notes are strongly urged to consult their own tax advisors as to the specific tax consequences to them of the exchange offer, including the application of U.S. federal income tax laws, as well as the laws of any state, local or foreign jurisdiction.

        The exchange of outstanding notes for registered notes under the terms of the exchange offer will not constitute a taxable exchange. As a result, (1) a holder will not recognize taxable gain or loss as a result of exchanging outstanding notes for registered notes under the terms of the exchange offer, (2) the holding period of the registered notes will include the holding period of the outstanding notes exchanged for the registered notes and (3) the adjusted tax basis for the registered notes will be the same as the adjusted tax basis, immediately before the exchange, of the outstanding notes exchanged for the registered notes.

PLAN OF DISTRIBUTION

        Based on interpretations by the staff set forth in no-action letters issued to third parties, we believe that a holder, other than a person that is an affiliate of ours within the meaning of Rule 405 under the Securities Act or a broker dealer registered under the Exchange Act that purchases notes from us to resell in compliance with Rule 144A under the Securities Act or any other exemption, that exchanges outstanding notes for registered notes in the ordinary course of business and that is not participating, does not intend to participate, and has no arrangement or understanding with any person to participate, in the distribution of the registered notes will be allowed to resell the registered notes to the public without further registration under the Securities Act and without delivering to the purchasers of the registered notes a prospectus that satisfies the requirements of Section 10 of the Securities Act. However, if any holder acquires registered notes in the exchange offer for the purpose of distributing or participating in a distribution of the registered notes, such holder cannot rely on the position of the staff enunciated in Exxon Capital Holdings Corporation or similar no-action or interpretive letters and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction, and such secondary resale transaction must be covered by an effective registration statement containing the selling security holder information required by Item 507 or 508, as applicable, of Regulation S-K if the resales are of registered notes obtained by such holder in exchange for outstanding notes acquired by such holder directly from us or an affiliate thereof, unless an exemption from registration is otherwise available.

        As contemplated by the above no-action letters and the registration rights agreement, each holder accepting the exchange offer is required to represent to us in the letter of transmittal that they:

  •
  are not an affiliate of ours;

  •
  are not participating in, and do not intend to participate in, and have no arrangement or understanding with any person to participate in, a distribution of the outstanding notes or the registered notes;

  •
  are acquiring the registered notes in the ordinary course of business; and

  •
  if they are a broker dealer, they will receive the registered notes for their own account in exchange for the outstanding notes that were acquired as a result of market-making activities or other trading activities. Each broker dealer must acknowledge that it will deliver a prospectus in connection with any resale of such registered notes.

        Any broker dealer registered under the Exchange Act who holds outstanding notes that were acquired for its own account as a result of market-making activities or other trading activities, other than outstanding notes acquired directly from us or any affiliate of ours, may exchange such outstanding notes for registered notes pursuant to the exchange offer; however, such broker dealer may be deemed an underwriter within the meaning of the Securities Act and, therefore, must deliver a prospectus meeting the requirements of the Securities Act in connection with any resales of the registered notes received by it in the exchange offer, which prospectus delivery requirement may be satisfied by the delivery by such broker dealer of this prospectus, as it may be amended or supplemented from time to time. We have agreed to use our reasonable best efforts to cause the registration statement, of which this prospectus is a part, to remain continuously effective for a period of 180 days from the exchange date, and to make this prospectus, as amended or supplemented, available to any such broker dealer for use in connection with resales. Any broker dealer participating in the exchange offer will be required to acknowledge that it will deliver a prospectus in connection with any resales of registered notes received by it in the exchange offer. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus meeting the requirements of the Securities Act, a broker dealer will not be deemed to admit that it is an underwriter within the meaning of the Securities Act.

        We will not receive any proceeds from any sale of registered notes by a broker dealer. Registered notes received by broker dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the registered notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker dealers and/or the purchasers of any such registered notes. Any broker dealer that resells registered notes that were received by it for its own account in the exchange offer and any broker dealer that participates in a distribution of such registered notes may be deemed to be an underwriter within the meaning of the Securities Act and any profit on any such resale of registered notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act.

        We have agreed to pay all expenses incident to the exchange offer, other than commissions and concessions of broker dealers, and will indemnify the holders of the outstanding notes, including any broker dealers, against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

        The validity of the registered notes offered hereby will be passed upon for us by Winston & Strawn.

EXPERTS

        The consolidated financial statements of JSCE, Inc. at December 31, 2001 and 2000, and for each of the three years in the period ended December 31, 2001, appearing in this prospectus and the registration statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith JSCE, Inc. files reports and other information with the SEC. Such reports and other documents and information may be inspected and copied at the public reference room maintained by the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. The public may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. Copies of such material can be obtained from the Public Reference Section of the SEC at prescribed rates and from the SEC's Web Site located at http://www.sec.gov.

        We have filed with the SEC in Washington, D.C., a registration statement on Form S-4 under the Securities Act with respect to the registered notes offered by this prospectus. This prospectus does not contain all of the information contained in the registration statement, as permitted by the rules and regulations of the SEC.

INDEX TO FINANCIAL STATEMENTS

Audited Consolidated Financial Statements
Report of Ernst & Young LLP, Independent Auditors	F-2
Consolidated Balance Sheets as of December 31, 2001 and 2000	F-3
Consolidated Statements of Operations for the Years Ended December 31, 2001, 2000 and 1999	F-4
Consolidated Statements of Stockholder's Equity (Deficit) for the Years Ended December 31, 2001, 2000 and 1999	F-5
Consolidated Statements of Cash Flows for the Years Ended December 31, 2001, 2000 and 1999	F-6
Notes to Consolidated Financial Statements	F-7
Schedule of Valuation and Qualifying Accounts and Reserves	F-28
Unaudited Interim Consolidated Financial Statements
Consolidated Statements of Operations for the Nine Months Ended September 30, 2002 and 2001	F-29
Consolidated Balance Sheets as of September 30, 2002 and December 31, 2001	F-30
Consolidated Statements of Cash Flows for the Nine Months Ended September 30, 2002 and 2001	F-31
Notes to Consolidated Financial Statements	F-32

REPORT OF INDEPENDENT AUDITORS

Board of Directors
JSCE, Inc.

        We have audited the accompanying consolidated balance sheets of JSCE, Inc. as of December 31, 2001 and 2000, and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for each of the three years in the period ended December 31, 2001. Our audits also included the financial statement schedule listed on page F-28. These financial statements and schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

        We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of JSCE, Inc. at December 31, 2001 and 2000, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2001 in conformity with accounting principles generally accepted in the United States. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

        As discussed in Note 6 to the financial statements, in 2001 the Company changed its method of accounting for derivative instruments and hedging activities.

/s/ Ernst & Young LLP
Ernst & Young LLP
St. Louis, Missouri January 29, 2002, except for Note 18 as to which the date is September 30, 2002

JSCE, INC.

CONSOLIDATED BALANCE SHEETS

	December 31,
	2001	2000
	(In millions, except share data)
Assets
Current assets
Cash and cash equivalents	$11	$21
Receivables, less allowances of $11 in 2001 and $9 in 2000	314	342
Inventories
Work-in-process and finished goods	78	93
Materials and supplies	109	124

	187	217
Refundable income taxes	4	7
Deferred income taxes		5
Prepaid expenses and other current assets	14	20

Total current assets	530	612
Net property, plant and equipment	1,223	1,262
Goodwill, less accumulated amortization of $86 in 2001 and $79 in 2000	191	198
Notes receivable from SSCC	499	439
Other assets	101	156

	$2,544	$2,667

Liabilities and Stockholder's Equity (Deficit)
Current liabilities
Current maturities of long-term debt	$150	$10
Accounts payable	226	312
Accrued compensation and payroll taxes	81	88
Interest payable	19	27
Deferred income taxes	4
Other current liabilities	62	71

Total current liabilities	542	508
Long-term debt, less current maturities	1,277	1,519
Other long-term liabilities	264	236
Deferred income taxes	505	488
Stockholder's equity (deficit)
Common stock, par value $.01 per share; 1,000 shares authorized, issued and outstanding
Additional paid-in capital	1,129	1,129
Retained earnings (deficit)	(1,113)	(1,213)
Accumulated other comprehensive income (loss)	(60)

Total stockholder's equity (deficit)	(44)	(84)

	$2,544	$2,667

See notes to consolidated financial statements.

JSCE, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31,
	2001	2000	1999
	(In millions)
Net sales	$3,344	$3,739	$3,293
Costs and expenses
Cost of goods sold	2,832	3,146	2,776
Selling and administrative expenses	273	264	296
Restructuring charges	4		9
Gain on sale of assets	(1)	(4)	(407)

Income from operations	236	333	619
Other income (expense)
Interest expense, net	(60)	(103)	(175)
Other, net	3	2	4

Income from continuing operations before income taxes and extraordinary item	179	232	448
Provision for income taxes	(73)	(94)	(181)

Income from continuing operations before extraordinary item	106	138	267
Discontinued operations
Income from discontinued operations net of income taxes of $3 in 2001, $5 in 2000 and $6 in 1999	4	8	11
Gain on disposition of discontinued operations net of income taxes of $4 in 2000 and $2 in 1999		6	4

Income before extraordinary item	110	152	282
Extraordinary item
Loss from early extinguishment of debt, net of income tax benefit of $2 in 2001, $0 in 2000 and $6 in 1999	(2)	(1)	(10)

Net income	$108	$151	$272

See notes to consolidated financial statements.

JSCE, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDER'S EQUITY (DEFICIT)

	Common Stock
					Accumulated Other Comprehensive Income (Loss)
	Number of Shares	Par Value, $.01	Additional Paid-In Capital	Retained Earnings (Deficit)		Total
	(In millions, except share data)
Balance at January 1, 1999	1,000	$	$1,102	$(1,636)	$(4)	$(538)
Comprehensive income
Net income				272		272
Other comprehensive income
Minimum pension liability adjustment, net of tax of $3					4	4

Comprehensive income						276
SSCC stock option exercises			26			26
SSCC capital contribution			1			1

Balance at December 31, 1999	1,000		1,129	(1,364)		(235)
Comprehensive income
Net income				151		151

Comprehensive income						151

Balance at December 31, 2000	1,000		1,129	(1,213)		(84)
Comprehensive income (loss)
Net income				108		108
Other comprehensive income (loss)
Minimum pension liability adjustment, net of tax of $(36)					(56)	(56)
Cumulative effect of accounting change, net of tax of $2					2	2
Deferred hedge loss, net of tax of $(4)					(6)	(6)

Comprehensive income (loss)						48
Dividends paid				(8)		(8)

Balance at December 31, 2001	1,000	$	$1,129	$(1,113)	$(60)	$(44)

See notes to consolidated financial statements.

JSCE, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2001	2000	1999
	(In millions)
Cash flows from operating activities
Net income	$108	$151	$272
Adjustments to reconcile net income to net cash provided by operating activities:
Gain on disposition of discontinued operations		(10)	(2)
Extraordinary loss from early extinguishment of debt	4	1	16
Depreciation, depletion and amortization	124	120	134
Amortization of deferred debt issuance costs	5	7	10
Deferred income taxes	66	104	154
Gain on sale of assets	(1)	(4)	(407)
Non-cash restructuring charges	2		4
Non-cash interest income from SSCC	(65)	(53)	(48)
Change in current assets and liabilities
Receivables	22	54	(100)
Inventories	30	17	(15)
Prepaid expenses and other current assets	9	2	(13)
Accounts payable and accrued liabilities	(106)	(117)	64
Interest payable	(9)	(6)	2
Income taxes	2	(3)	12
Other, net	(8)	(16)	20

Net cash provided by operating activities	183	247	103

Cash flows from investing activities
Expenditures for property, plant and equipment	(86)	(116)	(69)
Notes receivable from SSCC	5	(21)	25
Proceeds from property and timberland disposals and sale of businesses	6	8	873

Net cash provided by (used for) investing activities	(75)	(129)	829

Cash flows from financing activities
Proceeds from long-term debt	275
Net borrowings (repayments) under the accounts receivable securitization program	(27)	3	15
Net repayments of debt	(354)	(111)	(954)
Dividends paid	(8)
Deferred debt issuance costs	(4)

Net cash used for financing activities	(118)	(108)	(939)

Increase (decrease) in cash and cash equivalents	(10)	10	(7)
Cash and cash equivalents
Beginning of year	21	11	18

End of year	$11	$21	$11

See notes to consolidated financial statements.

JSCE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Tabular amounts in millions)

1.    Significant Accounting Policies

        Basis of Presentation:    JSCE, Inc., hereafter referred to as the "Company," is a wholly owned subsidiary of Smurfit-Stone Container Corporation ("SSCC"). On November 18, 1998, a subsidiary of SSCC was merged with Stone Container Corporation ("Stone"), an action hereafter referred to as the "Merger," and Stone became a subsidiary of SSCC. The Company owns 100% of the equity interest in Jefferson Smurfit Corporation (U.S.) ("JSC(U.S.)") and is a guarantor of the senior unsecured indebtedness of JSC(U.S.). The Company has no operations other than its investment in JSC(U.S.). JSC(U.S.) has extensive operations throughout the United States.

        Nature of Operations:    The Company's major operations are in containerboard and corrugated containers, consumer packaging, specialty packaging and reclaimed fiber resources. The Company's paperboard mills procure virgin and reclaimed fiber and produce paperboard for conversion into corrugated containers, folding cartons and industrial packaging at Company-owned facilities and third-party converting operations. Paper product customers represent a diverse range of industries including paperboard and paperboard packaging, wholesale trade, retailing and agri-business. Recycling operations collect or broker wastepaper for sale to Company-owned and third-party paper mills. Customers and operations are principally located in the United States. Credit is extended to customers based on an evaluation of their financial condition.

        Principles of Consolidation:    The consolidated financial statements include the accounts of the Company and majority-owned and controlled subsidiaries. Significant intercompany accounts and transactions are eliminated in consolidation.

        Cash and Cash Equivalents:    The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents. Cash and cash equivalents of $9 million and $18 million were pledged at December 31, 2001 and 2000, as collateral for obligations associated with the accounts receivable securitization program (See Note 5).

        Revenue Recognition:    The Company recognizes revenue at the time persuasive evidence of an agreement exists, price is fixed and determinable, products are shipped to external customers and collectibility is reasonably assured. Shipping and handling costs are included in cost of goods sold.

        Inventories:    Inventories are valued at the lower of cost or market under the last-in, first-out ("LIFO") method, except for $34 million in 2001 and $39 million in 2000, which are valued at the lower of average cost or market. First-in, first-out ("FIFO") costs (which approximate replacement costs) exceed the LIFO value by $60 million and $65 million at December 31, 2001 and 2000, respectively.

        Net Property, Plant and Equipment:    Property, plant and equipment are carried at cost. The costs of additions, improvements and major replacements are capitalized, while maintenance and repairs are charged to expense as incurred. Provisions for depreciation and amortization are made using straight-line rates over the estimated useful lives of the related assets and the terms of the applicable leases for leasehold improvements. Estimated useful lives of paper machines average 23 years, while major converting equipment and folding carton presses have an estimated useful life ranging from 12 to 20 years.

        Goodwill:    The excess of cost over the fair value assigned to the net assets acquired is recorded as goodwill and is being amortized using the straight-line method over 40 years (See Prospective Accounting Pronouncements).

        Deferred Debt Issuance Costs:    Deferred debt issuance costs included in other assets are amortized over the terms of the respective debt obligations using the interest method.

        Long-Lived Assets:    In accordance with Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed of," long-lived assets held and used by the Company and the related goodwill are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.

        Income Taxes:    The Company accounts for income taxes in accordance with the liability method of accounting for income taxes. Under the liability method, deferred assets and liabilities are recognized based upon anticipated future tax consequences attributable to differences between financial statement carrying amounts of assets and liabilities and their respective tax bases (See Note 8).

        Derivative Instruments and Hedging Activities:    In June 1998, the Financial Accounting Standards Board ("FASB") issued SFAS No. 133, as amended by SFAS No. 138, "Accounting for Derivative Instruments and Hedging Activities," which was adopted by the Company, January 1, 2001. The Company recognizes all derivatives on the balance sheet at fair value. Derivatives that are not hedges are adjusted to fair value through income. If the derivative is a hedge, depending on the nature of the hedge, changes in the fair value of derivatives are either offset against the change in fair value of the hedged assets, liabilities, or firm commitments through earnings or recognized in other comprehensive income until the hedged item is recognized in earnings. The ineffective portion of a derivative's change in fair value is immediately recognized in earnings (See Note 6).

        Transfers of Financial Assets:    The Company accounts for transfers of financial assets in accordance with SFAS No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." Accordingly, financial assets transferred to qualifying special purpose entities and the liabilities of such entities are not reflected in the consolidated financial statements of the Company. Gain or loss on sale of financial assets depends in part on the previous carrying amount of the financial assets involved in the transfer, allocated between the assets sold and the retained interests based on their relative fair value at the date of transfer. Quoted market prices are generally not available for retained interests, so the Company generally estimates fair value based on the present value of expected cash flows estimated by using management's best estimates of key assumptions (See Note 4).

        Stock-Based Compensation:    The Company's employees participate in SSCC's stock-based plans. The Company accounts for stock-based plans in accordance with Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations. Under APB No. 25, because the exercise price of the Company's employee stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized for stock options. The Company has adopted the disclosure-only provisions of SFAS No. 123, "Accounting for Stock-Based Compensation."

        Amounts earned under the Company's annual management incentive plan, which are deferred and paid in the form of SSCC Restricted Stock Units ("RSUs"), immediately vest and are expensed by the Company in the year earned. RSUs related to the Company matching program are expensed over the vesting period (See Note 11).

        Environmental Matters:    The Company expenses environmental expenditures related to existing conditions resulting from past or current operations from which no current or future benefit is discernible. Expenditures that extend the life of the related property or mitigate or prevent future environmental contamination are capitalized. Reserves for environmental liabilities are established in accordance with the American Institute of Certified Public Accountants Statement of Position 96-1, "Environmental Remediation Liabilities." The Company records a liability at the time when it is probable and can be reasonably estimated. Such liabilities are not discounted or reduced for potential recoveries from insurance carriers.

        Use of Estimates:    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

        Reclassifications:    Certain reclassifications of prior year presentations have been made to conform to the 2001 presentation. Gain on sale of assets, relating to assets utilized in operations, has been reclassified from other, net to a separate component of operating income in the consolidated statements of operations.

        Prospective Accounting Pronouncements:    In June 2001, the FASB issued SFAS No. 142, "Goodwill and Other Intangible Assets," effective for fiscal years beginning after December 15, 2001. Goodwill and intangible assets deemed to have indefinite lives will no longer be amortized, but will be subject to an annual impairment test. Other intangible assets will continue to be amortized over their useful lives.

        The Company will apply the new rules on accounting for goodwill and other intangible assets beginning in the first quarter of 2002. Application of the non-amortization provision of the statement is expected to result in an increase in net income of approximately $7 million per year. During 2002, the Company will perform the first of the required impairment tests of goodwill as of January 1, 2002. The Company has not yet determined what the effect of these tests will be on its earnings and financial position.

        Income before extraordinary item and net income for the years ended December 31, adjusted to exclude goodwill amortization expense, is as follows:

	2001	2000	1999
Income from continuing operations before extraordinary item:
Reported income from continuing operations before extraordinary item	106	138	267
Goodwill amortization	7	7	7

Adjusted income from continuing operations before extraordinary item	113	145	274

Net Income:
Reported net income	108	151	272
Goodwill amortization	7	7	7

Adjusted net income	115	158	279

        In June 2001, the FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations." SFAS No. 143 establishes accounting standards for the recognition and measurement of an asset retirement obligation and its associated asset retirement cost. It also provides accounting guidance for legal obligations associated with the retirement of tangible long-lived assets. This statement is effective for fiscal years beginning after June 15, 2002. The Company is currently assessing the impact of this new standard.

        In July 2001, the FASB issued SFAS No. 144, "Impairment or Disposal of Long-Lived Assets," which is effective for fiscal years beginning after December 15, 2001. The provisions of this statement provide a single accounting model for impairment of long-lived assets, including discontinued operations. The impact of this new standard is not expected to be material.

2.    Restructurings

        During 1998, the Company recorded a restructuring charge related to the permanent shutdown of certain containerboard mill operations and related facilities formerly operated by JSC(U.S.), the termination of certain JSC(U.S.) employees and liabilities for lease commitments at the closed JSC(U.S.) facilities.

        During 1999, the Company permanently closed eight additional facilities, which resulted in approximately 400 employees being terminated. A $14 million restructuring charge was recorded related to these closures. The sales and operating loss of these facilities in 1999 prior to closure were $32 million and $7 million, respectively. The 1999 adjustments include a reduction to 1998 exit liabilities of $5 million and a reclassification of pension liabilities of $12 million.

        During 2001, the Company recorded a restructuring charge of $4 million related to the closure of a boxboard paper machine and related operation and the shutdown of a trucking operation. The assets of these closed operations were adjusted to their estimated fair value less cost to sell resulting in a $2 million non-cash write down. These shutdowns resulted in approximately 75 employees being terminated. The sales and operating losses of these facilities in 2001 prior to closure were $4 million and $2 million, respectively.

        The following is a summary of the restructuring liabilities recorded:

	Write-down of Property and Equipment to Fair Value		Severance		Lease Commitments	Pension Curtailments		Facility Closure Costs	Other		Total
Balance at January 1, 1999	$			$24	$20		$9	$10		$8	$71
Charge		4		4			3	1		2	14
Payments				(26)	(3)			(3)		(3)	(35)
Adjustments		(4)					(12)			(5)	(21)

Balance at December 31, 1999				2	17			8		2	29
Payments				(2)	(3)					(1)	(6)

Balance at December 31, 2000					14			8		1	23
Charge		2		1				1			4
Payments				(1)	(2)			(1)		(1)	(5)
Adjustments		(2)									(2)

Balance at December 31, 2001	$		$		$12	$		$8	$		$20

        Future cash outlays are anticipated to be $4 million in 2002, $2 million in 2003, $2 million in 2004, and $12 million thereafter.

3.    Net Property, Plant and Equipment

        Net property, plant and equipment at December 31 consists of:

	2001	2000
Land	$54	$52
Buildings and leasehold improvements	254	245
Machinery, fixtures and equipment	1,845	1,788
Construction in progress	36	52

	2,189	2,137
Less accumulated depreciation and amortization	(966)	(875)

Net property, plant and equipment	$1,223	$1,262

        Depreciation and depletion expense was $117 million, $113 million and $127 million for 2001, 2000 and 1999, respectively. Property, plant and equipment include capitalized leases of $53 million and $57 million and related accumulated amortization of $38 million and $36 million at December 31, 2001 and 2000, respectively.

4.    Timberland Sale and Note Monetization

        The Company sold approximately 980,000 acres of owned and leased timberland in Florida, Georgia and Alabama in October 1999. The final purchase price, after adjustments, was $710 million.

The Company received $225 million in cash, with the balance of $485 million in the form of installment notes.

        The Company entered into a program to monetize the installment notes receivable. The notes were sold without recourse to Timber Notes Holdings, a qualified special purpose entity under the provisions of SFAS No. 140, for $430 million cash proceeds and a residual interest in the notes. The transaction has been accounted for as a sale under SFAS No. 140. The cash proceeds from the sale and the monetization transactions were used to prepay borrowings under the JSC(U.S.) Credit Agreement. The residual interest included in other assets was $40 million and $37 million at December 31, 2001 and 2000, respectively. The key economic assumption used in measuring the residual interest at the date of the monetization was the rate at which the residual cash flows were discounted (9%). At December 31, 2001, the sensitivity on the current fair value of the residual cash flows to immediate 10% and 20% adverse changes in the assumed rate at which residual cash flows were discounted (9%) was $2 million and $4 million, respectively.

        The gain of $407 million on the timberland sale and the related note monetization program is included in gain on sale of assets in the 1999 consolidated statement of operations.

5.    Long-Term Debt

        Long-term debt as of December 31 is as follows:

	2001	2000
Bank Credit Facilities
Tranche A Term Loan (3.6% weighted average variable rate), payable in various installments through March 31, 2005	$250	$275
Tranche B Term Loan (4.1% weighted average variable rate), payable in various installments through March 31, 2007	275	65
Revolving Credit Facility (5.3% weighted average variable rate), due March 31, 2005	48	17
Accounts Receivable Securitization Program Borrowings
Accounts receivable securitization program borrowings (2.2% weighted average variable rate), $15 million term loan due in February 2002, other due in February 2004	201	227
Senior Unsecured Notes
11.25% Series A unsecured senior notes, due May 1, 2004		287
10.75% Series B unsecured senior notes, due May 1, 2002	100	100
9.75% Senior Notes, due April 1, 2003	500	500
Other Debt
Other (including obligations under capitalized leases of $19 million and $27 million)	53	58

Total debt	1,427	1,529
Less current maturities	(150)	(10)

Long-term debt	$1,277	$1,519

        The amounts of total debt outstanding at December 31, 2001 maturing during the next five years are as follows:

2002	$150
2003	746
2004	78
2005	151
2006	146
Thereafter	156

Bank Credit Facilities

        JSC(U.S.) has a bank credit facility (the "JSC(U.S.) Credit Agreement") consisting of a $550 million revolving credit facility ("Revolving Credit Facility") of which up to $150 million may consist of letters of credit, and two senior secured term loans (Tranche A and Tranche B) aggregating $525 million at December 31, 2001. A commitment fee of 0.375% per annum is assessed on the unused portion of the Revolving Credit Facility. At December 31, 2001, the unused portion of this facility, after giving consideration to outstanding letters of credit, was $437 million.

        In January 2002, JSC(U.S.) obtained a waiver and an amendment from its lender group for relief from certain financial covenant requirements under the JSC(U.S.) Credit Agreement as of December 31, 2001. The amendment eased certain quarterly financial covenant requirements as of December 31, 2001 and for future periods.

        On January 5, 2001, JSC(U.S.) prepaid the remaining $65 million Tranche B term loan. On April 27, 2001, JSC(U.S.) and its bank group amended the JSC(U.S.) Credit Agreement to allow for a new $275 million Tranche B term loan. The proceeds along with additional borrowings under the Revolving Credit Facility were used solely to redeem in full the 11.25% senior unsecured notes, aggregating $287 million, and to pay any fees and expenses incurred in relation to the repurchase. In the fourth quarter of 2001, JSC(U.S.) prepaid $25 million of Tranche A term loan. An extraordinary loss of $2 million (net of tax of $2 million) was recorded due to the early extinguishment of debt in 2001.

        During 1999, the proceeds from the timberland sale and the Newberg newsprint mill sale were used to reduce the balance of the Tranche A and Tranche B term loans. The write-off of related deferred debt issuance costs, totaling $10 million (net of income tax benefits of $6 million), is reflected in the accompanying consolidated statements of operations as an extraordinary item.

        The JSC(U.S.) Credit Agreement contains various covenants and restrictions including, among other things, (i) limitations on dividends, redemptions and repurchases of capital stock, (ii) limitations on the incurrence of indebtedness, liens, leases and sale-leaseback transactions, (iii) limitations on capital expenditures, and (iv) maintenance of certain financial covenants. The JSC(U.S.) Credit Agreement also requires prepayments if JSC(U.S.) has excess cash flows, as defined, or receives proceeds from certain asset sales, insurance or incurrence of certain indebtedness. As a result of excess cash flow in 2000, JSC(U.S.) was required to make a $59 million prepayment on the Tranche A term loan prior to March 31, 2001. However, on March 28, 2001, JSC(U.S.) received approval of an amendment to the JSC(U.S.) Credit Agreement which waived the mandatory excess cash flow payment.

        The obligations under the JSC(U.S.) Credit Agreement are unconditionally guaranteed by SSCC, the Company and its subsidiaries and are secured by a security interest in substantially all of the assets of JSC(U.S.) and its material subsidiaries, with the exception of cash, cash equivalents and trade receivables. The JSC(U.S.) Credit Agreement is also secured by a pledge of all the capital stock of the Company and each of its material subsidiaries and by certain intercompany notes.

Accounts Receivable Securitization Program Borrowings

        JSC(U.S.) currently has a $229 million accounts receivable securitization program (the "Securitization Program"). On March 9, 2001, the previous Securitization Program was amended to (i) reduce the borrowings available through the issuance of commercial paper or under the Revolving Credit Facility from $300 million to $214 million and (ii) extend the final maturity on these borrowings from February 2002 to February 2004. A $15 million term loan was also outstanding as of December 31, 2001. The $15 million term loan was repaid in February 2002.

        The Securitization Program provides for the sale of certain of the Company's trade receivables to a wholly owned, bankruptcy remote, limited purpose subsidiary, Jefferson Smurfit Finance Corporation ("JS Finance"). The accounts receivable purchases are financed through the issuance of commercial paper or through borrowings under a revolving credit facility and a $15 million term loan. Under the Securitization Program, JS Finance has granted a security interest in all its assets, principally cash and cash equivalents and trade accounts receivable. The Company has $28 million available for additional borrowing at December 31, 2001, subject to eligible accounts receivable. Commercial paper borrowings under the program have been classified as long-term debt because of the Company's intent to refinance this debt on a long-term basis and the availability of such financing under the terms of the program.

Senior Unsecured Notes

        The 10.75% Series B unsecured senior notes and the 9.75% Senior Notes are not redeemable prior to maturity. Holders of the JSC(U.S.) Senior Notes have the right, subject to certain limitations, to require JSC(U.S.) to repurchase their securities at 101% of the principal amount plus accrued and unpaid interest, upon the occurrence of a change in control or, in certain events, from proceeds of major asset sales, as defined.

        The Senior Notes, which are unconditionally guaranteed on a senior basis by the Company, rank pari passu with the JSC(U.S.) Credit Agreement and contain business and financial covenants which are less restrictive than those contained in the JSC(U.S.) Credit Agreement.

Other

        Interest costs capitalized on construction projects in 2001, 2000, and 1999 totaled $2 million, $4 million, and $3 million, respectively. Interest payments on all debt instruments for 2001, 2000, and 1999 were $130 million, $157 million, and $214 million, respectively.

6.    Derivative Instruments and Hedging Activities

        SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities", as amended by SFAS No. 137 and SFAS No. 138 requires that all derivatives be recorded on the consolidated balance sheets at fair value. Changes in the fair value of derivatives not qualifying as hedges are recorded each period in earnings. Changes in the fair value of derivatives qualifying as hedges are either offset against the change in fair value of the hedged item through earnings or recognized in Other Comprehensive Income ("OCI") until the hedged item is recognized in earnings, depending on the nature of the hedge. The ineffective portion of the change in fair value of all derivatives is recognized in earnings. Hedges related to anticipated transactions are designated and documented at hedge inception as cash flow hedges and evaluated for hedge effectiveness quarterly.

        In 2001, upon adoption of SFAS No. 133, the Company recorded a cumulative effect of an accounting change gain of approximately $2 million (net of tax of $2 million) in OCI.

        The Company's derivative instruments and hedging activities relate to minimizing exposures to fluctuations in the price of commodities used in its operations and are designated as cash flow hedges.

Commodity Futures Contracts

        The Company uses exchange traded futures contracts to manage fluctuations in cash flows resulting from commodity price risk in the procurement of natural gas. The objective is to fix the price of a portion of the Company's forecasted purchases of natural gas used in the manufacturing process. The changes in the market value of such contracts have historically been, and are expected to continue to be, highly effective at offsetting changes in price of the hedged item. As of December 31, 2001, the maximum length of time over which the Company is hedging its exposure to the variability in future cash flows associated with natural gas forecasted transactions is approximately one year. For the year ended December 31, 2001, the Company reclassified a $2 million loss from OCI to cost of goods sold when the hedged items were recognized. The fair value of the Company's futures contracts at December 31, 2001 is a $6 million loss included in other current liabilities.

        For the year ended December 31, 2001, the Company recorded a $3 million loss in cost of goods sold on settled commodity futures contracts, related to the ineffective portion of hedges and contracts not qualifying as hedges.

        The cumulative deferred hedge loss is $4 million (net of tax of $2 million) at December 31, 2001. The Company expects to reclassify $4 million into cost of goods sold during 2002.

7.    Leases

        The Company leases certain facilities and equipment for production, selling and administrative purposes under operating leases. Future minimum rental commitments (exclusive of real estate taxes and other expense) under operating leases having initial or remaining noncancelable terms in excess of one year, excluding lease commitments on closed facilities, are reflected below:

2002	$36
2003	30
2004	26
2005	21
2006	15
Thereafter	28

Total minimum lease payments	$156

        Net rental expense for operating leases, including leases having a duration of less than one year, was approximately $53 million, $49 million and $50 million for 2001, 2000 and 1999, respectively.

8.    Income Taxes

        Significant components of the Company's deferred tax assets and liabilities at December 31 are as follows:

	2001	2000
Deferred tax liabilities
Property, plant and equipment and timberland	$(374)	$(404)
Inventory	(28)	(27)
Timber installment sale	(134)	(129)
Other	(125)	(109)

Total deferred tax liabilities	(661)	(669)

Deferred tax assets
Employee benefit plans	49	50
Net operating loss, alternative minimum tax and tax credit carryforwards	62	79
Restructuring	11	7
Other	40	60

Total deferred tax assets	162	196
Valuation allowance for deferred tax assets	(10)	(10)

Net deferred tax assets	152	186

Net deferred tax liabilities	$(509)	$(483)

        At December 31, 2001, the Company had net operating loss carryforwards for state purposes with a tax value of $20 million, which expire from 2002 through 2020. A valuation allowance of $10 million has been established for a portion of these deferred tax assets. The Company had approximately $42 million of alternative minimum tax credit carryforwards for U.S. federal income tax purposes, which are available indefinitely.

        Provision for income taxes on income from continuing operations before income taxes and extraordinary item is as follows:

	2001	2000	1999
Current
Federal	$(45)	$(6)	$(10)
State and local	(6)	(1)

Total current expense	(51)	(7)	(10)
Deferred
Federal	(17)	(73)	(142)
State and local	(5)	(14)	(29)

Total deferred expense	(22)	(87)	(171)

Total provision for income taxes	$(73)	$(94)	$(181)

        The Company's provision for income taxes differed from the amount computed by applying the statutory U.S. federal income tax rate to income from continuing operations before income taxes and extraordinary item as follows:

	2001	2000	1999
U.S. federal income tax provision at federal statutory rate	$(62)	$(81)	$(157)
Permanent differences from applying purchase accounting	(2)	(2)	(3)
Other permanent differences	(1)	(1)	(2)
State income taxes, net of federal income tax effect	(8)	(10)	(19)

Total provision for income taxes	$(73)	$(94)	$(181)

        The Internal Revenue Service has examined the Company's tax returns for all years through 1994, and the years have been closed through 1988. The years 1995 through 1998 are currently under examination. While the ultimate results of such examination cannot be predicted with certainty, the Company's management believes that the examination will not have a material adverse effect on its consolidated financial condition or results of operations.

        The Company made income tax payments of $8 million, $30 million and $33 million in 2001, 2000 and 1999, respectively.

9.    Employee Benefit Plans

Defined Benefit Plans

        The Company participates in the SSCC sponsored noncontributory defined benefit pension plans covering substantially all employees. On December 31, 1998, the defined benefit plans of the Company were merged with the domestic defined benefit plans of Stone, and the assets of these plans are available to meet the funding requirements of the combined plans. The Company intends to fund its proportionate share of the future contributions based on the funded status of the Company's plan determined on an actuarial basis. Therefore, the plan asset information provided below is based on an actuarial estimate of assets and liabilities, excluding the effect of the plan merger, in order to be consistent with the presentation of the consolidated statements of operations and the consolidated balance sheets.

        The benefit obligation, fair value of plan assets and the under funded status of the Stone domestic merged defined benefit plans at December 31, 2001 were $736 million, $425 million and $311 million, respectively.

        Approximately 42% of SSCC's domestic pension plan assets at December 31, 2001 are invested in cash equivalents or debt securities, and 58% are invested in equity securities. Equity securities at December 31, 2001 include 0.7 million shares of SSCC common stock with a market value of approximately $12 million and 26 million shares of Jefferson Smurfit Group plc ("JS Group") common stock having a market value of approximately $57 million. Dividends paid on JS Group common stock during 2001 and 2000 were approximately $2 million in each year.

Postretirement Health Care and Life Insurance Benefits

        The Company provides certain health care and life insurance benefits for all salaried as well as certain hourly employees. The assumed health care cost trend rate used in measuring the accumulated postretirement benefit obligation ("APBO") was 12% at December 31, 2001, decreasing to the ultimate rate of 5.00%. The effect of a 1% change in the assumed health care cost trend rate would increase/(decrease) the APBO as of December 31, 2001 by $3 million and have an immaterial effect on the annual net periodic postretirement benefit cost for 2001.

        The following provides a reconciliation of benefit obligations, plan assets, and funded status of the plans:

	Defined Benefit Plans			Postretirement Plans
	2001		2000	2001		2000
Change in benefit obligation:
Benefit obligation at January 1		$1,052	$957		$96		$94
Service cost		20	18		1		1
Interest cost		77	75		7		7
Amendments		6	4		(2)
Plan participants' contributions					6		4
Curtailments			(1)				(2)
Actuarial loss		29	63		10		9
Benefits paid		(68)	(64)		(19)		(17)

Benefit obligation at December 31		$1,116	$1,052		$99		$96
Change in plan assets:
Fair value of plan assets at January 1		$1,073	$1,155	$		$
Actual return on plan assets		(23)	(19)
Employer contributions		2	1		13		13
Plan participants' contributions					6		4
Benefits paid		(68)	(64)		(19)		(17)

Fair value of plan assets at December 31		$984	$1,073	$		$
Over (under) funded status:		$(132)	$21		$(99)		$(96)
Unrecognized actuarial loss		158	2		13		4
Unrecognized prior service cost		38	36		(2)		(1)
Net transition asset			(1)

Net amount recognized		$64	$58		$(88)		$(93)
Amounts recognized in the balance sheets:
Prepaid benefit cost	$		$88	$		$
Accrued benefit liability		(66)	(32)		(88)		(93)
Accumulated other comprehensive (income) loss		92
Intangible asset		38	2

Net amount recognized		$64	$58		$(88)		$(93)

        The weighted average assumptions used in the accounting for the defined benefit plans and postretirement plans were:

	Defined Benefit Plans		Postretirement Plans
	2001	2000	2001	2000
Weighted average discount rate	7.25%	7.50%	7.25%	7.50%
Rate of compensation increase	4.00%	4.00%	N/A	N/A
Expected return on assets	9.50%	9.50%	N/A	N/A
Health care cost trend on covered charges	N/A	N/A	12.0%	5.25%

        The components of net pension expense for the defined benefit plans and the components of the postretirement benefit costs follow:

	Defined Benefit Plans			Postretirement Plans
	2001	2000	1999	2001	2000		1999
Service cost	$20	$22	$26	$1	$		$1
Interest cost	77	75	69	7		7	7
Expected return on plan assets	(103)	(99)	(91)
Net amortization and deferral	4	(4)	(4)
Recognized actuarial loss (gain)	(2)	(8)	4
Curtailment cost			6

Net periodic benefit cost	$(4)	$(14)	$10	$8		$7	$8

        The projected benefit obligation, accumulated benefit obligation, and fair value of plan assets for the pension plans with accumulated benefit obligations in excess of plan assets were $1,116 million, $1,050 million and $984 million, respectively, as of December 31, 2001 and $35 million, $32 million and zero as of December 31, 2000.

Savings Plans

        The Company sponsors voluntary savings plans covering substantially all salaried and certain hourly employees. The Company match is paid in SSCC common stock, up to an annual maximum. The Company's expense for the savings plans totaled $10 million, $9 million and $9 million in 2001, 2000 and 1999, respectively.

10.    Discontinued Operations

        On September 30, 2002, the Company sold the industrial packaging division (see Note 18).

        During February 1999, the Company adopted a formal plan to sell the operating assets of its subsidiary, Smurfit Newsprint Corporation ("SNC"). Accordingly, SNC was accounted for as a discontinued operation. SNC consisted of two newsprint mills in Oregon. In November 1999, the Company sold its Newberg, Oregon, newsprint mill for proceeds of approximately $211 million. Net gain on disposition of discontinued operations of $4 million in 1999 included the realized gain on the sale of the Newberg, Oregon newsprint mill, the estimated loss on the sale of the Oregon City, Oregon, newsprint mill, actual results from the measurement date through December 31, 1999 and the estimated losses on the Oregon City, Oregon newsprint mill through the expected disposition date.

        On May 9, 2000, the Company transferred ownership of the Oregon City, Oregon, newsprint mill to a third party thereby completing its exit from the newsprint business. No proceeds from the transfer were received. During the second quarter of 2000, the Company recorded a $6 million after tax gain to reflect adjustments to the previous estimates on disposition of discontinued operations.

        SNC revenues were $43 million and $253 million for 2000 and 1999, respectively.

11.    Stock Option and Incentive Plans

        Prior to the Merger, the Company's parent, SSCC, maintained the 1992 Jefferson Smurfit Corporation stock option plan (the "1992 Plan") for selected employees of the Company. The 1992 Plan included non-qualified stock options, issued at prices equal to the fair market value of SSCC's common stock at the date of grant, which expire upon the earlier of twelve years from the date of grant or termination of employment, death or disability. Effective with the Merger, all outstanding options became exercisable and fully vested.

        In November 1998, SSCC adopted the 1998 Long-term Incentive Plan (the "1998 Plan") and reserved 8.5 million shares of SSCC common stock for non-qualified stock options and performance awards. In 2001, an additional 8 million shares of SSCC common stock were reserved. Certain employees of the Company are covered under the 1998 Plan. The options are exercisable at a price equal to the fair market value of SSCC's common stock at the date of the grant. The vesting schedule and other terms and conditions of options granted under the 1998 Plan are established separately for each grant. The number of options that become vested and exercisable in any one year may not exceed one-third of the options granted for certain participants and may not exceed one-fourth of the options granted for other participants. The options expire ten years after the date of grant.

        Certain grants under the 1998 Plan contain change in control provisions which provide for immediate vesting and exercisability in the event that specific SSCC ownership conditions are met. These grants also allow for immediate vesting and exercisability in the event of retirement. These options remain exercisable until the earlier of five years from retirement or ten years from the initial grant date. The stock options granted prior to 2001 vest and become exercisable eight years after the date of grant subject to acceleration based upon the attainment of pre-established stock price targets. In 2001, the majority of options granted vest and become exercisable at the rate of 25% each year for four years.

        During 2001, the Company revised its annual management incentive plan so that a portion of annual employee bonuses is paid in the form of RSUs under the 1998 Plan. The RSUs are non-transferable and do not have voting rights. These RSUs vest immediately, but the restrictions do not lapse until the third anniversary of the award date. The Company pays a premium in the form of RSUs ("Premium RSUs") to certain employees. Premium RSUs vest at the earlier of a change in control, retirement or three years after the award date. At December 31, 2001, the Company recorded a liability of $2 million for RSUs to be issued in 2002 for services provided in 2001. The cost of Premium RSUs ($.5 million) will be amortized over the three year vesting period, beginning in 2002.

        The Company and its parent have elected to continue to follow APB Opinion No. 25 to account for stock awards granted to employees. If the Company adopted SFAS No. 123 to account for stock awards granted to employees, the Company's net income, based on a Black-Scholes option pricing method, would have been reduced by $4 million, $3 million and zero for 2001, 2000 and 1999, respectively. The effects of applying SFAS No. 123 as described above may not be representative of the effects on reported net income for future years.

        During the second quarter of 1999, the Company recorded a $26 million charge in selling and administrative expenses, related to the cashless exercise of SSCC stock options under the 1992 Plan. The charge was reflected in the consolidated financial statements because the options were exercised by JSC(U.S.) employees. No future stock option expense is expected.

12.    Accumulated Other Comprehensive Income (Loss)

        Accumulated other comprehensive income (loss), net of tax is as follows:

	Minimum Pension Liability	Deferred Hedge Gain (Loss)		Accumulated Other Comprehensive Income (Loss)
Balance at January 1, 1999	$(4)	$		$(4)
Current period change	4			4

Balance at December 31, 1999
Current period change

Balance at December 31, 2000
Cumulative effect of accounting change			2	2
Net changes in fair value of hedging transactions			(8)	(8)
Net loss reclassified into earnings			2	2
Current period change	(56)			(56)

Balance at December 31, 2001	$(56)		$(4)	$(60)

13.    Related Party Transactions

Transactions with JS Group

        Transactions with JS Group, a significant stockholder of SSCC, its subsidiaries and affiliated companies were as follows:

	2001	2000	1999
Product sales	$32	$49	$33
Product and raw material purchases	20	21	16
Management services income	2	2	3
Charges from JS Group for services provided	1	1	1
Receivables at December 31	2	3	1
Payables at December 31	6	10	13

        Product sales to and purchases from JS Group, its subsidiaries and affiliates are consummated on terms generally similar to those prevailing with unrelated parties.

        The Company provides certain subsidiaries and affiliates of JS Group with general management and elective management services under separate Management Services Agreements. In consideration for general management services, the Company is paid a fee up to 2% of the subsidiaries' or affiliates' gross sales. In consideration for elective services, the Company is reimbursed for its direct cost of providing such services.

Transactions with Stone

        The Company sold and purchased containerboard and recycling products from Stone, at market prices, as follows:

	2001	2000	1999
Product sales	$311	$387	$248
Product and raw material purchases	535	422	237
Net receivables at December 31	29	24	28

        Corporate shared expenses are allocated between the Company and Stone based on an established formula using a weighted average rate based on net book value of fixed assets, number of employees and sales. Net receivables are settled in cash.

Transactions with SSCC

        In connection with the Merger, a $300 million intercompany loan was made to SSCC, which was contributed to Stone as additional paid-in capital. In addition, a $36 million intercompany loan was made to SSCC to pay certain Merger costs. These notes bear interest at the rate of 14.21% per annum, are payable semi-annually on December 1 and June 1 of each year commencing June 1, 1999, and have a maturity date of November 18, 2004.

        On November 15, 2000, pursuant to an Agreement and Plan of Merger among SSCC, SCC Merger Co. and Stone, approximately 4.6 million shares of $1.75 Series E Preferred Stock of Stone (the "Stone Preferred Stock") were converted into approximately 4.6 million shares of Series A Cumulative Exchangeable Redeemable Convertible Preferred Stock of SSCC (the "SSCC Preferred Stock"). In addition, a cash payment of $6.4425 per share, totaling approximately $30 million, was made to the holders of the Stone Preferred Stock. The cash payment was equal to the accrued and unpaid dividends on each share of Stone Preferred Stock less $0.12 per share to cover certain transaction related expenses. The Company made a $30 million intercompany loan to SSCC to accommodate the completion of the merger transaction. This note bears interest at the rate of 15.39% per annum, is payable on December 1 and June 1 of each year commencing on June 1, 2001, and has a maturity date of November 18, 2004.

        SSCC has the option, in lieu of paying accrued interest in cash, to pay the accrued interest by adding the amount of accrued interest to the principal amount of the notes. Interest income of $65 million, $53 million and $48 million in 2001, 2000 and 1999, respectively has been added to the principal amount of the notes. The notes are unsecured obligations of SSCC.

        The holders of the SSCC preferred stock are entitled to cumulative dividends of $0.4375 per quarter, payable in cash except in certain circumstances, with the first dividend paid on February 15, 2001. These dividends of approximately $2 million per quarter are funded by dividends from JSC(U.S.) through the Company to SSCC.

14.    Fair Value of Financial Instruments

        The carrying amounts and fair values of the Company's financial instruments are as follows:

	2001		2000
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Cash and cash equivalents	$11	$11	$21	$21
Notes receivable from SSCC	499	499	439	439
Residual interest in timber notes	40	40	37	37
Derivative liabilities	6	6
Long-term debt, including current maturities	1,427	1,424	1,529	1,533

        The carrying amount of cash equivalents approximates fair value because of the short maturity of those instruments. The fair values of notes receivable from SSCC and the residual interest in timber notes are based on discounted future cash flows. The fair value of the Company's derivatives is based on prevailing market rates at December 31, 2001. The fair value of the Company's debt is estimated based on the quoted market prices for the same or similar issues or on the current rates offered to the Company for debt of the same remaining maturities.

15.    Contingencies

        The Company's past and present operations include activities which are subject to federal, state and local environmental requirements, particularly relating to air and water quality. The Company faces potential environmental liability as a result of violations of permit terms and similar authorizations that have occurred from time to time at its facilities. In addition, the Company faces potential liability for response costs at various sites for which it has received notice as being a potentially responsible party ("PRP") concerning hazardous substance contamination. In estimating its reserves for environmental remediation and future costs, the Company's estimated liability reflects only the Company's expected share after consideration for the number of other PRPs at each site, the identity and financial condition of such parties and experience regarding similar matters. As of December 31, 2001, the Company had approximately $15 million reserved for environmental liabilities.

        If all or most of the other PRPs are unable to satisfy their portion of the clean-up costs at one or more of the significant sites in which the Company is involved or the Company's expected share increases, the resulting liability could have a material adverse effect on the Company's consolidated financial condition or results of operations.

        The Company is a defendant in a number of lawsuits and claims arising out of the conduct of its business, including those related to environmental matters. While the ultimate results of such suits or other proceedings against the Company cannot be predicted with certainty, the management of the

Company believes that the resolution of these matters will not have a material adverse effect on its consolidated financial condition or results of operations.

16.    Business Segment Information

        The Company has three reportable segments: (1) Containerboard and Corrugated Containers, (2) Consumer Packaging and (3) Reclamation. The Containerboard and Corrugated Containers segment is highly integrated. It includes a system of mills and plants that produces a full line of containerboard that is converted into corrugated containers. Corrugated containers are used to transport such diverse products as home appliances, electric motors, small machinery, grocery products, produce, books, tobacco and furniture. The Consumer Packaging segment is also highly integrated. It includes a system of mills and plants that produces a broad range of coated recycled boxboard that is converted into folding cartons and packaging labels. Folding cartons are used primarily to protect products such as food, fast food, detergents, paper products, beverages, health and beauty aids and other consumer products, while providing point of purchase advertising. Flexible packaging, paper and metalized paper and heat transfer labels are used in a wide range of consumer applications. The Reclamation segment collects recovered paper generated by industrial, commercial and residential sources which is used as raw material for the Company's containerboard and boxboard mills as well as for sales to external third party mills.

        The Company evaluates performance and allocates resources based on profit or loss from operations before income taxes, interest expense, and other non-operating gains and losses. The accounting policies of the reportable segments are the same as those described in the summary of significant accounting policies except that the Company accounts for inventory on a FIFO basis at the segment level compared to a LIFO basis at the consolidated level. Intersegment sales and transfers are recorded at market prices. Intercompany profit is eliminated at the corporate level.

        The Company's reportable segments are strategic business units that offer different products. The reportable segments are each managed separately because they manufacture distinct products. Other includes corporate related items and one non-reportable segment, Specialty Packaging. Corporate related items include goodwill, the elimination of intercompany assets and intercompany profit and income and expense not allocated to reportable segments including corporate expenses, restructuring charges, goodwill amortization, interest expense and the adjustment to record inventory at LIFO.

        In 1999, corporate related items included a $407 million gain on the timberland sale and related note monetization program (See Note 4).

        A summary by business segment follows:

	Containerboard & Corrugated Containers	Consumer Packaging	Reclamation	Other	Total
Year ended December 31, 2001
Revenues from external customers	$1,905	$1,047	$375	$17	$3,344
Intersegment revenues	44		63		107
Depreciation, depletion and amortization	63	29	3	26	121
Segment profit (loss)	156	92	6	(75)	179
Total assets at December 31	1,118	468	68	890	2,544
Capital expenditures	30	23	3	30	86
Year ended December 31, 2000
Revenues from external customers	$2,033	$1,085	$605	$16	$3,739
Intersegment revenues	47		121		168
Depreciation, depletion and amortization	61	30	3	23	117
Segment profit (loss)	220	100	26	(114)	232
Total assets at December 31	1,200	495	85	887	2,667
Capital expenditures	76	16	1	23	116
Year ended December 31, 1999
Revenues from external customers	$1,818	$1,002	$452	$21	$3,293
Intersegment revenues	40		126		166
Depreciation, depletion and amortization	68	29	3	21	121
Segment profit	195	91	17	145	448
Total assets at December 31	1,195	512	110	919	2,736
Capital expenditures	30	22	2	15	69

        The following table presents net sales to external customers by country of origin:

	2001	2000	1999
United States	$3,441	$3,861	$3,406
Foreign	25	6	7

Total net sales	$3,466	$3,867	$3,413

17.    Quarterly Results (Unaudited)

        The following is a summary of the unaudited quarterly results of operations:

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
2001
Net sales	$855	$851	$831	$807
Gross profit	117	132	136	127
Income from continuing operations before extraordinary item	16	27	32	31
Discontinued operations	1	1	2
Extraordinary item	(1)	(1)
Net income	16	27	34	31
2000
Net sales	$909	$987	$936	$907
Gross profit	130	164	145	154
Income from continuing operations before extraordinary item	19	41	31	47
Discontinued operations	3	2	2	1
Gain on disposition of discontinued operations		6
Extraordinary item				(1)
Net income	22	49	33	47

18.    Subsequent Event

        On September 30, 2002, JSC(U.S.) sold the industrial packaging division included in the Consumer Packaging segment to a third party for approximately $80 million and retained $12 million of accounts receivable. The sale resulted in a gain on disposition of discontinued operations of $22 million, net of tax of $17 million. The assets sold include 17 tube and core manufacturing facilities, three fiber partition plants and three uncoated recycled boxboard mills. Net sales for these operations were $122 million for the year ended December 31, 2001. These facilities employed approximately 700 hourly and 150 salaried employees. The results of operations from the industrial packaging division have been reclassified as discontinued operations for all periods presented. In addition, the notes to financial statements have been restated, where applicable, to conform to the statement of operations presentation. The assets and liabilities of the industrial packaging division, excluding retained assets and liabilities, included in the accompanying consolidated balance sheet as of December 31, 2001 consisted of the following:

Inventories	$6
Net property, plant and equipment	32
Accounts payable and accrued liabilities	(8)
Long-term debt, less current maturities	(2)

Proceeds of the sale were used to reduce borrowings outstanding under the JSC(U.S.) revolving credit agreement.

JSCE, INC.

SCHEDULE II—VALUATION AND QUALIFYING ACCOUNTS AND RESERVES

(In millions)

Column A	Column B	Column C	Column D		Column E
Description	Balance at Beginning of Period	Additions Charged to Costs and Expenses	Deductions Describe		Balance at End of Period
Allowance for doubtful accounts and sales returns and allowances:
Year ended December 31, 2001	$9	$4	$2	(a)	$11

Year ended December 31, 2000	$9	$6	$6	(a)	$9

Year ended December 31, 1999	$9	$1	$1	(a)	$9

Restructuring:
Year ended December 31, 2001	$23	$4	$7	(b)	$20

Year ended December 31, 2000	$29	$	$6	(b)	$23

Year ended December 31, 1999	$71	$14	$56	(b)	$29

(a)
Uncollectible amounts written off, net of recoveries.

(b)
Charges against the restructuring reserves and adjustment to 1998 exit liabilities.

JSCE, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Nine Months Ended September 30,
	2002	2001
	(In millions)
Net sales	$2,532	$2,537
Costs and expenses
Cost of goods sold	2,191	2,152
Selling and administrative expenses	208	206
Restructuring charges	4	4
Loss (gain) on sale of assets	(1)

Income from operations	130	175
Other income (expense)
Interest income from SSCC	54	48
Interest expense	(69)	(99)
Other, net	1	2

Income from continuing operations before income taxes and extraordinary item	116	126
Provision for income taxes	(47)	(51)

Income from continuing operations before extraordinary item	69	75
Discontinued operations
Income from discontinued operations, net of income taxes of $3 for the nine months ended September 30, 2002 and $2 for the nine months ended September 30, 2001	5	4
Gain on disposition of discontinued operations, net of income taxes of $17	22

Income before extraordinary item	96	79
Extraordinary item
Loss from early extinguishment of debt, net of income tax benefit of $7 for the nine months ended September 30, 2002 and $2 for the nine months ended September 30, 2001	(12)	(2)

Net income	$84	$77

See notes to consolidated financial statements.

JSCE, INC.

CONSOLIDATED BALANCE SHEETS

	September 30, 2002	December 31, 2001
	(In millions, except share data)
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$18	$11
Receivables, less allowances of $11 in 2002 and 2001	396	314
Inventories
Work-in-process and finished goods	102	78
Materials and supplies	134	109

	236	187
Refundable income taxes		4
Prepaid expenses and other current assets	13	14

Total current assets	663	530
Net property, plant and equipment	1,432	1,221
Timberland, less timber depletion	27	2
Goodwill	185	191
Notes receivable from SSCC	542	499
Other assets	137	101

	$2,986	$2,544

Liabilities and Stockholder's Equity (Deficit)
Current liabilities
Current maturities of long-term debt	$85	$150
Accounts payable	261	226
Accrued compensation and payroll taxes	81	81
Interest payable	6	19
Deferred income taxes	8	4
Other current liabilities	93	62

Total current liabilities	534	542
Long-term debt, less current maturities	1,589	1,277
Other long-term liabilities	268	264
Deferred income taxes	556	505
Stockholder's equity (deficit)
Common stock, par value $.01 per share; 1,000 shares authorized and outstanding
Additional paid-in capital	1,130	1,129
Retained earnings (deficit)	(1,035)	(1,113)
Accumulated other comprehensive income (loss)	(56)	(60)

Total stockholder's equity (deficit)	39	(44)

	$2,986	$2,544

See notes to consolidated financial statements.

JSCE, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Nine Months Ended September 30,
	2002	2001
	(In millions)
Cash flows from operating activities
Net income	$84	$77
Adjustments to reconcile net income to net cash provided by operating activities:
Gain on disposition of discontinued operations	(39)
Extraordinary loss from early extinguishment of debt	19	4
Depreciation, depletion and amortization	89	92
Amortization of deferred debt issuance costs	2	4
Deferred income taxes	56	40
Gain on sale of assets	(1)
Non-cash restructuring change	3	1
Non-cash interest income from SSCC	(54)	(48)
Change in current assets and liabilities, net of effects from acquisitions and dispositions
Receivables	(35)	(18)
Inventories	(22)	21
Prepaid expenses and other current assets	(4)	4
Accounts payable and accrued liabilities	27	(73)
Interest payable	(13)	8
Income taxes		3
Other, net	10	(6)

Net cash provided by operating activities	122	109

Cash flows from investing activities
Expenditures for property, plant and equipment	(61)	(60)
Payment on acquisition	(350)
Proceeds from property and timberland disposals and sale of businesses	80	4
Notes receivable from SSCC	5	5

Net cash used for investing activities	(326)	(51)

Cash flows from financing activities
Proceeds from long-term debt	700	275
Net borrowings (repayments) under the accounts receivable securitization program	13	(12)
Net repayments of debt	(465)	(326)
Deferred debt issuance costs paid	(13)	(4)
Debt repurchase premiums paid	(18)
Dividends paid	(6)	(6)

Net cash provided by (used for) financing activities	211	(73)

Increase (decrease) in cash and cash equivalents	7	(15)
Cash and cash equivalents
Beginning of period	11	21

End of period	$18	$6

See notes to consolidated financial statements.

JSCE, INC.

Notes to Consolidated Financial Statements

(Tabular amounts in millions)

1.    Significant Accounting Policies

        The accompanying consolidated financial statements and notes thereto of JSCE, Inc. have been prepared in accordance with the instructions to Form 10-Q and reflect all adjustments which management believes necessary (which include only normal recurring accruals) to present fairly the Company's financial position, results of operations and cash flows. These statements, however, do not include all information and footnotes necessary for a complete presentation of financial position, results of operations and cash flows in conformity with generally accepted accounting principles. Interim results may not necessarily be indicative of results which may be expected for any other interim period or for the year as a whole. These financial statements should be read in conjunction with the audited consolidated financial statements and footnotes included in the JSCE, Inc. Annual Report on Form 10-K for the year ended December 31, 2001, filed March 13, 2002 with the Securities and Exchange Commission.

        JSCE, Inc., hereafter referred to as the "Company," is a wholly-owned subsidiary of Smurfit-Stone Container Corporation ("SSCC"). The Company owns 100% of the equity interest in Jefferson Smurfit Corporation (U.S.) ("JSC(U.S.)") and is a guarantor of the senior indebtedness of JSC(U.S.). The Company has no other material operations other than its investment in JSC(U.S.). JSC(U.S.) has operations throughout the United States.

2.    Reclassifications

        Certain prior year amounts have been reclassified to conform to the current year presentation.

3.    Discontinued Operations

        On September 30, 2002, JSC(U.S.) sold the industrial packaging division included in the Consumer Packaging segment to a third party for approximately $80 million and retained $12 million of accounts receivable. The sale resulted in a gain on disposition of discontinued operations of $22 million, net of tax of $17 million. The assets sold include 17 tube and core manufacturing facilities, three fiber partition plants and three uncoated recycled boxboard mills. Net sales for these operations were $122 million for the year ended December 31, 2001 and $96 million for the nine months ended September 30, 2002. These facilities employed approximately 700 hourly and 150 salaried employees. The results of operations from the industrial packaging division have been reclassified as discontinued operations for all periods presented. The assets and liabilities of the industrial packaging division, excluding retained assets and liabilities, included in the accompanying consolidated balance sheet as of December 31, 2001 consisted of the following:

Inventories	$6
Net property, plant and equipment	32
Accounts payable and accrued liabilities	(8)
Long-term debt, less current maturities	(2)

Proceeds of the sale were used to reduce borrowings outstanding under the JSC(U.S.) revolving credit agreement.

4.    Stevenson Mill Acquisition

        On September 30, 2002, JSC(U.S.) purchased a corrugating medium mill, seven corrugated container plants, one hardwood sawmill and approximately 82,000 acres of timberland from MeadWestvaco (the "Stevenson Mill Acquisition"). JSC(U.S.) paid $350 million, subject to a final working capital adjustment, for the assets and agreed to pay an additional $25 million within a twelve month period in connection with benefits obtained by the Company under certain financing arrangements. The cost to acquire these plants has been preliminarily allocated to the assets acquired and liabilities assumed according to estimated fair values and is subject to adjustment when asset and liability valuations are finalized. The preliminary allocation has resulted in working capital of $45 million and property, plant and equipment and timberland of $305 million. The commitment to pay $25 million for the assumption of environmental improvement revenue bonds has been recorded in other assets with a corresponding amount in other current liabilities. The Company has not recorded any goodwill in connection with this acquisition.

5.    Exit Liabilities

        The Company recorded a restructuring charge of $3 million during the third quarter and $4 million year to date related to the disposition of the Company's Cladwood® operations. The assets of these operations were adjusted to the estimated fair value less cost to sell resulting in a $3 million non-cash write-down. These shutdowns resulted in approximately 110 employees being terminated. The sales and operating income of these facilities in 2001 were $17 million and $1 million, respectively.

        At December 31, 2001, the Company had $20 million of exit liabilities related to the restructuring of operations. The Company had $2 million of cash disbursements related to these exit liabilities during the nine months ended September 30, 2002.

6.    Long-Term Debt

Bank Credit Facilities

        In January 2002, JSC(U.S.) obtained a waiver and an amendment from its lender group under the JSC(U.S.) credit agreement as of December 31, 2001. The amendment eased certain quarterly financial covenant requirements as of December 31, 2001 and for future periods.

        In August 2002, JSC(U.S.) amended its credit agreement to permit the distribution of approximately 71.6 million shares of SSCC common stock (approximately 29.3% of the total shares outstanding) by Jefferson Smurfit Group to its stockholders, which otherwise would have constituted a change of control event of default. In addition, this amendment permitted JSC(U.S.) to refinance all or any portion of the 9.75% Senior Notes due 2003 with the 8.25% Senior Notes due 2012.

        In September 2002, JSC(U.S.) amended and restated its credit agreement to permit (i) the incurrence of the indebtedness represented by the 8.25% Senior Notes due 2012 in excess of the amount necessary for refinancing the 9.75% Senior Notes due 2003 and (ii) the use of a portion of the proceeds from the sale of the 8.25% Senior Notes due 2012 to fund the Stevenson Mill Acquisition. In addition, the amended and restated credit agreement permits JSC(U.S.) to obtain an incremental loan facility of up to $140 million, subject to lender syndication, to be used for the issuance of letters of credit to support environmental improvement revenue bonds that are expected to be assumed by

JSC(U.S.) within one year following the Stevenson Mill Acquisition. The amended and restated credit agreement also permits the merger of Stone and JSC(U.S.) under certain circumstances.

Senior Notes

        In September 2002, the Company completed an offering of $700 million of 8.25% Senior Notes due 2012. The Company used the proceeds of this issuance in part to repurchase $474 million of the 9.75% Senior Notes due 2003, pay related call premiums of $18 million and pay issuance costs of $12 million. The remaining portion of the 8.25% Senior Note proceeds was subsequently used to fund a portion of the purchase price of the Stevenson Mill Acquisition. An extraordinary loss of $12 million, net of tax of $7 million, was recorded in the third quarter due to the early extinguishment of debt.

7.    Derivative Instruments and Hedging Activities

        Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities", as amended by SFAS No. 137 and SFAS No. 138 requires that all derivatives be recorded on the consolidated balance sheets at fair value. Changes in the fair value of derivatives not qualifying as hedges are recorded each period in earnings. Changes in the fair value of derivatives qualifying as hedges are either offset against the change in fair value of the hedged item through earnings or recognized in Other Comprehensive Income ("OCI") until the hedged item is recognized in earnings, depending on the nature of the hedge. The ineffective portion of the change in fair value of all derivatives is recognized in earnings. Hedges related to anticipated transactions are designated and documented at hedge inception as cash flow hedges and evaluated for hedge effectiveness quarterly.

        The Company's derivative instruments and hedging activities relate to minimizing exposure to fluctuations in the price of commodities used in its operations and are designated as cash flow hedges.

Commodity Future Contracts

        The Company uses exchange traded futures contracts to manage fluctuations in cash flows resulting from commodity price risk in the procurement of natural gas. The objective is to fix the price of a portion of the Company's forecasted purchases of natural gas used in the manufacturing process. The changes in the market value of such contracts have historically been, and are expected to continue to be, highly effective at offsetting changes in price of the hedged item. As of September 30, 2002, the maximum length of time over which the Company is hedging its exposure to the variability in future cash flows associated with natural gas forecasted transactions is approximately one year. For the nine months ended September 30, 2002, the Company reclassified a $3 million loss, from OCI to cost of goods sold when the hedged items were recognized. The fair value of the Company's futures contracts at September 30, 2002 is immaterial.

        The cumulative deferred hedge gain on all commodity contracts is immaterial at September 30, 2002.

8.    Comprehensive Income (Loss)

        Comprehensive income (loss) is as follows:

	Nine months ended September 30,
	2002	2001
Net income	$84	$77
Other comprehensive income (loss), net of tax:
Cumulative effect of an accounting change		2
Net changes in fair value of hedging transactions	1	(8)
Net loss reclassified into earnings	3
Foreign currency translation adjustment

Comprehensive income	$88	$71

9.    Goodwill Accounting

        Effective January 1, 2002, the Company adopted SFAS No. 142, "Goodwill and Other Intangible Assets". SFAS No. 142 requires that goodwill no longer be amortized, but instead tested for impairment at least annually. The Company has completed the required transitional impairment test as of January 1, 2002 and found no impairment of goodwill. On an ongoing basis (absent any impairment indicators), the Company expects to perform its impairment tests during the fourth quarter.

        Income from continuing operations before extraordinary item and net income for the nine months ended September 30, 2001, adjusted to exclude goodwill amortization expense, is as follows:

Nine months ended September 30, 2001
Income from continuing operations before extraordinary item:
Reported income from continuing operations before extraordinary item	$75
Goodwill amortization	5

Adjusted income from continuing operations before extraordinary item	$80

Net Income:
Reported net income	$77
Goodwill amortization	5

Adjusted net income	$82

        As of January 1, 2002, goodwill of $191 million (net of $86 million of amortization) was attributable to the Company's segments as follows: $119 million for Containerboard and Corrugated Containers and $72 million for Consumer Packaging. Goodwill of $6 million, associated with the industrial packaging division plants, was written-off as part of the determination of the gain on disposition of discontinued operations. Other than this write-off of goodwill, no goodwill was acquired, impaired or written-off during the nine months ended September 30, 2002.

10.    Business Segment Information

        On January 1, 2002, the Company combined the Consumer Packaging segment with the Specialty Packaging segment. The Specialty Packaging segment was previously not a reportable segment. The information for 2001 has been restated from the prior year in order to conform to the 2002 presentation. In addition, the results reported for the Consumer Packaging segment have been restated to exclude the results of the discontinued operations, the industrial packaging division, for all periods presented.

        The Company has three reportable segments: (1) Containerboard and Corrugated Containers, (2) Consumer Packaging and (3) Reclamation. The Containerboard and Corrugated Containers segment is highly integrated. It includes a system of mills and plants that produces a full line of containerboard that is converted into corrugated containers. Corrugated containers are used to transport such diverse products as home appliances, electric motors, small machinery, grocery products, produce, books, tobacco and furniture. The Consumer Packaging segment is also highly integrated. It includes a system of mills and plants that produce a broad range of coated recycled boxboard that is converted into folding cartons and packaging labels. Folding cartons are used primarily to protect products such as food, fast food, detergents, paper products, beverages, health and beauty aids and other consumer products, while providing point of purchase advertising. Flexible packaging, paper and metalized paper and heat transfer labels are used in a wide range of consumer applications. The Reclamation segment collects recovered paper generated by industrial, commercial and residential sources which is used as raw material for the Company's containerboard and boxboard mills as well as sales to external third party mills.

        Other includes corporate related items. Corporate related items include the elimination of intercompany profit and income and expense not allocated to reportable segments including corporate expenses, restructuring charges, goodwill amortization in 2001, interest expense and the adjustment to record inventory at LIFO.

        A summary by business segment follows:

	Containerboard & Corrugated Containers	Consumer Packaging	Reclamation	Other	Total
Nine months ended September 30,
2002
Revenues from external customers	$1,396	$767	$359	$10	$2,532
Intersegment revenues	35		68		103
Segment profit (loss)	88	59	15	(46)	116
2001
Revenues from external customers	$1,447	$792	$285	$13	$2,537
Intersegment revenues	34		46		80
Segment profit (loss)	119	68	3	(64)	126

11.    Contingencies

        The Company's past and present operations include activities which are subject to federal, state and local environmental requirements, particularly relating to air and water quality. The Company faces potential environmental liability as a result of violations of permit terms and similar authorizations that have occurred from time to time at its facilities. In addition, the Company faces potential liability for response costs at various sites for which it has received notice as being a potentially responsible party ("PRP") concerning hazardous substance contamination. In estimating its reserves for environmental remediation and future costs, the Company's estimated liability reflects only the Company's expected share after consideration for the number of other PRPs at each site, the identity and financial condition of such parties and experience regarding similar matters.

        If all or most of the other PRPs are unable to satisfy their portion of the clean-up costs at one or more of the significant sites in which the Company is involved or the Company's expected share increases, the resulting liability could have a material adverse effect on the Company's consolidated financial condition or results of operations.

        The Company is a defendant in a number of lawsuits and claims arising out of the conduct of its business, including those related to environmental matters. While the ultimate results of such suits or other proceedings against the Company cannot be predicted with certainty, the management of the Company believes that the resolution of these matters will not have a material adverse effect on its consolidated financial condition or results of operations.

12.    Prospective Accounting Standards

        In June 2001, the Financial Accounting Standards Board ("FASB") issued SFAS No. 143, "Accounting for Asset Retirement Obligations." SFAS No. 143 establishes accounting standards for the recognition and measurement of an asset retirement obligation and its associated asset retirement cost. It also provides accounting guidance for legal obligations associated with the retirement of tangible long-lived assets. This statement is effective for fiscal years beginning after June 15, 2002. The Company is currently assessing the impact of this new standard.

        In April 2002, the FASB issued SFAS No. 145 "Rescission of FASB Statements No. 4, 44 and 62, Amendment of FASB Statement No. 13, and Technical Corrections". SFAS No. 145 requires, in most cases, gains and losses on extinguishments of debt to be classified as income or loss from continuing operations, rather than as extraordinary items. The statement is effective for fiscal years beginning after May 15, 2002. Upon adoption of SFAS No. 145, the Company expects to reclassify previously recognized extraordinary gains and losses from the early extinguishment of debt.

        In July 2002, the FASB issued SFAS No. 146 "Accounting for Costs Associated with Exit or Disposal Activities." SFAS No. 146 requires companies to recognize costs associated with exit or disposal activities when they are incurred rather than at the date of a commitment to an exit or disposal plan. SFAS No. 146 replaces Emerging Issues Task Force Issue No. 94-3 "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)." SFAS No. 146 is to be applied prospectively to exit or disposal activities initiated after December 31, 2002.

13.    Subsequent Event

        On November 4, 2002, the Company announced its decision to permanently close three corrugated container facilities acquired as part of the Stevenson Mill Acquisition. The final purchase price allocation for the Stevenson Mill Acquisition will include an adjustment to fair value of property, plant and equipment associated with the shutdown of the three corrugated container plants, liabilities for the termination of certain employees and other commitments.

Jefferson Smurfit Corporation (U.S.)

A subsidiary of Smurfit-Stone Container Corporation

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

        Section 145 of the General Corporation Law of the State of Delaware permits indemnification of directors, officers, employees and agents of corporations under certain conditions and subject to certain limitations. The By-laws of the co-registrants provide the co-registrants with the authority to indemnify their directors, officers, employees and agents to the fullest extent allowed by Delaware law.

        Smurfit-Stone Container Corporation maintains directors' and officers' liability insurance coverage.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

        The following documents are filed herewith or incorporated herein by reference.

EXHIBIT NUMBER	DESCRIPTION OF EXHIBITS
3.1	Restated Certificate of Incorporation of Jefferson Smurfit Corporation (U.S.) ("JSC(U.S.)") (incorporated by reference to Exhibit 3.1 to the Registration Statement on Form S-2 to Form S-3 of JSC(U.S.) and JSCE (File No. 33-52383 and 33-58348)).
3.2	By-laws of JSC(U.S.) (incorporated by reference to Exhibit 3.1 to the Registration Statement on Form S-2 to Form S-3 of JSC(U.S.) and JSCE (File No. 33-52383 and 33-58348)).
3.3	Certificate of Incorporation of JSCE, Inc. ("JSCE") (incorporated by reference to Exhibit 3.1 to JSCE's Annual Report on Form 10-K for the fiscal year ended December 31, 1994 (File No. 0-11951)).
3.4	By-laws of JSCE (incorporated by reference to Exhibit 3.2 to JSCE's Annual Report on Form 10-K for the fiscal year ended December 31, 1994 (File No. 0-11951)).
4.1	Form of 8 1/4% Senior Notes due 2012 of Jefferson Smurfit Corporation (U.S.) ("JSC(U.S.)") (included in Exhibit 4.2).
4.2
Indenture, dated as of September 26, 2002, among JSC(U.S.), JSCE and The Bank of New York, as trustee, relating to JSC(U.S.)'s 8 1/4% Senior Notes due 2012 (incorporated by reference to Exhibit 4.2 to JSCE's Quarterly Report on Form 10-Q for the quarter ended September 30, 2002 (File No. 0-11951)).
4.3
Registration Rights Agreement, dated as of September 10, 2002, among JSC(U.S.), JSCE, Morgan Stanley & Co. Incorporated, Banc of America Securities LLC, Deutsche Bank Securities Inc., J.P. Morgan Securities Inc., Salomon Smith Barney Inc., Banc One Capital Markets, Inc., BNY Capital Markets, Inc., Credit Lyonnais Securities (USA) Inc., Credit Suisse First Boston Corporation, Dresdner Kleinwort Wasserstein—Grantchester, Inc., Scotia Capital (USA), Inc., SG Cowen Securities Corporation, and Wachovia Securities, Inc. (incorporated by reference to Exhibit 4.3 to JSCE's Quarterly Report on Form 10-Q for the quarter ended September 30, 2002 (File No. 0-11951) ).
5.1	Opinion of Winston & Strawn.
10.1
Jefferson Smurfit Corporation (U.S.) Deferred Compensation Plan, as amended (incorporated by reference to Exhibit 10.7 to the Annual Report on Form 10-K of Smurfit-Stone Container Corporation ("SSCC") for the fiscal year ended December 31, 1996 (File No. 0-23876)).

10.2
Jefferson Smurfit Corporation (U.S.) Management Incentive Plan (incorporated by reference to Exhibit 10.10 to SSCC's Annual Report on Form 10-K for the fiscal year ended December 31, 1995 (File No. 0-23876)).
10.3(a)
Jefferson Smurfit Corporation Amended and Restated 1992 Stock Option Plan dated as of May 1, 1997 (incorporated by reference to Exhibit 10.10 to SSCC's Annual Report on Form 10-K for the fiscal year ended December 31, 1997 (File No. 0-23876)).
10.3(b)
Amendment of the Jefferson Smurfit Corporation Amended and Restated 1992 Stock Option Plan (incorporated by reference to Exhibit 10.3 to SSCC's Quarterly Report on Form 10-Q for the quarter ended September 30, 1999 (File No. 0-23876)).
10.4
Third Amended and Restated Credit Agreement, dated as of September 26, 2002, among JSC(U.S.), as Borrower, SSCC, JSCE, the Lenders, the Managing Agents, the Fronting Banks, JPMorgan Chase Bank, as Senior Managing Agent, Administrative Agent, Collateral Agent and Swingline Lender, and Deutsche Bank Trust Company Americas, as Senior Managing Agent (incorporated by reference to Exhibit 10.1 to SSCC's Quarterly Report on Form 10-Q for the quarter ended September 30, 2002 (File No. 0-23876)).
10.5(a)
Term Loan Agreement, dated as of February 23, 1995, among Jefferson Smurfit Finance Corporation ("JS Finance") and Bank Brussels Lambert, New York Branch (incorporated by reference to Exhibit 10.1 to SSCC's Quarterly Report on Form 10-Q for the quarter ended March 31, 1995 (File No. 0-23876)).
10.5(b)
Depositary and Issuing and Paying Agent Agreement (Series A Commercial Paper), dated as of February 23, 1995 (incorporated by reference to Exhibit 10.2 to SSCC's Quarterly Report on Form 10-Q for the quarter ended March 31, 1995 (File No. 0-23876)).
10.5(c)
Depositary and Issuing and Paying Agent Agreement (Series B Commercial Paper), dated as of February 23, 1995 (incorporated by reference to Exhibit 10.3 to SSCC's Quarterly Report on Form 10-Q for the quarter ended March 31, 1995 (File No. 0-23876)).
10.5(d)
Receivables Purchase and Sale Agreement, dated as of February 23, 1995, among JSC(U.S.), as Initial Servicer, and JS Finance, as Purchaser (incorporated by reference to Exhibit 10.4 to SSCC's Quarterly Report on Form 10-Q for the quarter ended March 31, 1995 (File No. 0-23876)).
10.5(e)
Liquidity Agreement, dated as of February 23, 1995, among JS Finance, the financial institutions party thereto as Banks, Bankers Trust Company as Facility Agent and Bankers Trust Company as Collateral Agent (incorporated by reference to Exhibit 10.6 to SSCC's Quarterly Report on Form 10-Q for the quarter ended March 31, 1995 (File No. 0-23876)).
10.5(f)
Commercial Paper Dealer Agreement, dated as of February 23, 1995, among BT Securities Corporation, Morgan Stanley & Co., JSC(U.S.) and JS Finance (incorporated by reference to Exhibit 10.7 to SSCC's Quarterly Report on Form 10-Q for the quarter ended March 31, 1995 (File No. 0-23876)).
10.5(g)
Addendum, dated March 6, 1995, to Commercial Paper Dealer Agreement (incorporated by reference to Exhibit 10.8 to SSCC's Quarterly Report on Form 10-Q for the quarter ended March 31, 1995 (File No. 0-23876)).
10.5(h)
First Omnibus Amendment, dated as of March 31, 1996, to the Receivables Purchase and Sale Agreement among JSC(U.S.), JS Finance and the banks party thereto (incorporated by reference to Exhibit 10.3 to SSCC's Quarterly Report on Form 10-Q for the quarter ended June 30, 1996 (File No. 0-23876)).

10.5(i)
Affiliate Receivables Sale Agreement, dated as of March 31, 1996, between Smurfit Newsprint Corporation and SSCC (incorporated by reference to Exhibit 10.4 to SSCC's Quarterly Report on Form 10-Q for the quarter ended June 30, 1996 (File No. 0-23876)).
10.5(j)
Amendment No. 2, dated as of August 19, 1997, to the Term Loan Agreement among JS Finance and Bank Brussels Lambert, New York Branch and JSC(U.S.) as Servicer (incorporated by reference to Exhibit 10.12(j) to SSCC's Annual Report on Form 10-K for the fiscal year ended December 31, 1997 (File No. 0-23876)).
10.5(k)
Amendment No. 2, dated as of August 19, 1997, to the Receivables Purchase and Sale Agreement among JSC(U.S.) as the Seller and Servicer, JS Finance as the Purchaser, Bankers Trust Company as Facility Agent and Bank Brussels Lambert, New York Branch as the Term Bank (incorporated by reference to Exhibit 10.12(k) to SSCC's Annual Report on Form 10-K for the fiscal year ended December 31, 1997 (File No. 0-23876)).
10.5(l)
Amendment No. 2, dated as of August 19, 1997, to the Liquidity Agreement among JS Finance, Bankers Trust Company as Facility Agent, JSC(U.S.) as Servicer, Bank Brussels Lambert, New York Branch as Term Bank and the financial institutions party thereto as Banks (incorporated by reference to Exhibit 10.12(l) to SSCC's Annual Report on Form 10-K for the fiscal year ended December 31, 1997 (File No. 0-23876)).
10.5(m)
Amendment No. 3, dated as of March 9, 2001, to the Liquidity Agreement among JS Finance, Bankers Trust Company as Facility Agent, JSC(U.S.) as Servicer, Bank Brussels Lambert, New York Branch as Term Bank and the financial institutions party thereto as Banks (incorporated by reference to Exhibit 10.1 to SSCC's Quarterly Report on Form 10-Q for the quarter ended March 31, 2001 (File No. 0-23876)).
10.6
Consulting Agreement, dated as of October 24, 1996, by and between James S. Terrill and JSC(U.S.) (incorporated by reference to Exhibit 10.15 to SSCC's Annual Report on Form 10-K for the fiscal year ended December 31, 1996 (File No. 0-23876)).
10.7(a)
Smurfit-Stone Container Corporation 1998 Long-Term Incentive Plan (incorporated by reference to Exhibit 10(n) to SSCC's Annual Report on Form 10-K for the fiscal year ended December 31, 1998 (File No. 1-3439)).
10.7(b)
First Amendment of the Smurfit-Stone Container Corporation 1998 Long-Term Incentive Plan (incorporated by reference to Exhibit 10.2 to SSCC's Quarterly Report on Form 10-Q for the quarter ended September 30, 1999 (File No. 0-23876) ).
10.8	Forms of Employment Security Agreements (incorporated by reference to Exhibit 10(h) to SSCC's Registration Statement on Form S-4 (File No. 333-65431)).
10.9(a)
Purchase and Sale Agreement, effective as of July 28, 1999, between Rayonier, Inc. and JSC(U.S.) (incorporated by reference to Exhibit 2.1 to JSCE's Current Report on Form 8-K dated October 25, 1999 (File No. 0-11951) ).
10.9(b)
First Amendment to Purchase and Sale Agreement, dated October 21, 1999, between Rayonier, Inc. and JSC(U.S.) (incorporated by reference to Exhibit 2.2 to JSCE's Current Report on Form 8-K dated October 25, 1999 (File No. 0-11951)).
10.10	Employment Agreement of Ray M. Curran (incorporated by reference to Exhibit 10.27 to SSCC's Annual Report on Form 10-K for the fiscal year ended December 31, 1999 (File No. 0-23876)).

10.11
Consulting Agreement, dated as of January 4, 2002, by and between Ray M. Curran and SSCC (incorporated by reference to Exhibit 10.25 to SSCC's Annual Report on Form 10-K for the fiscal year ended December 31, 2001 (File No. 0-23876)).
10.12
Letter Agreement dated January 4, 2002 by and between Ray M. Curran and SSCC (incorporated by reference to Exhibit 10.26 to SSCC's Annual Report on Form 10-K for the fiscal year ended December 31, 2001 (File No. 0-23876) ).
10.13	Employment Agreement of Patrick J. Moore (incorporated by reference to Exhibit 10.28 to SSCC's Annual Report on Form 10-K for the fiscal year ended December 31, 1999 (File No. 0-23876)).
10.14	First Amendment to Employment Agreement of Patrick J. Moore (incorporated by reference to SSCC's Annual Report on Form 10-Q for the quarter ended September 30, 2002 (File No. 0-23876)).
10.15
Restricted Stock Unit Agreement dated as of January 4, 2002 by and between SSCC and Patrick J. Moore (incorporated by reference to SSCC's Quarterly Report on Form 10-Q for the quarter ended September 30, 2002 (File No. 0-23876) ).
10.16	Employment Agreement of William N. Wandmacher (incorporated by reference to Exhibit 10.31 to SSCC's Annual Report on Form 10-K for the fiscal year ended December 31, 2000 (File No. 0-23876)).
10.17	Employment Agreement of F. Scott Macfarlane (incorporated by reference to Exhibit 10.32 to SSCC's Annual Report on Form 10-K for the fiscal year ended December 31, 2000 (File No. 0-23876)).
12.1	Computation of Ratios of Earnings to Fixed Charges.
23.1	Consent of Ernst & Young LLP.
23.2	Consent of Winston & Strawn (included in Exhibit 5.1).
24	Powers of Attorney (included on the signature pages hereto).
25.1	Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of The Bank of New York relating to the Indenture and the issuance of the Company's 8 1/4% Senior Notes due 2012.
99.1	Form of Letter of Transmittal.
99.2	Form of Notice of Guaranteed Delivery.
99.3	Form of Instruction to Registered Holder and/or Depository Trust Company Participant from Beneficial Owner.

ITEM 22. UNDERTAKINGS

        (1)  The co-registrants hereby undertake that, for purposes of determining any liability under the Securities Act of 1933 (the "Securities Act"), each filing of the co-registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act")(and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (2)  The co-registrants hereby undertake to respond to requests for information that is incorporated by reference into the Prospectus pursuant to Items 4, 10(b), 11, or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

        (3)  The co-registrants hereby undertake to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

        (4)  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the co-registrants pursuant to the foregoing provisions, or otherwise, the co-registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the co-registrants of expenses incurred or paid by a director, officer or controlling person of the co-registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the co-registrants will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, Jefferson Smurfit Corporation (U.S.) certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Registration Statement on Form S-4 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on November 22, 2002.

JEFFERSON SMURFIT CORPORATION (U.S.)
By:	/s/ CRAIG A. HUNT Name: Craig A. Hunt Title: Vice President, Secretary and General Counsel

        KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Craig A. Hunt and Jeffrey S. Beyersdorfer and each of them (with full power to each of them to act alone), his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all said attorneys-in-fact and agents, or any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on the dates indicated:

Signature	Title	Date

/s/ PATRICK J. MOORE Patrick J. Moore	Director, President and Chief Executive Officer (Principal Executive Officer)	November 22, 2002
/s/ CHARLES A. HINRICHS Charles A. Hinrichs	Director, Vice President and Chief Financial Officer (Principal Financial Officer)	November 22, 2002
/s/ PAUL K. KAUFMANN Paul K. Kaufmann	Vice President and Corporate Controller (Principal Accounting Officer)	November 22, 2002

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, JSCE, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Registration Statement on Form S-4 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on November 22, 2002.

JSCE, INC.
By:	/s/ CRAIG A. HUNT Name: Craig A. Hunt Title: Vice President, Secretary and General Counsel

        KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Craig A. Hunt and Jeffrey S. Beyersdorfer and each of them (with full power to each of them to act alone), his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all said attorneys-in-fact and agents, or any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on the dates indicated:

Signature	Title	Date

/s/ PATRICK J. MOORE Patrick J. Moore	Director, President and Chief Executive Officer (Principal Executive Officer)	November 22, 2002
/s/ CHARLES A. HINRICHS Charles A. Hinrichs	Director, Vice President and Chief Financial Officer (Principal Financial Officer)	November 22, 2002
/s/ PAUL K. KAUFMANN Paul K. Kaufmann	Vice President and Corporate Controller (Principal Accounting Officer)	November 22, 2002

EXHIBIT NUMBER	DESCRIPTION OF EXHIBITS
3.1	Restated Certificate of Incorporation of Jefferson Smurfit Corporation (U.S.) ("JSC(U.S.)") (incorporated by reference to Exhibit 3.1 to the Registration Statement on Form S-2 to Form S-3 of JSC(U.S.) and JSCE (File No. 33-52383 and 33-58348)).
3.2	By-laws of JSC(U.S.) (incorporated by reference to Exhibit 3.1 to the Registration Statement on Form S-2 to Form S-3 of JSC(U.S.) and JSCE (File No. 33-52383 and 33-58348)).
3.3	Certificate of Incorporation of JSCE, Inc. ("JSCE") (incorporated by reference to Exhibit 3.1 to JSCE's Annual Report on Form 10-K for the fiscal year ended December 31, 1994 (File No. 0-11951)).
3.4	By-laws of JSCE (incorporated by reference to Exhibit 3.2 to JSCE's Annual Report on Form 10-K for the fiscal year ended December 31, 1994 (File No. 0-11951)).
4.1	Form of 8 1/4% Senior Notes due 2012 of Jefferson Smurfit Corporation (U.S.) ("JSC(U.S.)") (included in Exhibit 4.2).
4.2
Indenture, dated as of September 26, 2002, among JSC(U.S.), JSCE and The Bank of New York, as trustee, relating to JSC(U.S.)'s 8 1/4% Senior Notes due 2012 (incorporated by reference to Exhibit 4.2 to JSCE's Quarterly Report on Form 10-Q for the quarter ended September 30, 2002 (File No. 0-11951)).
4.3
Registration Rights Agreement, dated as of September 10, 2002, among JSC(U.S.), JSCE, Morgan Stanley & Co. Incorporated, Banc of America Securities LLC, Deutsche Bank Securities Inc., J.P. Morgan Securities Inc., Salomon Smith Barney Inc., Banc One Capital Markets, Inc., BNY Capital Markets, Inc., Credit Lyonnais Securities (USA) Inc., Credit Suisse First Boston Corporation, Dresdner Kleinwort Wasserstein—Grantchester, Inc., Scotia Capital (USA), Inc., SG Cowen Securities Corporation, and Wachovia Securities, Inc. (incorporated by reference to Exhibit 4.3 to JSCE's Quarterly Report on Form 10-Q for the quarter ended September 30, 2002 (File No. 0-11951) ).
5.1	Opinion of Winston & Strawn.
10.1
Jefferson Smurfit Corporation (U.S.) Deferred Compensation Plan, as amended (incorporated by reference to Exhibit 10.7 to the Annual Report on Form 10-K of Smurfit-Stone Container Corporation ("SSCC") for the fiscal year ended December 31, 1996 (File No. 0-23876)).
10.2
Jefferson Smurfit Corporation (U.S.) Management Incentive Plan (incorporated by reference to Exhibit 10.10 to SSCC's Annual Report on Form 10-K for the fiscal year ended December 31, 1995 (File No. 0-23876)).
10.3(a)
Jefferson Smurfit Corporation Amended and Restated 1992 Stock Option Plan dated as of May 1, 1997 (incorporated by reference to Exhibit 10.10 to SSCC's Annual Report on Form 10-K for the fiscal year ended December 31, 1997 (File No. 0-23876)).
10.3(b)
Amendment of the Jefferson Smurfit Corporation Amended and Restated 1992 Stock Option Plan (incorporated by reference to Exhibit 10.3 to SSCC's Quarterly Report on Form 10-Q for the quarter ended September 30, 1999 (File No. 0-23876)).

10.4
Third Amended and Restated Credit Agreement, dated as of September 26, 2002, among JSC(U.S.), as Borrower, SSCC, JSCE, the Lenders, the Managing Agents, the Fronting Banks, JPMorgan Chase Bank, as Senior Managing Agent, Administrative Agent, Collateral Agent and Swingline Lender, and Deutsche Bank Trust Company Americas, as Senior Managing Agent (incorporated by reference to Exhibit 10.1 to SSCC's Quarterly Report on Form 10-Q for the quarter ended September 30, 2002 (File No. 0-23876)).
10.5(a)
Term Loan Agreement, dated as of February 23, 1995, among Jefferson Smurfit Finance Corporation ("JS Finance") and Bank Brussels Lambert, New York Branch (incorporated by reference to Exhibit 10.1 to SSCC's Quarterly Report on Form 10-Q for the quarter ended March 31, 1995 (File No. 0-23876)).
10.5(b)
Depositary and Issuing and Paying Agent Agreement (Series A Commercial Paper), dated as of February 23, 1995 (incorporated by reference to Exhibit 10.2 to SSCC's Quarterly Report on Form 10-Q for the quarter ended March 31, 1995 (File No. 0-23876)).
10.5(c)
Depositary and Issuing and Paying Agent Agreement (Series B Commercial Paper), dated as of February 23, 1995 (incorporated by reference to Exhibit 10.3 to SSCC's Quarterly Report on Form 10-Q for the quarter ended March 31, 1995 (File No. 0-23876)).
10.5(d)
Receivables Purchase and Sale Agreement, dated as of February 23, 1995, among JSC(U.S.), as Initial Servicer, and JS Finance, as Purchaser (incorporated by reference to Exhibit 10.4 to SSCC's Quarterly Report on Form 10-Q for the quarter ended March 31, 1995 (File No. 0-23876)).
10.5(e)
Liquidity Agreement, dated as of February 23, 1995, among JS Finance, the financial institutions party thereto as Banks, Bankers Trust Company as Facility Agent and Bankers Trust Company as Collateral Agent (incorporated by reference to Exhibit 10.6 to SSCC's Quarterly Report on Form 10-Q for the quarter ended March 31, 1995 (File No. 0-23876)).
10.5(f)
Commercial Paper Dealer Agreement, dated as of February 23, 1995, among BT Securities Corporation, Morgan Stanley & Co., JSC(U.S.) and JS Finance (incorporated by reference to Exhibit 10.7 to SSCC's Quarterly Report on Form 10-Q for the quarter ended March 31, 1995 (File No. 0-23876)).
10.5(g)
Addendum, dated March 6, 1995, to Commercial Paper Dealer Agreement (incorporated by reference to Exhibit 10.8 to SSCC's Quarterly Report on Form 10-Q for the quarter ended March 31, 1995 (File No. 0-23876)).
10.5(h)
First Omnibus Amendment, dated as of March 31, 1996, to the Receivables Purchase and Sale Agreement among JSC(U.S.), JS Finance and the banks party thereto (incorporated by reference to Exhibit 10.3 to SSCC's Quarterly Report on Form 10-Q for the quarter ended June 30, 1996 (File No. 0-23876)).
10.5(i)
Affiliate Receivables Sale Agreement, dated as of March 31, 1996, between Smurfit Newsprint Corporation and SSCC (incorporated by reference to Exhibit 10.4 to SSCC's Quarterly Report on Form 10-Q for the quarter ended June 30, 1996 (File No. 0-23876)).
10.5(j)
Amendment No. 2, dated as of August 19, 1997, to the Term Loan Agreement among JS Finance and Bank Brussels Lambert, New York Branch and JSC(U.S.) as Servicer (incorporated by reference to Exhibit 10.12(j) to SSCC's Annual Report on Form 10-K for the fiscal year ended December 31, 1997 (File No. 0-23876)).

10.5(k)
Amendment No. 2, dated as of August 19, 1997, to the Receivables Purchase and Sale Agreement among JSC(U.S.) as the Seller and Servicer, JS Finance as the Purchaser, Bankers Trust Company as Facility Agent and Bank Brussels Lambert, New York Branch as the Term Bank (incorporated by reference to Exhibit 10.12(k) to SSCC's Annual Report on Form 10-K for the fiscal year ended December 31, 1997 (File No. 0-23876)).
10.5(l)
Amendment No. 2, dated as of August 19, 1997, to the Liquidity Agreement among JS Finance, Bankers Trust Company as Facility Agent, JSC(U.S.) as Servicer, Bank Brussels Lambert, New York Branch as Term Bank and the financial institutions party thereto as Banks (incorporated by reference to Exhibit 10.12(l) to SSCC's Annual Report on Form 10-K for the fiscal year ended December 31, 1997 (File No. 0-23876)).
10.5(m)
Amendment No. 3, dated as of March 9, 2001, to the Liquidity Agreement among JS Finance, Bankers Trust Company as Facility Agent, JSC(U.S.) as Servicer, Bank Brussels Lambert, New York Branch as Term Bank and the financial institutions party thereto as Banks (incorporated by reference to Exhibit 10.1 to SSCC's Quarterly Report on Form 10-Q for the quarter ended March 31, 2001 (File No. 0-23876)).
10.6
Consulting Agreement, dated as of October 24, 1996, by and between James S. Terrill and JSC(U.S.) (incorporated by reference to Exhibit 10.15 to SSCC's Annual Report on Form 10-K for the fiscal year ended December 31, 1996 (File No. 0-23876)).
10.7(a)
Smurfit-Stone Container Corporation 1998 Long-Term Incentive Plan (incorporated by reference to Exhibit 10(n) to SSCC's Annual Report on Form 10-K for the fiscal year ended December 31, 1998 (File No. 1-3439)).
10.7(b)
First Amendment of the Smurfit-Stone Container Corporation 1998 Long-Term Incentive Plan (incorporated by reference to Exhibit 10.2 to SSCC's Quarterly Report on Form 10-Q for the quarter ended September 30, 1999 (File No. 0-23876) ).
10.8	Forms of Employment Security Agreements (incorporated by reference to Exhibit 10(h) to SSCC's Registration Statement on Form S-4 (File No. 333-65431)).
10.9(a)
Purchase and Sale Agreement, effective as of July 28, 1999, between Rayonier, Inc. and JSC(U.S.) (incorporated by reference to Exhibit 2.1 to JSCE's Current Report on Form 8-K dated October 25, 1999 (File No. 0-11951) ).
10.9(b)
First Amendment to Purchase and Sale Agreement, dated October 21, 1999, between Rayonier, Inc. and JSC(U.S.) (incorporated by reference to Exhibit 2.2 to JSCE's Current Report on Form 8-K dated October 25, 1999 (File No. 0-11951)).
10.10	Employment Agreement of Ray M. Curran (incorporated by reference to Exhibit 10.27 to SSCC's Annual Report on Form 10-K for the fiscal year ended December 31, 1999 (File No. 0-23876)).
10.11
Consulting Agreement, dated as of January 4, 2002, by and between Ray M. Curran and SSCC (incorporated by reference to Exhibit 10.25 to SSCC's Annual Report on Form 10-K for the fiscal year ended December 31, 2001 (File No. 0-23876)).
10.12
Letter Agreement dated January 4, 2002 by and between Ray M. Curran and SSCC (incorporated by reference to Exhibit 10.26 to SSCC's Annual Report on Form 10-K for the fiscal year ended December 31, 2001 (File No. 0-23876) ).

10.13	Employment Agreement of Patrick J. Moore (incorporated by reference to Exhibit 10.28 to SSCC's Annual Report on Form 10-K for the fiscal year ended December 31, 1999 (File No. 0-23876)).
10.14	First Amendment to Employment Agreement of Patrick J. Moore (incorporated by reference to SSCC's Annual Report on Form 10-Q for the quarter ended September 30, 2002 (File No. 0-23876)).
10.15
Restricted Stock Unit Agreement dated as of January 4, 2002 by and between SSCC and Patrick J. Moore (incorporated by reference to SSCC's Quarterly Report on Form 10-Q for the quarter ended September 30, 2002 (File No. 0-23876) ).
10.16	Employment Agreement of William N. Wandmacher (incorporated by reference to Exhibit 10.31 to SSCC's Annual Report on Form 10-K for the fiscal year ended December 31, 2000 (File No. 0-23876)).
10.17	Employment Agreement of F. Scott Macfarlane (incorporated by reference to Exhibit 10.32 to SSCC's Annual Report on Form 10-K for the fiscal year ended December 31, 2000 (File No. 0-23876)).
12.1	Computation of Ratios of Earnings to Fixed Charges.
23.1	Consent of Ernst & Young LLP.
23.2	Consent of Winston & Strawn (included in Exhibit 5.1).
24	Powers of Attorney (included on the signature pages hereto).
25.1	Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of The Bank of New York relating to the Indenture and the issuance of the Company's 8 1/4% Senior Notes due 2012.
99.1	Form of Letter of Transmittal.
99.2	Form of Notice of Guaranteed Delivery.
99.3	Form of Instruction to Registered Holder and/or Depository Trust Company Participant from Beneficial Owner.

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TABLE OF CONTENTS
INCORPORATION OF DOCUMENTS BY REFERENCE
SUMMARY
THE EXCHANGE OFFER
THE REGISTERED NOTES
JEFFERSON SMURFIT CORPORATION (U.S.)
RISK FACTORS
SUMMARY FINANCIAL DATA
RISK FACTORS
USE OF PROCEEDS
CAPITALIZATION
SELECTED CONSOLIDATED FINANCIAL DATA
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
THE EXCHANGE OFFER
BUSINESS
MANAGEMENT
EXECUTIVE COMPENSATION
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
DESCRIPTION OF THE NOTES
DESCRIPTION OF CERTAIN INDEBTEDNESS
CERTAIN UNITED STATES FEDERAL TAX CONSIDERATIONS
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
INDEX TO FINANCIAL STATEMENTS
REPORT OF INDEPENDENT AUDITORS
JSCE, INC. CONSOLIDATED BALANCE SHEETS
JSCE, INC. CONSOLIDATED STATEMENTS OF OPERATIONS
JSCE, INC. CONSOLIDATED STATEMENTS OF STOCKHOLDER'S EQUITY (DEFICIT)
JSCE, INC. CONSOLIDATED STATEMENTS OF CASH FLOWS
JSCE, INC. NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Tabular amounts in millions)
JSCE, INC. SCHEDULE II—VALUATION AND QUALIFYING ACCOUNTS AND RESERVES (In millions)
JSCE, INC. CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
JSCE, INC. CONSOLIDATED BALANCE SHEETS
JSCE, INC. CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
JSCE, INC. Notes to Consolidated Financial Statements (Tabular amounts in millions)
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
SIGNATURES
SIGNATURES